As filed with the Securities and Exchange Commission on February 7, 2020.

Registration No.333-235538

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOMO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3842	47-0944526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor

Cambridge, Massachusetts 02142 (617) 996-9058

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Paul R. Gudonis

President and Chief Executive Officer Myomo, Inc.

One Broadway, 14th Floor Cambridge, Massachusetts 02142

(617) 996-9058

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Mitchell S. Bloom, Esq. James Xu, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Paul R. Gudonis President and Chief Executive Officer Myomo, Inc. One Broadway, 14th Floor Cambridge, Massachusetts 02142 (617) 996-9058	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, or the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share(2)
Investor warrants to purchase common stock(2)		(4)
Common stock, $0.0001 par value per share, underlying the investor warrants to purchase common stock(5)
Pre-funded warrants to purchase common stock(2)		(4)
Common stock, $0.0001 par value per share, underlying the pre-funded warrants to purchase common stock(5)
Underwriter warrant(3)		(4)
Common stock, $0.0001 par value per share, underlying the underwriter warrant(5)
Total	$15,524,425	$2,015.07(6)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes offering price of any additional shares of common stock and warrants that the underwriters have an option to purchase to cover over-allotments, if any.
(3)

Represents an underwriter warrant to purchase up to an aggregate of 5% of the shares of common stock and the shares of common stock underlying the warrants sold in this offering, at an exercise price equal to the combined public offering price per share of common stock and related warrant paid by investors in the offering. The underwriter warrant is exercisable six months from the date of issuance and will expire five years from the date of issuance. Resales of the shares issuable upon exercise of the underwriter warrant on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. See “Underwriting.”

(4)	No fee required pursuant to Rule 457(g).
(5)

Pursuant to Rule 416 under the Securities Act, there are also being registered such additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated February 7, 2020

PROSPECTUS

551,000 Shares of Common Stock

Warrants to Purchase up to 551,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 551,000 Shares of Common Stock

We are offering 551,000 shares of common stock and warrants to purchase up to 551,000 shares of common stock, which we refer to as “investor warrants.” Each share of our common stock is being sold with one investor warrant to purchase one share of our common stock, at an assumed combined offering price of $24.5000 per share of common stock and accompanying investor warrant (the last reported sale price of our common stock on the NYSE American on February 5, 2020), representing an offering price of $24.49 per share of common stock and $0.01 per accompanying one investor warrant. The investor warrants are exercisable from and after the date of their issuance and expire on the fifth anniversary of such date, at an exercise price per whole share of common stock equal to 110% of the combined public offering price per share of common stock and related investor warrant in this offering. The shares of common stock and investor warrants will be issued separately.

We are also offering to those investors whose purchase of the common stock and investor warrants described above in this offering would result in such investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the common stock and investor warrants that would otherwise result in their ownership exceeding their threshold, pre-funded warrants to purchase one share of our common stock, which we refer to as pre-funded warrants. Each full pre-funded warrant is being sold with one investor warrant to purchase one share of our common stock, at an assumed combined offering price of $24.4999 per pre-funded warrant and accompanying investor warrant (the last reported sale price of our common stock on the NYSE American on February 5, 2020), representing an offering price of $24.4899 per pre-funded warrant and $0.01 per accompanying one investor warrant. The pre-funded warrants and investor warrants will be issued separately.

Each pre-funded warrant to purchase shares of common stock will be immediately exercisable and will be exercisable until the pre-funded warrant is exercised in full. The exercise price of each pre-funded warrant will be pre-paid, except for a nominal exercise price of $0.0001 per share of common stock, upon issuance of the pre-funded warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.0001 per share) will be required to be delivered to us by the holder upon exercise.

Our common stock is listed on the NYSE American under the symbol “MYO.” The last reported sale price of our common stock on February 5, 2020 was $24.5000 per share. There is no established trading market for any of the investor warrants or the pre-funded warrants and we do not expect a market to develop. We do not intend to apply for a listing for any of the investor warrants or the pre-funded warrants on any national securities exchange. The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

We are an “emerging growth company” federal securities laws and, as such, are subject to reduced public company disclosure standards for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus to read about the factors you should consider before buying our securities.

	Per Share	Per Pre-Funded Warrant	Per Investor Warrant	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1)

We have agreed to reimburse certain expenses of the underwriters. We have also agreed to issue to Roth Capital Partners, LLC., the representative of the underwriters in this offering, a warrant, which we refer to as the underwriter warrant, to purchase up to that number of shares of our common stock that equates to 5.0% of the number of shares of our common stock to be issued and sold in this offering, including the shares of common stock issuable upon the exercise of investor warrants and pre-funded warrants issued to investors in this offering (including shares issuable upon exercise of the over-allotment option described below). See “Underwriting” for a description of the compensation to be received by the underwriters.

Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $125,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no securities in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no securities in this offering.

We have granted the underwriters an option to purchase up to an additional 82,650 shares of common stock and/or investor warrants to purchase up to 82,650 shares of common stock, in any combinations thereof, from us at the public offering price per security less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriters may exercise this option at any time during the 45-day period from the date of this prospectus. See “Underwriting” on page 107 of this prospectus for a description of the over-allotment option.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares, pre-funded and investor warrants to investors against payment on or about February     , 2020.

Sole Book-Running Manager

Roth Capital Partners

Co-Manager

Dougherty & Co. LLC

The date of this prospectus is February     , 2020.

We and the underwriters are offering to sell, and seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this prospectus or in any free writing prospectus that we file with the Securities and Exchange Commission. Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities.

Unless otherwise indicated, data contained in this prospectus concerning the orthotics and prosthetics market and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this prospectus, unless the context indicates otherwise, references to “Myomo,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Myomo, Inc.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our Company discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a commercial stage medical device company in the medical robotics industry, specializing in myoelectric braces, or orthotics, for people with neuromuscular disorders. We develop and market the MyoPro product line. MyoPro is a powered upper limb orthosis designed to help restore function to the weakened or paralyzed arms of adult or adolescent patients, which can include those impacted by cardiovascular accident, or CVA stroke, brachial plexus injury, traumatic brain injury, spinal cord injury, amyotrophic lateral sclerosis, or ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own electromyography, or EMG, signals through non-invasive sensors on the arm, can help improve an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are potentially able to return to work, live independently and reduce their cost of care. It is custom constructed by a qualified professional during a custom fabrication process for each individual user to meet their specific needs. To date, we have been reimbursed by many of the largest commercial health insurers, as well as several state Medicaid plans and more than 40 Veterans Administration, or VA hospitals. As of September 30, 2019, more than 950 units have been delivered to patients or clinical facilities. Recently, we shifted the focus of our marketing efforts toward direct-to-patient marketing and direct billing of the MyoPro to insurers, in addition to our O&P provider channel, which has increased our mix of direct billing patients in our backlog. We believe that this shift, while causing a short-term lag in revenue recognition in the quarter ended September 30, 2019, will lead to higher revenue growth and gross margins in the long-term. During the quarter ended September 30, 2019, our reimbursement pipeline grew by a record 192 MyoPro units as we expanded our direct-to-patient marketing efforts. Our total reimbursement pipeline as of September 30, 2019 stands at 528 MyoPro units, of which direct billing units account for 43%.

Our solution is the MyoPro custom fabricated limb orthosis pictured above. It was originally pioneered in the 1960s, later refined in the labs of the Massachusetts Institute of Technology, or MIT, and made commercially feasible through our efforts. Partial paralysis is severe muscle weakness or loss of voluntary movement in one or more parts of the body. The MyoPro is listed with the Food and Drug Administration, or FDA as a Class II device (powered limb orthosis with biofeedback). We believe it is the only current device able to help neuromuscular-impaired adults and adolescents restore function in weak arms and hands using their own muscle signals. The device consists of a portable arm brace made of a lightweight aerospace metal, and includes advanced signal processing software, non-invasive sensors, and a lightweight battery unit. The product is worn to support the dysfunctional joint and as a functional aid for reaching and grasping, but has also been shown to have therapeutic benefits for some users to increase motor control.

The MyoPro’s control technology utilizes an advanced non-invasive human-machine interface based on non-invasive, patented, EMG control technology that continuously monitors and senses, but does not stimulate, the affected muscles. The patient self-initiates movement through their weakened muscle signals that indicate the intention to move. In addition to supporting the weakened limb, the MyoPro functions as a neuro-muscular prosthetic by helping restore function to the impaired limb similar to a myoelectric prosthetic for an amputee. It is prescribed by physicians and provided by clinical professionals trained to fit these custom fabricated myoelectric elbow-wrist-hand orthoses.

In addition to stroke patients, we believe our technology may be used to help improve upper extremity movement in patients affected by diagnoses such as peripheral nerve injury, spinal cord injury, other neurological disorders, cerebral palsy, muscular dystrophy and traumatic brain injury.

Our strategy is to establish ourselves as the market leader in myoelectric limb orthotics, and to build a set of products, software applications, and value-added services based upon our patented technology platform. We believe the market opportunity for our products is approximately $10 billion in the United States alone and $30 billion worldwide. While we currently focus on upper extremity orthotics, we anticipate that our future products may include devices for the shoulder, leg, knee, and ankle, sized for both adults and children, along with non-medical applications for industrial and military markets.

We are the exclusive licensee of two U.S. patents for the myoelectric limb orthosis device based on technology originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School. We hold a total of 11 issued patents in the U.S. and various countries and have 8 pending patent applications. Our devices are currently referred for patients at leading rehabilitation facilities, including, among others, the Mayo Clinic, Cleveland Clinic, Walter Reed National Military Medical Center, and VA hospitals across the country.

We believe that we are the only upper extremity product available in the market today that can help people afflicted with stroke or other traumatic arm injury to regain use of their arms, so that they may resume many activities of daily living. We have grown our pipeline of potential patients by nearly six times since June 30, 2018, through our direct-to-patient advertising on platforms such as Google and Facebook.

We expect to continue to grow our pipeline of potential candidates for the MyoPro, which could lead to potential revenue growth in 2020 and beyond. Additional growth catalysts include (i) obtaining coverage and allowable fee from the Centers for Medicare and Medicaid Services, or CMS, which would expand our available market opportunity; (ii) introducing of a pediatric version of the MyoPro, which we refer to as the MyoPal, during the first half of 2020, and (iii) continuing international expansion.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•

We have a history of operating losses and our financial statements for the nine months ended September 30, 2019 and the fiscal year ended December 31, 2018 include disclosures regarding there being substantial doubt about our ability to continue as a going concern.

•	We may not have sufficient funds to meet our future capital requirements.

•	We depend on certain patents that are licensed to us. We do not control these patents and any loss of our rights to them could prevent us from manufacturing our products.

•	We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue, and we may not be able to achieve or maintain market acceptance.

•	We depend on a single third party to manufacture the MyoPro and a limited number of third-party suppliers for certain components of the MyoPro.

•	We depend on a related third-party to provide the custom fabrication of the MyoPro.

•	The market for myoelectric braces is new and the rate of adoption is uncertain, and important assumptions about the potential market for our products may be inaccurate.

•	Defects in our products or the software that drives them could adversely affect the results of our operations.

•

We are subject to extensive governmental regulations relating to the design, development, manufacturing, labeling and marketing of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or JOBS Act. We have elected to avail ourselves of this provision of the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of certain new or revised financial accounting standards under §107 of the JOBS Act.

For so long as we continue to be an emerging growth company, we intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of certain new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the Securities and Exchange Commission’s, or Commission’s, rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or chief executive officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or the Securities Act, which includes the registration statement of which this prospectus forms a part, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules, we will continue to qualify as a “smaller reporting company” for so long as we have (i) a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) (A) if we have no public float or a public float of less than $700 million and (B) annual revenues of less than $100 million during our most recently completed fiscal year.

Company and Other Information

We were formed in the State of Delaware on September 1, 2004. Our principal executive office is One Broadway, 14th Floor, Cambridge, Massachusetts 02142. Our telephone number is (877) 736-9666. Our Internet address is www.myomo.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website a part of this prospectus.

We own various U.S. federal trademark registrations, certain foreign trademark registrations and applications, and unregistered trademarks, including the following registered marks referred to in this prospectus: “MyoPro®”, “MYOMO”®. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

THE OFFERING

Common stock offered:	551,000 shares

Common stock to be outstanding after this offering:	1,123,964 shares (or 1,206,614 shares if the underwriters’ option to purchase additional securities is exercised in full, but assuming no exercise of pre-funded warrants or investor warrants to purchase shares of common stock)

Investor warrants offered:	Warrants to purchase up to 551,000 shares of common stock, which will be exercisable during the period commencing on the date of their issuance and ending five years from such date at an exercise price per whole share of common stock equal to 110% of the combined public offering price per share of common stock and related warrant in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Pre-funded warrants offered:	We are also offering to those investors whose purchase of shares of common stock in this offering would result in the investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering the opportunity to purchase, in lieu of shares of our common stock, pre-funded warrants to purchase up to 551,000 shares of our common stock. Each full pre-funded warrant will entitle the holder to purchase one share of common stock. Each pre-funded warrant will have an exercise price of $24.4999 per share will be immediately exercisable and will be exercisable until the pre-funded warrant is exercised in full. The exercise price of the pre-funded warrant will be pre-paid, except for a nominal exercise price of $0.0001 per share of common stock, upon issuance of the pre-funded warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.0001 per share) will be required to be delivered to us by the holder upon exercise. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants. There is currently no market for the pre-funded warrants and none is expected to develop after this offering. We do not intend to list the pre-funded warrants on any national securities exchange or other trading market. See “Description of Securities” for additional information.

Underwriters’ option to purchase additional securities:

We have granted the underwriters a 45-day option to purchase up to an additional 82,650 shares of common stock and/or investor warrants to purchase up to 82,650 shares of common stock, at an exercise price per whole share equal to 110% of the combined public offering price per share of common stock and warrant in this offering, in any combinations thereof, from us at the public offering price per security less the underwriting discounts and commissions, to cover over-allotments, if any, on the same terms as set forth in this prospectus.

Use of proceeds:	We estimate that the net proceeds from the offering will be approximately $12.3 million, based on an assumed offering price of $24.5000 per share of common stock and accompanying one investor warrant (the last reported sale price of our common stock on the NYSE American on February 5, 2020), after deducting underwriting discount and commissions and offering expenses payable by us. If the underwriters exercise their over-allotment option in full to purchase additional securities, we estimate that the net proceeds from this offering will be approximately $14.2 million, based on an assumed offering price of $24.5000 per share of common stock and accompanying one investor warrant (the last reported sale price of our common stock on The NYSE American on February 5, 2020), after deducting underwriting discounts and commissions and offering expenses payable by us. We intend to use these net proceeds, together with our cash and cash equivalents to repay all or a portion of our indebtedness to Chicago Venture Partners, or CVP as required under our term loan with them, or the Term Loan, and for working capital and other general corporate purposes. See “Use of Proceeds” in this prospectus.

NYSE American symbol for common stock:	“MYO”

Risk Factors:	You should carefully read “Risk Factors” beginning on page and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $125,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no securities in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no securities in this offering.

The number of shares of common stock to be outstanding after the offering is based on 572,964 shares of common stock outstanding as of September 30, 2019, and excludes:

•	181,176 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $86.40 per share;

•

551,000 shares issuable upon the exercise of investor warrants in this offering accompanying the shares of common stock and pre-funded warrants sold in this offering, with an exercise price per whole share of common stock equal to 110% of the combined public offering price per share of common stock and related investor warrant in this offering;

•	551,000 shares issuable upon the exercise of pre-funded warrants in this offering, with a nominal exercise price per whole share of common stock equal to $0.0001;

•

55,100 shares issuable upon exercise of the underwriter warrant, with an exercise price equal to 110% of the combined public offering price per share of common stock and related investor warrant in this offering;

•	22,293 shares issuable upon exercise of stock options outstanding under our 2018 Stock Option and Incentive Plan, or the 2018 Plan;

•	12,844 shares issuable upon vesting of restricted stock units, or RSU’s, outstanding under our 2018 Plan;

•

342 shares of unvested restricted stock issued in August 2017 under our 2016 Equity Incentive Plan, with an average per share fair value of $202.50 on the date of grant, which shares were issued with lapsing forfeiture rights extending up to 48 months;

•	16,733 shares reserved for future issuance under our 2018 Plan; and

•

57 shares of common stock to be issued to MIT under our license with MIT, or the MIT License. Under the MIT License, if the combined public offering price per share of common stock and related investor warrant in this offering is less than $110.30, MIT is entitled to additional shares of common stock. A $0.50 decrease in the combined public offering price per share of common stock and related investor warrant in this offering, if below $110.30, will entitle MIT to an additional one share of common stock.

Unless expressly indicated or the context requires otherwise, all information in this prospectus (i) is as of September 30, 2019, (ii) assumes no exercise of outstanding options to purchase common stock, or vesting of RSU’s after September 30, 2019, (iii) give effect to a one-for-30 reverse split of our common stock effective on January 30, 2020, and (iv) gives no effect to the exercise of the underwriters’ option to purchase additional securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment.

Risks Associated with Our Business

We may experience significant fluctuations in our quarterly and annual results.

Fluctuations in our quarterly and annual financial results have resulted and will continue to result from numerous factors, including:

•	timing, number and dollar value of reimbursements of our products by insurance payors;

•	changes in the mix of products we sell;

•	strategic actions by us, such as acquisitions of businesses, products, or technologies;

•	effects of domestic and foreign economic conditions and exchange rates on our industry and/or customers;

•	the divestiture or discontinuation of a product line or other revenue generating activity;

•	the relocation and integration of manufacturing operations and other strategic restructuring;

•	regulatory actions which may necessitate recalls of our products or warning letters that negatively affect the markets for our products;

•	costs incurred by us in connection with the termination of contractual and other relationships, including distributorships;

•	our ability to collect outstanding accounts receivable in selected countries outside of the United States;

•	the expiration or exhaustion of deferred tax assets such as net operating loss carry-forwards;

•	increased product and price competition, due to the regulatory landscape, market conditions or other factors;

•	market reception of our new or improved product offerings; and

•	the loss of any significant customer.

These factors, some of which are not within our control, may cause the price of our common stock to fluctuate substantially. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. We believe quarterly comparisons of our financial results are not always meaningful and should not be relied upon as an indication of our future performance.

We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue, and we may not be able to achieve or maintain market acceptance.

We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue. MyoPro products are relatively new products, and market acceptance and adoption depend on educating people with limited upper extremity mobility and healthcare providers as to the distinct features, ease-of-use, improved quality of life and other benefits of MyoPro systems compared to alternative technologies and treatments. MyoPro products may not be perceived to have sufficient potential benefits compared with these alternatives, which include rehabilitation therapy or amputation with a prosthetic replacement. Also, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend the MyoPro until there is sufficient evidence to convince them to alter the treatment methods they typically recommend. This evidence may include prominent healthcare providers or other key opinion leaders in the upper extremity paralysis community recommending the MyoPro as effective in providing identifiable immediate and long-term health benefits, and the publication of additional peer-reviewed clinical studies demonstrating its value. Additionally, because the MyoPro is a prescription device, patients require the prescription of a healthcare provider to access our products and to have the device reimbursed by insurance.

Achieving and maintaining market acceptance of MyoPro products could be negatively impacted by many other factors, including, but not limited to:

•	lack of sufficient evidence supporting the benefits of MyoPro over competitive products or other available treatment, or lifestyle management to accommodate the disability;

•	patient resistance to wearing an external device or making required insurance co-payments;

•	results of clinical studies relating to MyoPro or similar products;

•	claims that MyoPro, or any component thereof, infringes on patent or other intellectual property rights of third parties;

•	perceived risks associated with the use of MyoPro or similar products or technologies;

•	the introduction of new competitive products or greater acceptance of competitive products;

•	adverse regulatory or legal actions relating to MyoPro or similar products or technologies; and

•	problems arising from the outsourcing of our manufacturing capabilities, or our existing manufacturing and supply relationships.

Any factors that negatively impact sales of MyoPro would adversely affect our business, financial condition and operating results.

We may not be able to obtain third-party payor reimbursement, including reimbursement by Medicare, for our products.

Currently, we are almost entirely dependent on third parties to cover the cost of our products to patients and heavily rely on our distributors’ ability to obtain reimbursement for the cost of our products. If the U.S. Department of Veterans Affairs, or the VA, health insurance companies and other third-party payors do not provide adequate coverage or reimbursement for our products, then our sales will be limited to clinical facilities and individuals who can pay for our devices without reimbursement. To our knowledge, in the year ended December 31, 2019, fewer than 15 units have been self-paid or funded by non-profit foundations. Some commercial health insurance plans have published statements that they will not cover the cost of the MyoPro for their members, so we have conducted and will continue to conduct appeals for patients covered by such policies to obtain payment authorizations on a case-by-case basis. In the event we are unsuccessful in obtaining coverage and adequate reimbursement for our products from third-party payors, our sales will be significantly constrained. Currently, reimbursement for the cost of our products is obtained primarily on a case-by-case basis until such time, if any, we obtain broad coverage policies with Medicare and third-party payors. There can be no assurance that we will be able to obtain these broad coverage policies.

In connection with Medicare reimbursement, we have filed the application for a unique Healthcare Common Procedure Coding System, or HCPCS, code applicable to our product line. We received a preliminary decision on our application in May 2018 and in November 2018 we announced that the Centers for Medicare and Medicaid Services, or CMS, had published two new codes pursuant to our application for HCPCS codes, which became effective in January 1, 2019. However, at this time, CMS has not released coverage criteria or the allowed charge amount for the two new codes. We cannot make any assurance that the amount of reimbursement, if any, to be approved will be sufficient to provide a reasonable profit to us or to our distributors, that the receipt of these codes would result in appropriate coverage and payment terms or otherwise lead to any greater access to our products or reimbursement for such products. We are currently awaiting a decision by CMS on coverage policy and allowable fee for the MyoPro; however, there is no specific timetable or guarantee that CMS will in fact issue such coverage and payment guidelines. In addition, decisions by CMS or other governmental payors on whether and to what extent they would cover our products, as well as decisions on what basis they would cover our products, whether as outright purchases by patients or on a rental basis, may impact similar coverage decisions by private payors that may follow the decisions by governmental payors.

Reimbursement amounts, whether on a case-by-case basis or pursuant to broader coverage policies, which may be established in the future, may be insufficient to permit us to generate sufficient gross margins to allow us to operate on a profitable basis. Third-party payors also may deny coverage, limit reimbursement or reduce their levels of payment, or our costs of production may increase faster than increases in reimbursement levels. In addition, we may not obtain coverage and reimbursement approvals in a timely manner. Our failure to receive such approvals would negatively impact market acceptance of MyoPro.

We depend on a single third party to manufacture the MyoPro and a limited number of third-party suppliers for certain components of the MyoPro.

While we are the manufacturer of record with the U.S. Food and Drug Administration, or the FDA, for the MyoPro device we sell, we have contracted with Cogmedix, Inc., or Cogmedix, a contract manufacturer with expertise in the medical device industry, for the contract manufacture of all of our products and the sourcing of all of our components and raw materials. Pursuant to this contract, Cogmedix manufactures the MyoPro pursuant to our specifications at its facility in West Boylston, Massachusetts. As the manufacturer of the MyoPro, we ultimately remain responsible to the FDA for overseeing Cogmedix’s manufacturing activities to ensure that they conform with product specifications and applicable laws and regulations, including FDA’s good manufacturing practice requirements for medical devices. Any failure to effectively oversee the regulatory compliance of the product and contract manufacturing activities by Cogmedix can lead to potential enforcement actions, including civil or criminal liabilities, as well as recalls with the FDA. We may terminate our relationship with Cogmedix at any time upon sixty (60) days’ written notice. For our business strategy to be successful, Cogmedix must be able to manufacture our products in sufficient quantities, and to source raw materials and components, in compliance with regulatory requirements and quality control standards, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. Increases in our product sales, whether forecasted or unanticipated, could strain the ability of Cogmedix to manufacture an increasingly large supply of our current or future products in a manner that meets these various requirements. In addition, although we are not restricted from engaging an alternative manufacturer, the process of moving our manufacturing activities would be time consuming and costly, and may limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business. Further, any new contract manufacturer would need to be compliant with FDA regulations and International Organization for Standardization, or ISO, standard 13485.

We also rely on third-party suppliers, some of which contract directly with Cogmedix, to supply certain components of the MyoPro products. Cogmedix does not have long-term supply agreements with most of their suppliers and, in many cases, makes purchases on a purchase order basis. We do not have any long-term supply agreement directly with Cogmedix’s suppliers. Our ability and Cogmedix’s ability to secure adequate quantities of such products may be limited. Suppliers may encounter problems that limit their ability to manufacture components for our products, including financial difficulties or damage to their manufacturing equipment or facilities. If we, or Cogmedix, fail to obtain sufficient quantities of high-quality components to meet demand on a timely basis, or fail to effectively oversee the regulatory compliance of the supply chain, we could face regulatory enforcement, have to conduct recalls, lose customer orders, our reputation may be harmed, and our business could suffer.

Cogmedix generally uses a small number of suppliers for the MyoPro products. Depending on a limited number of suppliers exposes us to risks, including limited control over pricing, availability, quality and delivery schedules. If any one or more of our suppliers ceases to provide sufficient quantities of components in a timely manner or on acceptable terms, Cogmedix would have to seek alternative sources of supply. It may be difficult to engage additional or replacement suppliers in a timely manner. Failure of these suppliers to deliver products at the level our business requires would limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business. Cogmedix also may have difficulty obtaining similar components from other suppliers that are acceptable to the FDA or other regulatory agencies, and the failure of Cogmedix’s suppliers to comply with strictly enforced regulatory requirements could expose us to regulatory action including warning letters, product recalls, termination of distribution, product seizures or civil penalties. It could also require Cogmedix to cease using the components, seek alternative components or technologies and we could be forced to modify our products to incorporate alternative components or technologies, which could result in a requirement to seek additional regulatory approvals. Any disruption of this nature or increased expenses could harm our commercialization efforts and adversely affect our operating results.

We also rely on a limited number of suppliers for the batteries used by the MyoPro and do not maintain any long-term supply agreement with respect to batteries. If we fail to obtain sufficient quantities of batteries in a timely manner, our reputation may be harmed and our business could suffer.

We depend on a related third-party to provide the custom fabrication of the MyoPro.

Currently, we rely on Geauga Rehabilitation Engineering, Inc., or GRE, a small, privately held firm in Chardon, Ohio, to provide custom fabrication services for all MyoPro orders. GRE also provides product development support for the development and prototyping of new MyoPro product designs. GRE is owned by Jonathan Naft, a Myomo executive. However, another member of the GRE management team oversees the fabrication contract that we have entered into for these services which is at arm’s-length. While we are seeking other fabrication partners for the MyoPro, GRE is currently the only provider of MyoPro fabrication services, and our business may be negatively impacted by any difficulties GRE has with its suppliers, operating facilities, trained personnel, and any financial issues. In the event GRE fails to fulfill our orders in a timely manner, then we may terminate our contract. In addition, Mr. Naft’s employment with us is at-will and there can be no assurance that we can retain his services to us. If our relationship with GRE or with Mr. Naft were terminated, we might have difficulty finding a replacement for GRE’s services, in particular, with respect to GRE’s prototyping services. This could result in an adverse impact on our business and financial condition.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Since inception through December 31, 2019, we have shipped approximately 1,000 units for use by patients at home and at clinical facilities. Our latest product line, the MyoPro, was introduced to the market in fiscal year 2012 and we have shipped more than 600 units since such time. As a result, we have a limited operating history. It is difficult to forecast our future results based upon our historical data. Because of the uncertainties related to our limited historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses.

We have a history of operating losses and our financial statements for September 30, 2019 and December 31, 2018 include disclosures regarding there being substantial doubt about our ability to continue as a going concern.

We have a history of losses since inception. For the nine months ended September 30, 2019, we incurred a net loss of approximately $8.0 million, and for the year ended December 31, 2018, we incurred a net loss of approximately $10.3 million. At September 30, 2019, we had an accumulated deficit of approximately $53.4 million. We expect to continue to incur operating and net losses for the foreseeable future as we expand our sales and marketing efforts, invest in product development and establish the necessary administrative functions to support our growing operations and being a public company. Our losses in future periods may be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in increases in our revenues, which would further increase our losses. Our cash and cash equivalents balance at September 30, 2019 was approximately $4.3 million, which includes net proceeds from a public offering of our common stock completed in February 2019 of approximately $5.6 million, but excludes the net proceeds from the Term Loan. Despite the successful public offering and the Term Loan closing, we do not expect that existing cash and net proceeds from the offering and Term Loan will be sufficient to fund our operations for the twelve months from the filing date of this prospectus. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern, as disclosed in the notes to the financial statements for the nine months ended September 30, 2019 and the year ended December 31, 2018. Although our financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our company

We may not have sufficient funds to meet our future capital requirements.

We have cash and cash equivalents of approximately $4.3 million at September 30, 2019. We will need additional capital and we may be unable to obtain additional funds on reasonable terms, or at all. Our ability to secure financing and the cost of raising such capital are dependent on numerous factors, including general economic and capital markets conditions, credit availability from lenders, investor confidence and the existence of regulatory and tax incentives that are conducive to raising capital. Uncertainty in the financial markets has caused banks and financial institutions to decrease the amount of capital available for lending and has significantly increased the risk premium of such borrowings. In addition, such turmoil and uncertainty has significantly limited the ability of companies to raise funds through the sale of equity or debt securities. If we are unable to raise additional funds, we may need to delay, modify or abandon some or all of our business plans or cease operations. If we raise funds through the issuance of debt, the amount of any indebtedness that we may raise in the future may be substantial, and we may be required to secure such indebtedness with our assets and may have substantial interest expenses. If we default on any future indebtedness, our lenders could declare all outstanding principal and interest to be due and payable and our secured lenders may foreclose on the facilities securing such indebtedness. The incurrence of indebtedness could require us to meet financial and operating covenants, which could place limits on our operations and ability to raise additional capital, decrease our liquidity and increase the amount of cash flow required to service our debt. If we raise funds through the issuance of equity securities, such issuance could result in dilution to our stockholders and the newly issued securities may have rights senior to those of the holders of our common stock.

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and to raise additional capital to meet our obligations. Based on our current operating plan, we anticipate that our existing cash and cash equivalents may not be sufficient to enable us to maintain our currently planned operations beyond the next twelve months from the filing date of these financial statements.

Our operating activities may be restricted as a result of covenants related to the outstanding indebtedness under our Term Loan and we may be required to repay the outstanding indebtedness in an event of default, which could have a materially adverse effect on our business.

In October 2019, we entered into a Note Purchase Agreement, Senior Note and Security Agreement, or collectively, the Term Loan with CVP. Under the Term Loan, we received gross proceeds of $3.0 million, excluding fees and expenses. Including an original issue discount, we will repay CVP $3.3 million. The Term Loan bears interest at a rate of 10% and matures 18 months from the closing date. Monthly redemptions of up to $300,000 begin six months from the closing date, with the actual amount to be determined by CVP. CVP has granted us an option to defer up to three redemption payments. If we elect to defer any payments, we will pay

CVP a fee that is the greater of (i) $35,000, or (ii) 1%, 1.25% and 1.5% of the outstanding balance for each deferral, respectively, which shall be added to the outstanding balance. The Term Loan is secured all of our assets, excluding intellectual property.

The Term Loan subjects us to various customary covenants, including requirements relating to our ability to incur certain types of liens on our property, including our intellectual property, restrictions on future financing transactions without CVP’s prior written consent, and restrictions on our ability to pay dividends. Our ability to operate our business may be adversely affected by these restrictions.

Additionally, we are required to repay 50% of the outstanding balance with any proceeds from an equity offering, including this offering and may be required to repay the outstanding indebtedness under the Term Loan if an event of default occurs. Events of default include (i) the failure to repay the Term Loan at maturity; (ii) the failure to make monthly redemption payments; (iii) the failure to make timely filings to the SEC; (iv) the failure to obtain CVP’s prior consent to enter into a fundamental transaction, and (v) conditions of insolvency, receivership and bankruptcy filings. Upon the occurrence of an event of default, the outstanding balance shall immediately increase to up to 125% of the outstanding balance. As described in the Term Loan, upon the occurrence of certain events of default, the outstanding balance will become automatically due and payable, and upon the occurrence of other events of default, CVP may declare the outstanding balance immediately due and payable at such time or at any time thereafter. After the occurrence of an event of default, interest on the Term Loan will accrue at a rate per annum of 18%, or such lesser rate as permitted under applicable law. We may not have enough available cash or be able to raise additional funds through equity or debt financings to repay such indebtedness at the time such payments are due, including an event of default. If our available cash and capital resources are insufficient to allow us to make required payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt.

The industries in which we operate are highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

Industrial and medical robotics is characterized by intense competition and rapid technological change, and we will face competition on the basis of product features, clinical outcomes, price, services and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, and have greater financial, marketing and other resources than we do or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position will depend on multiple complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory clearances or approvals, if necessary, for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies for disease states that may be delivered without a medical device. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances, and upon our ability to successfully implement our marketing strategies and execute our research and development plans.

We utilize distributors who are free to market products that compete with the MyoPro, and we rely on these distributors to market and promote our products in accordance with their FDA listings, select appropriate patients and provide adequate follow-on care.

We rely on our relationships with qualified orthotics and prosthetics, or O&P providers, the VA and our distribution arrangements to market and sell our products. We believe that a meaningful percentage of our sales will continue to be generated through these channels in the future. However, none of these partners are required to sell or provide our products exclusively. If a key independent O&P provider were to cease to distribute our products, our sales could be adversely affected. In such a situation, we may need to seek alternative independent providers or increase our reliance on our other independent providers or our direct field representatives, which may not prevent our sales from being adversely affected. Additionally, to the extent that we enter into additional arrangements with independent distributors to perform sales, marketing, or distribution services, the terms of the arrangements could cause our profit margins to be lower than if we directly marketed and sold our products.

If these independent O&P providers or distributors do not follow our inclusion/exclusion criteria for patient selection or do not provide adequate follow-on care, then our reputation may be harmed by patient dissatisfaction. This could also lead to product returns and adversely affect our financial condition. When issues with distributors have arisen in the past, we have supplied additional training and documentation and/or ended the distributor relationship.

The sales and marketing of medical devices is under increased scrutiny by the FDA and other enforcement bodies. If our sales and marketing activities fail to comply with FDA regulations, such as regulations for the labeling and advertising of our products, or other applicable laws, we may be subject to warnings or enforcement actions from the FDA or other enforcement bodies. For example, we are restricted from promoting our products for any use that is beyond the scope of their applicable FDA classification regulation. Such promotion could result in enforcement action by the FDA, which may include, but is not limited to untitled letters or warning letters, injunctions, recall or seizure of our products, and imposition of FDA’s premarket clearance or approval requirements.

The market for myoelectric braces is new and the rate of adoption is uncertain, and important assumptions about the potential market for our products may be inaccurate.

The market for myoelectric braces, or orthotics, is new and the rate of adoption is uncertain. Our estimates of market size are derived from statistics regarding the number of individuals with paralysis, but not necessarily limited to their upper extremities. Accordingly, it is difficult to predict the future size and rate of growth of the market. We cannot be certain whether the market will continue to develop or if orthotics will achieve and sustain a level of market acceptance and demand sufficient for us to continue to generate revenue and achieve profitability.

Limited sources exist to obtain reliable market data with respect to the number of mobility-impaired individuals and the occurrence of upper extremity paralysis in our target markets. In addition, there are no third-party reports or studies regarding what percentage of those with upper extremity paralysis would be able to use orthotics in general, or our current or planned future products in particular. In order to use our current products marketed to those with upper extremity paralysis, users must meet a set of inclusion criteria and not have a medical condition which disqualifies them from being an appropriate candidate. Future products for those with upper extremity paralysis may have the same or other restrictions. Our business strategy is based, in part, on our estimates of the number of upper extremity impaired individuals and the incidence of upper extremity injuries in our target markets and the percentage of those groups that would be able to use our current and future products. Our assumptions and estimates may be inaccurate and may change.

If the upper extremity orthotics market fails to develop or develops more slowly than we expect, or if we have relied on sources or made assumptions or estimates that are not accurate, our business could be adversely affected.

In addition, because we operate in a new market, the actions of our competitors could adversely affect our business. Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the market on the whole. Further, adverse regulatory findings or reimbursement-related decisions with respect to other products could negatively impact the entire market and, accordingly, our business.

We may receive a significant number of warranty claims or our MyoPro may require significant amounts of service after sale.

Sales of MyoPro products generally include a three-year warranty for parts and labor, other than for normal wear and tear. As the number and complexity of the features and functionalities of our products increase, we may experience a higher level of warranty claims. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated expenditures for parts and services, which could have a material adverse effect on our operating results.

Defects in our products or the software that drives them could adversely affect the results of our operations.

The design, manufacture and marketing of the MyoPro products involve certain inherent risks. Manufacturing or design defects, unanticipated use of the MyoPro, or inadequate disclosure of risks relating to the use of MyoPro products can lead to injury or other adverse events. In addition, because the manufacturing of our products is outsourced to Cogmedix, we may not always be aware of manufacturing defects that could occur and corrective or preventive actions implemented by Cogmedix may not be effective at resolving such defects. Such adverse events could lead to recalls or safety alerts relating to MyoPro products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of MyoPro products from the market. A recall could result in significant costs. To the extent any manufacturing defect occurs, our agreement with Cogmedix contains a limitation on Cogmedix’s liability, and therefore we could be required to incur the majority of related costs. Our agreement with GRE does not contain a similar limitation of liability; however, a defect in connection with the fabrication of our products may result in significant costs in connection with lawsuits or refunds. Product defects or recalls could also result in negative publicity, damage to our reputation or, in some circumstances, delays in new product approvals.

MyoPro users may not use MyoPro products in accordance with safety protocols and training, which could enhance the risk of injury. Any such occurrence could cause delay in market acceptance of MyoPro products, damage to our reputation, additional regulatory filings, product recalls, increased service and warranty costs, product liability claims and loss of revenue relating to such hardware or software defects.

The medical device industry has historically been subject to extensive litigation over product liability claims. We have not been subject to such claims to date, but we may become subject to product liability claims alleging defects in the design, manufacture or labeling of our products in the future. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or in adequate amounts.

While there is long-term clinical data supporting the safety of our existing MyoPro products, updates to our products inherently have uncertain safety risks as they enter the market.

While clinical data have established the safety of MyoPro products, our products undergo periodic updates for various reasons, including performance and reliability improvements and cost reductions. Because MyoPro users generally do not have feeling in their upper extremities, they may not immediately notice adverse effects from updates to the MyoPro, which could exacerbate their impact. If MyoPro products are shown to present new risks or to be unsafe or cause such unforeseen effects in the future, our business and reputation could be harmed, including through field corrections, withdrawals, removals, mandatory product recalls, suspension or withdrawal of FDA registration, significant legal liability or harm to our business reputation.

We may enter into collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships with third parties that may not result in the development of commercially viable products or the generation of significant future revenues.

In the ordinary course of our business, in the future we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships to develop the MyoPro and to pursue new markets. We are selling the MyoPro in several European countries, as well as countries such as Australia and Chile. In 2019, we announced our intention to enter to technology licenses for the manufacturing and distribution of the MyoPro in international markets, including the Asia Pacific market, and we are continuing to pursue a potential license. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, proposing, negotiating and implementing collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships may be a competitive lengthy and complex process. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Any delays in entering into new strategic partnership agreements related to our products could delay the development and commercialization of our products in certain geographies, which would harm our business prospects, financial condition and results of operations.

If we pursue collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships, we may not be able to consummate them, or we may not be in a position to exercise sole decision decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators. Our collaborators may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. Any such disputes could result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements.

If we fail to properly manage our anticipated growth, our business could suffer.

As we expand the number of locations which provide the MyoPro products, including future planned international distribution, we expect that it will place significant strain on our management team and on our financial resources. Failure to manage our growth effectively could cause us to misallocate management or financial resources and result in losses or weaknesses in our infrastructure, systems, processes and controls, which could materially adversely affect our business. Additionally, our anticipated growth will increase the demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance.

Moreover, there are significant costs and risks inherent in selling our products in international markets, including: (a) time and difficulty in building a widespread network of distribution partners; (b) increased shipping and distribution costs, which could increase our expenses and reduce our margins; (c) potentially lower margins in some regions; (d) longer collection cycles in some regions; (e) compliance with foreign laws and regulations; (f) compliance with anti-bribery, anti-corruption, and anti-money laundering laws, such as the Foreign Corrupt Practices Act and the Office of Foreign Assets Control regulations, by us, our employees, and our business partners; (g) currency exchange rate fluctuations and related effects on our results of operations; (h) economic weakness, including inflation, or political instability in foreign economies and markets; (i) compliance with tax, employment, immigration, and labor laws for employees living or traveling abroad; (j) workforce uncertainty in countries where labor unrest is more common than in the United States; (k) business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters, including earthquakes, typhoons, floods and fires; and (l) other costs and risks of doing business internationally, such as new tariffs which may be imposed.

These and other factors could harm our ability to implement planned international operations and, consequently, harm our business, results of operations, and financial condition. Further, we may incur significant operating expenses as a result of our planned international expansion, and it may not be successful. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in new markets. We may also encounter difficulty expanding into international markets because of limited brand recognition, leading to delayed or limited acceptance of our products by patients in these markets. Accordingly, if we are unable to expand internationally or manage our international operations successfully, we may not achieve the expected benefits of this expansion and our financial condition and results of operations could be harmed.

We depend on the knowledge and skills of our senior management.

We have benefited substantially from the leadership and performance of our senior management and other key employees. We do not carry key person insurance. Our success will depend on our ability to retain our current management and key employees. Competition for these key persons in our industry is intense and we cannot guarantee that we will be able to retain our personnel. The loss of the services of certain members of our senior management or key employees could prevent or delay the implementation and completion of our strategic objectives or divert management’s attention to seeking qualified replacements.

We may seek to grow our business through acquisitions of complementary products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business, could have a material adverse effect on our business, financial condition and operating results.

From time to time, we may consider opportunities to acquire other products or technologies that may enhance our products or technology or advance our business strategies. Potential acquisitions involve numerous risks, including:

•	problems assimilating the acquired products or technologies;

•	issues maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with acquisitions;

•	diversion of management’s attention from our existing business;

•	risks associated with entering new markets in which we have limited or no experience; and

•	increased legal and accounting costs relating to the acquisitions or compliance with regulatory matters.

We have no current commitments with respect to any acquisition and no current plans to seek acquisitions; however, depending on industry and market conditions, we may consider acquisitions in the future. If we do proceed with acquisitions, we do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired products or technologies. Our potential inability to integrate any acquired products or technologies effectively may adversely affect our business, operating results and financial condition.

Risks Related to Government Regulation

We are subject to extensive governmental regulations relating to the design, development, manufacturing, labeling and marketing of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market.

Our products are regulated as medical devices in the United States under the Federal Food, Drug, and Cosmetic Act, or FFDCA, as implemented and enforced by the FDA. Under the FFDCA, medical devices are classified into one of three classes–Class I, Class II or Class III–depending on the degree of risk associated with the medical device, what is known about the type of device, and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA pre-market review. This determination is required prior to marketing the device. See “Business — Government Regulation.”

In 2012, we listed the MyoPro device as a Class I, 510(k)-exempt, limb orthosis with the FDA. From time to time, the FDA may disagree with the classification regulation under which a registrant lists their device. For example, the FDA may disagree with a registrant’s determination to classify their device as a Class I medical device. Instead, the FDA may determine the device to be a Class II or Class III device requiring the submission of a premarket notification, or 510(k), or a premarket approval, or PMA, application for premarket clearance or approval. As the FDA is now giving more attention to the differentiated performance of myoelectric controlled orthotics, we recently elected to change our device listing to be under a Class II classification regulation for biofeedback devices. Under the classification regulation, we believe our device remains 510(k)-exempt as a prescription battery powered external limb orthosis that is indicated for functional improvement are generally 510(k)-exempt under the classification regulation. In the event that the FDA determines that our devices, whether by functionality or marketing claims, exceed the limitations on 510(k)-exemption such that premarket clearance or approval is required (i.e., that our device is intended for a use different from the intended use of a legally marketed device in the generic type of device under the applicable classification regulation or that our modified device operates using a different fundamental scientific technology than such a legally marketed device), should be classified as Class II devices or Class III devices requiring premarket clearance or approval, or should FDA decide to reclassify our device as a Class II or Class III device requiring premarket clearance or approval, we could be precluded from marketing our devices for clinical use within the U.S. for months or longer depending on the requirements of the classification. Obtaining premarket clearance or approval could significantly increase our regulatory costs, including expense associated with required pre-clinical (animal) and clinical (human) trials, more extensive mechanical and electrical testing and other costs.

We are registered with the FDA as a manufacturer for medical devices. We are also subject to regulation by foreign governmental agencies in connection with international sales. The agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical device products. Following the introduction of a product, the governmental agencies will periodically review our product development methodology, quality management systems, and product performance. We are under a continuing obligation to ensure that all applicable regulatory requirements, such as the FDA’s medical device good manufacturing practice / Quality System Regulation, or QSR, requirements and the FDA’s medical device reporting requirements for certain device-related adverse events and malfunction, continue to be met. Our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the QSR, and comparable foreign regulations.

The process of complying with the applicable QSR, medical device reporting, and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of the MyoPro. If the FDA determines that we fail to comply with applicable regulatory requirements, they may issue an inquiry or an untitled or warning letter with one or more citations of non-compliance. These inquiries or letters, if not closed promptly, can result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Similarly, if we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk that we and other companies in our industry are facing.

In addition, governmental agencies of the United States or other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register the MyoPro once it is already on the market or otherwise impact our ability to market the MyoPro in the US or other countries. The process of complying with these governmental regulations can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of the MyoPro. For instance, the FDA may issue mandates, known as 522 orders, requiring us to conduct post-market surveillance studies of our devices. Failure to comply could result in enforcement of the FFDCA against us or our products including an agency request that we recall our MyoPro products.

Our relationships with healthcare providers and physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

We are subject to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, which may constrain the business or financial arrangements and relationships through which we sell, market and distribute our products. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry (e.g. healthcare providers, physicians and third-party payors), are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. We are also subject to patient information and privacy and security regulation by both the federal government and the states and foreign jurisdictions in which we conduct business. The applicable federal, state and foreign healthcare laws and regulations laws that may affect our ability to operate include, but are not limited to:

•

the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

•

federal civil and criminal false claims laws, including the False Claims Act, or FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. DME companies that submit claims directly to payors may also be liable under the FCA for the direct submission of such claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

•

the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transferring of renumeration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

•

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

•

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose, among other things, requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•

the federal Physician Payment Sunshine Act, created under the Patient Protection and Affordable Care Act, and its implementing regulations, which require manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services, or HHS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers and;

•

analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers or patients; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and local laws that require the licensure of sales representatives; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; data privacy and security laws and regulations in foreign jurisdictions that may be more stringent than those in the United States (such as the European Union, which adopted the General Data Protection Regulation, which will become effective in May 2018); state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts; and state laws related to insurance fraud in the case of claims involving private insurers.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies often scrutinize interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from the business.

The failure to comply with any of these laws or regulatory requirements subject entities to possible legal or regulatory action. Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities, could, despite efforts to comply, be subject to challenge under one or more of such laws. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. Depending on the circumstances, failure to meet applicable regulatory requirements can result in civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in federal and state funded healthcare programs, contractual damages, reputational harm and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Any action for violation of these laws, even if successfully defended, could cause us to incur significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. In addition, the commercialization of any of our products outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

If we or our third-party manufacturers or key suppliers fail to comply with the FDA’s Quality System Regulation, our manufacturing operations could be interrupted.

Our key suppliers are also required to comply with the FDA’s QSR which covers the methods and documentation of the production, control, quality assurance, labeling, packaging, storage and shipping of our products. Cogmedix, our electromechanical kit manufacturer, and other key suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process with respect to the market for our products abroad.

We continue to monitor our quality management with our third-party manufacturers and suppliers to improve our overall level of compliance. Our facilities and those of our third-party manufacturers and key suppliers are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the QSR and comparable foreign regulations. If the facilities of our third-party manufacturers and suppliers are found to be in violation of applicable laws and regulations, or if our third-party manufacturers and suppliers fail to take satisfactory corrective action in response to an adverse inspection, the regulatory authority could take enforcement action, including any of the following sanctions:

•	untitled letters, warning letters, Form 483 findings (results from quality system inspections), fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement or refunds;

•	detention, recalls or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	withdrawing our FDA registration;

•	refusing to provide certificates to foreign governments with respect to exports;

•	pursuing criminal prosecution.

Any of these sanctions could impair our ability to produce the MyoPro in a cost-effective and timely manner in order to meet our customers’ demands and could have a material adverse effect on our reputation, business, results of operations and financial condition. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

European data collection is governed by restrictive regulations governing the use, processing, and cross-border transfer of personal information.

The collection and use of personal health data in the European Union is governed by the provisions of the Data Protection Directive, and as of May 2018 the General Data Protection Regulation, or GDPR. These directives impose several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive and GDPR also impose strict rules on the transfer of personal data out of the European Union to the United States. Failure to comply with the requirements of the Data Protection Directive, the GDPR, and the related national data protection laws of the European Union Member States may result in fines and other administrative penalties. The GDPR introduces new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. Notably, on January 21, 2019, Google was fined almost $57 million by French regulators for violating GDPR. The GDPR regulations may impose additional responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect our business, financial condition, results of operations and prospects.

We face risks in connection with the Affordable Care Act or its possible replacement or modifications.

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could affect our ability to profitably sell our products. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States, there have been and continue to be a number of legislative initiatives and judicial challenges to contain healthcare costs. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, generally increased the number of people with health insurance and significantly impacted the United States medical device industry to which we sell our products. Among other things, the Affordable Care Act:

•

established a 2.3% excise tax on sales of medical devices with respect to any entity that manufactures or imports specified medical devices offered for sale in the United States, although this tax was suspended for 2016 and 2017 as a result of the enactment of the Consolidated Appropriations Act of 2016 and has been further suspended for 2018 and 2019 as a result of the enactment of the Consolidated Appropriations Act of 2018; established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

•

implemented payment system reforms, including a national pilot program to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain health care services through bundled payment models; and created an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

There have been a number of significant changes to the ACA and its implementation. The Tax Cuts and Jobs Act of 2017, or the Tax Act, includes a provision that repealed effective January 1, 2019 the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, or the Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. The Trump Administration and CMS have both stated that the ruling will have no immediate effect, and on December 30, 2018 the Texas District Court Judge issued an order staying the judgment pending appeal. On July 9, 2019, the Fifth Circuit US Court of Appeals held a hearing to determine whether certain states and the House of Representatives have standing to appeal the lower court decision, but it is unclear when the Court will render its decision and what effect it will have on the status of the ACA. Litigation and legislation over the ACA are likely to continue with unpredictable and uncertain results. We will continue to evaluate the effect that the ACA and its possible repeal and replacement has on our business.

On January 20, 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. On October 13, 2017, President Trump signed an Executive Order terminating the cost-sharing subsidies that reimburse insurers under the ACA. The Trump administration has concluded that cost-sharing reduction, or CSR, payments to insurance companies required under the ACA have not received necessary appropriations from Congress and announced that it will discontinue these payments immediately until those appropriations are made. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA. Several state Attorneys General filed suit to stop the administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. The Bipartisan Health Care Stabilization Act of 2017, as well as the follow-on Bipartisan Health Care Stabilization Act of 2018 were introduced to appropriate funds to stabilize CSR payments; however, the future of this effort is unclear. On June 14, 2018, U.S. Court of Appeals for the Federal Circuit ruled that the federal government was not required to pay more than $12 billion in ACA risk corridor payments to third-party payors who argued were owed to them. The effects of this gap in reimbursement on third-party payors, the viability of the ACA marketplace, providers, and potentially our business, are not yet known.

Moreover, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. The Bipartisan Budget Act of 2018, also amended the ACA, effective January 1, 2019, by increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and closing the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. In addition, CMS published a final rule that would give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, resulted in aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in 2013, and, due to subsequent legislative amendments, will remain in effect through 2029 unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several types of providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In response to perceived increases in healthcare costs in recent years, there have been and continue to be proposals by the Presidential administrations, members of Congress, state governments, regulators and third-party payors to control these costs and, more generally, to reform the United States healthcare system, including by repealing or replacing the ACA. Health care reform imposed a Medical Device Excise Tax (“the MDET”) on medical device manufacturers through the end of 2015. The Consolidated Appropriations Act, 2016, enacted in December 2015, included a two-year moratorium on MDET such that medical device sales in 2016 and 2017 were exempt from the MDET. New legislation was passed in January 2018 such that implementation of the MDET was suspended until January 1, 2020. Although the MDET was suspended, if this suspension is not continued or made permanent thereafter, the MDET will be automatically reinstated starting on January 1, 2020 and would result in a significant increase in the tax burden on our industry, which could have a material negative impact on our financial condition, results of operations and our cash flows. Other elements of health care reform such as comparative effectiveness research, an independent payment advisory board, payment system reforms including shared savings pilots and other provisions could meaningfully change the way healthcare is developed and delivered, and may materially adversely impact numerous aspects of our business, results of operations and financial condition.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that we receive for our products. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our products. Litigation and legislative efforts to change or repeal the ACA are likely to continue, with unpredictable and uncertain results. It is not clear how these developments, or other future potential changes to the ACA, will change the reimbursement model and market outlook for O&P devices such as the MyoPro. We intend to monitor industry trends relative to the ACA to assist in our determination of how the MyoPro can fit into patient care protocols with providers such as rehabilitation hospitals and surgery centers. If reimbursement policies change significantly, the demand for MyoPro products may be impacted.

Risks Related to Our Intellectual Property

We depend on certain patents that are licensed to us. We do not control these patents and any loss of our rights to them could prevent us from manufacturing our products.

We rely on licenses to two core patents that are material to our business, including the development of the MyoPro. We have entered into the MIT License for those certain patents that cover (i) a powered orthotic device worn on a patient’s elbow or other joint, that senses relatively low level signals in the vicinity of the joint generated by a patient having spinal cord or other nerve damage and (ii) a method of providing rehabilitation movement training for a person suffering from nerve damage, stroke, spinal cord injury, neurological trauma or neuromuscular disorder in attempt to move a body part with a powered orthotic device. Our rights to use these patents will be subject to the continuation of and our compliance with the terms of those licenses.

On November 15, 2016, we entered into a waiver agreement with MIT, with regard to certain obligations, or the Obligations Waiver, under the MIT License. The Obligations Waiver contemplates that we have not met certain revenue obligations, or the Revenue Obligations, and certain commercialization obligation, or the Commercial Obligations, which are required under the MIT License. Pursuant to the Revenue Obligations, we were originally obligated to have net sales of at least $200,000, $250,000, $500,000 and $750,000 in 2010, 2011, 2012 and 2013 (and each year thereafter), respectively. Pursuant to the Commercialization Obligations, we were originally obligated to introduce a home version of a “licensed product” on or before December 31, 2010, expand distribution of a licensed product to 10 major metropolitan areas on or before December 31, 2011 and expand distribution to at least one country outside of the United States on or before December 31, 2012. The Obligations Waiver waives any and all Revenue Obligations up to the date of the waiver agreement and waives the

Commercialization Obligations up to and through the date of the waiver agreement. The Commercialization Obligations have expired as of the date hereof and do not need to be complied with in the future. Our revenue exceeded $750,000 for the fiscal years ended December 31, 2018 and 2017, which satisfied the Revenue Obligations for each of those fiscal years. In addition, our revenue exceeded $750,000 for the nine months ended September 30, 2019. The Revenue Obligations are a continuing requirement of the MIT License . While we expect to exceed the required revenue and satisfy the Revenue Obligations in future years, we cannot make any assurance that we will continue to comply with these obligations. Additionally, MIT has the right to terminate the MIT License upon any future uncured material breach of the agreement or if we fail to make any payments due under the agreement. If the MIT License is terminated for any reason, our business will be harmed.

Specifically, if we were to lose access to these licenses, we would be unable to manufacture the MyoPro or develop new products until we obtained access to a comparable technology.

We may not control the prosecution, maintenance or filing of the patents to which we now hold or in the future intend to acquire licenses. Enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents may be subject to the control or cooperation of our licensors. We cannot be certain that our licensors will prosecute, maintain, enforce and defend the licensed patent rights in a manner consistent with the best interests of our business. We also cannot be certain that drafting or prosecution of the licensed patents and patent applications by the relevant licensors have been or will be conducted in compliance with applicable law.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products. We seek to protect our intellectual property through a combination of patents, trademarks, confidentiality and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors and other vendors and contractors. In addition, we rely on trade secrets law to protect our proprietary software and product candidates or products in development.

The patent position of myoelectric orthotic inventions can be highly uncertain and involves many new and evolving complex legal, factual and technical issues. Patent laws and interpretations of those laws are subject to change and any such changes may diminish the value of our patents or narrow the scope of protection. In addition, we may fail to apply for or be unable to obtain patents necessary to protect our technology or products or enforce our patents due to lack of information about the exact use of technology or processes by third parties. Also, we cannot be sure that any patents will be granted in a timely manner or at all with respect to any of our patent pending applications or that any patents that are granted will be adequate to protect our intellectual property for any significant period of time or at all.

Litigation to establish or challenge the validity of patents, or to defend against or assert against others infringement, unauthorized use, enforceability or invalidity claims, can be lengthy and expensive and may result in our patents being invalidated or interpreted narrowly and our not being granted new patents related to our pending patent applications. Even if we prevail, litigation may be time consuming and force us to incur significant costs, and any damages or other remedies awarded to us may not be valuable and management’s attention could be diverted from managing our business. In addition, U.S. patents and patent applications may be subject to interference proceedings, and U.S. patents may be subject to re-examination and review in the U.S. Patent and Trademark Office. Foreign patents may also be subject to opposition or comparable proceedings in the corresponding foreign patent offices. Any of these proceedings may be expensive and could result in the loss of a patent or denial of a patent application, or the loss or reduction in the scope of one or more of the claims of a patent or patent application.

In addition, we seek to protect our trade secrets, know-how and confidential information that is not patentable by entering into confidentiality and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors and other vendors and contractors. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. We also have taken precautions to initiate reasonable safeguards to protect our information technology systems. However, these measures may not be adequate to safeguard our proprietary information, which could lead to the loss or impairment thereof or to expensive litigation to defend our rights against competitors who may be better funded and have superior resources. In addition, unauthorized parties may attempt to copy or reverse engineer certain aspects of our products that we consider proprietary or our proprietary information may otherwise become known or may be independently developed by our competitors or other third parties. If other parties are able to use our proprietary technology or information, our ability to compete in the market could be harmed.

Further, unauthorized use of our intellectual property may have occurred, or may occur in the future, without our knowledge.

If we are unable to obtain or maintain adequate protection for intellectual property, or if any protection is reduced or eliminated, competitors may be able to use our technologies, resulting in harm to our competitive position.

We are not able to protect our intellectual property rights in all countries.

Filing, prosecuting, maintaining and defending patents on each of our products in all countries throughout the world would be prohibitively expensive, and thus our intellectual property rights outside the United States are currently limited to the European Union and Japan. In addition, the laws of some foreign countries, especially developing countries, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Also, it may not be possible to effectively enforce intellectual property rights in some countries at all or to the same extent as in the United States and other countries. Consequently, we are unable to prevent third parties from using our inventions in all countries, or from selling or importing products made using our inventions in the jurisdictions in which we do not have (or are unable to effectively enforce) patent protection. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop, market or otherwise commercialize their own products, and we may be unable to prevent those competitors from importing those infringing products into territories where we have patent protection, but enforcement is not as strong as in the United States. These products may compete with our products and our patents and other intellectual property rights may not be effective or sufficient to prevent them from competing in those jurisdictions. Moreover, competitors or others in the chain of commerce may raise legal challenges against our intellectual property rights or may infringe upon our intellectual property rights, including through means that may be difficult to prevent or detect.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. Proceedings to enforce our patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert patent infringement or other claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights in the United States and around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our current and future products.

The medical device industry is characterized by competing intellectual property and a substantial amount of litigation over patent rights. In particular, our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in competing technologies, have been issued patents and filed patent applications with respect to their products and processes and may apply for other patents in the future. The large number of patents, the rapid rate of new patent issuances, and the complexities of the technology involved increase the risk of patent litigation.

Determining whether a product infringes a patent involves complex legal and factual issues and the outcome of patent litigation is often uncertain. Even though we have conducted research of issued patents, no assurance can be given that patents containing claims covering our products, technology or methods do not exist, have not been filed or could not be filed or issued. In addition, because patent applications can take years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware and may result in issued patents which our current or future products infringe. Also, because the claims of published patent applications can change between publication and patent grant, published applications may issue with claims that potentially cover our products, technology or methods.

Infringement actions and other intellectual property claims brought against us, with or without merit, may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management and harm our reputation. We cannot be certain that we will successfully defend against any allegations of infringement. If we are found to infringe another party’s patents, we could be required to pay damages. We could also be prevented from selling our products that infringe, unless we could obtain a license to use the technology covered by such patents or could redesign our products so that they do not infringe. A license may be available on commercially reasonable terms or none at all, and we may not be able to redesign our products to avoid infringement. Further, any modification to our products could require us to conduct clinical trials and revise our filings with the FDA and other regulatory bodies, which would be time consuming and expensive. In these circumstances, we may not be able to sell our products at competitive prices or at all, and our business and operating results could be harmed.

We rely on trademark protection to distinguish our products from the products of our competitors.

We rely on trademark protection to distinguish our products from the products of our competitors. We have registered the trademarks “MyoPro” (Registration No. 4,532,331) and “MYOMO” (Registration No. 4,451,445) in the United States. The MyoPro mark is registered in Canada and in selected European Union, or EU, countries with pending registration. In jurisdictions where we have not yet registered our trademark and are using it, and as permitted by applicable local law, we seek to rely on common law trademark protection where available. Third parties may oppose our trademark applications, or otherwise challenge our use of the trademarks, and may be able to use our trademarks in jurisdictions where they are not registered or otherwise protected by law. If our trademarks are successfully challenged or if a third party is using confusingly similar or identical trademarks in particular jurisdictions before we do, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote additional resources to marketing new brands. If others are able to use our trademarks, our ability to distinguish our products may be impaired, which could adversely affect our business. Further, we cannot assure you that competitors will not infringe upon our trademarks, or that we will have adequate resources to enforce our trademarks.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Some of our employees were previously employed at other medical device companies, including our competitors or potential competitors, and we may hire employees in the future that are so employed. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. If any of these technologies or features are important to our products, this could prevent us from selling those products and could have a material adverse effect on our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and divert the attention of management.

Risks Related to this Offering

Our stockholders will experience significant dilution upon the issuance of common stock if the shares of our common stock underlying our warrants, including those issued in this offering, are exercised or converted.

We have a significant number of securities convertible into, or allowing the purchase of, our common stock. Investors could be subject to increased dilution upon the conversion or exercise of these securities. For example, as of December 31, 2019, we had 181,176 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $86.40 per share, and 21,805 shares issuable upon the exercise of stock options under our equity incentive plans, with a weighted-average exercise price of $63.00 per share. In addition, we have 326 shares of unvested restricted stock outstanding, with a per share fair value of $202.50 when granted in August 2017, with lapsing forfeiture rights extending up to 48 months and 333 shares of unvested restricted stock granted in October 2019, which vest in four equal quarterly installments. We issued warrants to purchase shares of our common stock in our December 2017 public offering, of which warrants to purchase 118,696 shares of common stock remain outstanding as of September 30, 2019. The common stock warrants that we issued in our December 2017 public offering have an exercise price of $88.50 per share and such exercise price is adjustable if we effect a stock split or combination or similar transaction, depending on the relative trading prices before and after the combination. Such common stock warrants also have anti-dilution protection in the event that we issue equity securities in the future below the then-exercise price of such warrants. The exercise price of these warrants has been repriced from $88.50 per share to $42.00 per share, the price per share in our February 2019 underwritten public offering. If the offering price of the shares in this offering is below the current exercise price of these warrants, the exercise price of these warrants will again have to be repriced. Furthermore, additional shares will be issued upon the exercise of the common stock warrants offered in this offering. The issuance of additional shares as a result of such conversion or purchase, or their subsequent sale, could adversely affect the price of our common stock.

You will experience immediate and substantial dilution as a result of this offering.

You will incur immediate and substantial dilution as a result of this Offering. The combined public offering price per share of common stock and related investor warrant of $24.5000, and the combined public offering price of each pre-funded warrant and related investor warrant of $24.4999, are substantially higher than the as adjusted net tangible book value per share of our common stock. If you purchase common stock and related investor warrants in this offering, you will incur immediate and substantial dilution of $9.77 per share in the as adjusted net tangible book value of shares of our common stock, based on the combined offering price per share of common stock and related investor warrant of $24.5000. In addition, the purchase of pre-funded warrants and related investor warrants in this offering will not result in the immediate acquisition of shares of our common stock unless and until you exercise the purchased pre-funded warrants and/or investor warrants. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of liquidation. In addition, to the extent outstanding options and warrants are ultimately exercised, there will be further dilution of the securities sold in this offering. We are also obligated under the MIT License to issue to MIT an aggregate of 57 shares of common stock due after the consummation of this offering because the combined public offering price per share of common stock and related investor warrant in this offering is less than $110.30, the applicable threshold under the MIT License in effect as of the date of this prospectus.

We may not be able to maintain a listing of our common stock on the NYSE American.

We must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet any of the NYSE American’s listing standards, our common stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from the NYSE American may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. A delisting of our common stock could significantly impair our ability to raise capital.

There is no public market for our warrants to purchase common stock.

There is no established public trading market for our pre-funded warrants or investor warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of such warrants on any securities exchange. Without an active market, the liquidity of such warrants will be limited.

Holders of our warrants have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Until holders of our pre-funded warrants and investor warrants acquire shares of our common stock upon exercise of such warrants, they will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of such warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Our principal stockholders and management beneficially own a significant percentage of our stock and will be able to exert significant influence over matters subject to stockholder approval.

As of December 31, 2019, our executive officers, directors, principal stockholders and their affiliates beneficially owned approximately 13% of our outstanding voting stock. Therefore, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to significantly affect matters requiring stockholder approval, including elections of directors, amendments of our organizational documents, and approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders. In addition, certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $125,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no securities in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no securities in this offering.

The market price of our common stock has been and may continue to be volatile.

The stock market in general, and the market price of our common stock in particular will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects. For example, from June 9, 2017 to December 31, 2019, the high and low sales price of our common stock on the NYSE American has fluctuated from a low of $7.80 to a high of $696.00 per share.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our common stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

•	actual or anticipated variations in our periodic operating results;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher investment return;

•	changes in earnings estimates;

•	changes in market valuations of similar companies;

•	actions or announcements by our competitors;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the media, online forums, or investment community; and

•	our intentions and ability to maintain our common stock on the NYSE American.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. In addition, the Term Loan with CVP prohibits the payment of dividends. Therefore, holders of our common stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

We have elected to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in the Annual Report on Form 10-K and our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) in 2022, (b) the date on which we have total annual gross revenue of at least $1.07 billion, or (c) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Even after we no longer qualify as an emerging growth company, we may under certain circumstances still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (so long as we are a non-accelerated filer) and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting certain new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act.

We are obligated to develop and maintain a system of effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may harm investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the annual and quarterly reports we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we continue to evolve as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price.

The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not have any control over these analysts. We currently have limited research coverage by securities industry analysts and we may be unable to maintain analyst coverage or have analysts initiate coverage on us. If securities industry analysts cease coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage on us, the market price and market trading volume of our common stock could be negatively affected.

We are incurring increased costs as a public company and our management team is required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE American and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Future issuances of our common stock or equity-related securities could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into our common stock could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our common stock or securities convertible into our common stock on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our common stock, or other securities convertible into our common stock, could occur, could adversely affect the market price of our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect our common stock price.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to our reverse stock split of our common stock offered on January 30, 2020, our common stock had traded on the NYSE American at less than $1.00. If we do not retain a listing on the NYSE American or another national securities exchange and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

•	authorize our board of directors to issue preferred stock, without further stockholder action and with voting liquidation, dividend and other rights superior to our common stock;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for director nominees;

•	establish that our board of directors is divided into three classes, with directors in each class serving three-year staggered terms;

•

require the approval of holders of two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent or call a special meeting;

•	prohibit cumulative voting in the election of directors; and

•

provide that vacancies on our board of directors may be filled only by the vote of a majority of directors then in office, even though less than a quorum or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of common stock.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your common stock in an acquisition.

We may be subject to adverse legislative or regulatory changes in tax laws that could negatively impact our financial condition.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the U.S. Internal Revenue Service, or IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders or us. In recent years, many such changes have been made. For example, the U.S. government recently enacted the Tax Cuts and Jobs Act, or the TCJA, that significantly reforms the Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, contains significant changes to corporate taxation, including a reduction of the corporate tax rate from a top marginal tax rate of 35% to a flat rate of 21%, a limitation of the tax deduction for interest expense to 30% of taxable income (except for certain small businesses), a limitation of the deduction for net operating losses to 80% of annual taxable income for losses arising in taxable years beginning after December 31, 2017 and an elimination of net operating loss carrybacks for losses arising in taxable years ending after December 31, 2017 (though any such net operating losses may be carried forward indefinitely) and the modification or repeal of many business deductions and credits (including a reduction of the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”). Additional changes to tax laws are likely to continue to occur in the future. We cannot predict whether, when, in what form, or with what effective dates, tax laws, regulations and rulings may be enacted, promulgated or decided, which could result in an increase in our, or our stockholders’ tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability.

Our ability to use net operating losses and research and development credits to offset future taxable income may be subject to certain limitations.

As of December 31, 2018, we had U.S. federal and state net operating loss carryforwards of $35.5 million and $26.4 million, respectively, which begin to expire in the year 2028 and 2019 through 2027, respectively. These net operating loss and tax credit carryforwards could expire unused and be unavailable to offset future taxable income or tax liabilities, respectively. In addition, in general, under Sections 382 and 383 of the Code , and corresponding provisions of state law, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards or tax credits, or NOLs or credits, to offset future taxable income. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. We have determined that an ownership change occurred in each of the third quarter of 2014 and the second quarter of 2015. The result of these ownership changes is that approximately $5 million of our pre-change net operating loss carryforwards will not be available to us to offset future taxable income. In addition, if it is determined that an ownership change occurred in conjunction with our common stock offering in February 2019, the amount of our NOLs available to offset future taxable income may be further reduced. We may undergo an ownership change in connection with this offering or in connection with future changes in our stock ownership (many of which are outside of our control), whereby our ability to utilize NOLs or credits could be further limited by Sections 382 and 383 of the Code or under corresponding provisions of state law. Furthermore, our ability to utilize our NOLs or credits is conditioned upon our attaining profitability and generating U.S. federal and state taxable income. As described above under “Risk factors— Risks Associated with Our Business,” we have incurred net losses since our inception and anticipate that we will continue to incur losses for the foreseeable future; and therefore, we do not know whether or when we will generate the U.S. federal or state taxable income necessary to utilize our NOLs or credits that are subject to limitation by Sections 382 and 383 of the Code. Under the TCJA, U.S. federal net operating loss carryforwards generated after December 31, 2018 will not be subject to expiration.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this prospectus, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•

our ability to achieve reimbursement from third-party payors for our products, including the establishment of coverage and payment policies for our reimbursement codes from third-party payors for our products;

•

our dependence upon external sources for the financing of our operations, particularly given that our auditors’ report for our 2018 financial statements and our Form 10-Q as of and for the nine months ended September 30, 2019, which are included as part of this prospectus, contains a statement by management concerning our ability to continue as a “going concern;”

•	our ability to maintain our strategic collaborations and to realize the intended benefits of such collaborations;

•	our ability to effectively execute our business plan;

•	our ability to continue to innovate and develop new products;

•	our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;

•	our expectations as to our clinical research program and clinical results;

•	our ability to manage the growth of our operations over time;

•	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•	our ability to gain and maintain regulatory approvals;

•	our ability to maintain relationships with existing customers and develop relationships with new customers; and

•	our ability to compete and succeed in a highly competitive and evolving industry.

Although the forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this prospectus or otherwise make public statements updating our forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of our common stock, pre-funded warrants and investor warrants in this offering will be approximately $12.3 million, or $14.2 million if the underwriters fully exercise their option to purchase additional securities, assuming a combined public offering price per share of common stock and related investor warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) of $24.5000, which was the last reported sale price of our common stock on the NYSE American on February 5, 2020, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the warrants to purchase additional shares of common stock are exercised in full, net proceeds will increase to $27.1 million (or $29.0 million if the underwriters’ option to purchase additional securities is exercised in full) in the aggregate.

A $0.50 increase or decrease in the assumed combined public offering price per share of common stock and related investor warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) of $24.5000, which was the last reported sale price of our common stock on the NYSE American on February 5, 2020, would increase or decrease the net proceeds to us from this offering by $0.3 million, assuming the number of shares, pre-funded warrants and investor warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 100,000 in the number of shares of common stock (or common stock underlying pre-funded warrants) and related investor warrants offered by us, as set forth on the cover page of this prospectus, would increase or decrease net proceeds to us from this offering by $2.3 million, assuming no change in the assumed combined public offering price per share of common stock and related investor warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) and after deducting estimated underwriting discounts and commissions.

We currently intend to use these net proceeds for:

•

Repayment of our indebtedness to CVP, in whole or in part, pursuant to the Term Loan we entered into under which we are required to repay 50% of the outstanding balance with any proceeds from an equity offering to CVP, which as of the date of this prospectus is approximately $2.0 million; and

•	working capital and other general corporate purposes.

Under the Term Loan, we received gross proceeds of $3.0 million, excluding fees and expenses. Including an original issue discount, the total amount that we are required to repay CVP at maturity is $3.3 million. The Term Loan bears interest at 10% and matures 18 months from the issuance date. The proceeds of the Term Loan are being used for working capital and general corporate purposes. For additional information on our Term Loan with CVP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Term Loan.”

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for the development of our business and no dividends will be declared or paid. In addition, our term loan prohibits the issuance of dividends. In the future, our board of directors may decide, in its discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings, if any, operating results, financial condition and capital requirements, general business conditions and other pertinent factors.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

•	on an actual basis; and

•

on an as adjusted basis, assuming our sale in this offering of 551,000 shares of common stock (or common stock underlying pre-funded warrants) and related investor warrants to purchase up to 551,000 shares of common stock, at an assumed combined public offering price per share of common stock and related warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) of $24.5000, which was the last reported sale price of our common stock on the NYSE American on February 5, 2020, resulting in net proceeds to us of $12.3 million, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us.

	Actual(1)	As Adjusted
	(Unaudited)
Cash and cash equivalents	$4,328,355	$16,603,350
Stockholders’ equity:
Common stock	$57	$112
Additional paid-in capital	57,789,410	70,064,350
Accumulated deficit	(53,364,478)	(53,364,478)
Treasury stock	(6,464)	(6,464)

Total stockholders’ equity	4,418,525	16,693,520
Total capitalization	$4,418,525	$16,693,520

(1)

Amounts exclude the Term Loan entered into with CVP in October 2019. Under the Term Loan, we received gross proceeds of $3.0 million, excluding fees and expenses. Including an original issue discount, we will repay CVP $3.3 million. The Term Loan bears interest at a rate of 10% and matures 18 months from the issuance date. Monthly redemptions of up to $300,000 begin six months from the closing date, with the actual amount to be determined by CVP. CVP has granted us an option to defer up to three redemption payments. If we elect to defer any payments, we will pay CVP a fee that is the greater of (i) $35,000, or (ii) 1%, 1.25% and 1.5% of the outstanding balance for each deferral, respectively, which shall be added to the outstanding balance. Subject to the terms and conditions set forth in the Term Loan, we may prepay all or any portion of the outstanding balance of the Term Loan, which includes accrued but unpaid interest, as well as collections and enforcement costs, transfer, stamp, issuance and similar taxes and fees incurred under the term loan, at any time subject to a prepayment penalty of 15% of the amount of the outstanding balance to be repaid. For so long as the Term Loan remains outstanding, we have agreed to pay CVP 50% of the outstanding balance of the Term Loan from proceeds received from the sale of our common stock, including from this offering, or other equity within 60 days of receiving such amounts (excluding sales of common stock under our at market sales agreement, dated as of July 2, 2018, with B. Riley FBR Inc), which payments will be applied towards and reduce the outstanding balance of the Term Loan. It is anticipated that we will repay approximately $2.0 million after the closing of this offering.

A $0.50 increase or decrease in the assumed combined public offering price per share of common stock and related investor warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) of $24.5000, which was the last reported sale price of our common stock on the NYSE American on February 5, 2020, would increase or decrease each of cash and cash equivalents, common stock and additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $0.3 million, assuming that the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. An increase or decrease of 100,000 in the number of shares of common stock (or common stock underlying pre-funded warrants) and related investor warrants offered by us, as set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $2.3 million, assuming no change in the assumed combined public offering price per share of common stock and related investor warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The table above excludes (unless stated otherwise above):

•	181,176 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $86.40 per share;

•

551,000 shares issuable upon the exercise of investor warrants in this offering accompanying the shares of common stock and pre-funded warrants sold in this offering, with an exercise price per whole share of common stock equal to 110% of the combined public offering price per share of common stock and related investor warrant in this offering;

•

551,000 shares issuable upon exercise of pre-funded warrants in this offering, with an exercise price per whole share of common stock equal to the public offering price per share of common stock in this offering;

•

55,100 shares issuable upon exercise of the underwriter warrant, with an exercise price equal to 110% of the combined public offering price per share of common stock and related investor warrant in this offering;

•	22,293 shares issuable upon exercise of stock options under our 2018 Plan, with a weighted-average exercise price $63.30 per share;

•	12,844 shares issuable upon vesting of restricted stock units our 2018 Plan,

•

342 shares of unvested restricted stock issued in August 2017 under our 2016 Equity Incentive Plan, with an average per share fair value of $202.50 on the date of grant, which shares were issued with lapsing forfeiture rights extending up to 48 months;

•	16,733 shares reserved for future issuance under our 2018 Plan; and

•

57 shares of common stock to be issued to MIT, under the MIT License. Under the MIT License, if the combined public offering price per share of common stock and related investor warrant in this offering is less than $110.30, MIT is entitled to additional shares of common stock. A $0.50 decrease in the combined public offering price per share of common stock and related investor warrant in this offering in this offering, if below $110.30, would entitle MIT to an additional one share of common stock.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of common stock and warrants sold in the offering exceeds the pro forma net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The historical net tangible book value of our common stock as of September 30, 2019 was approximately $4.3 million, or $7.48 per share, based on 572,964 shares of common stock outstanding as of that date.

After giving effect to the sale of 551,000 shares of our common stock (or common stock underlying pre-funded warrants) and investor warrants to purchase up to 551,000 shares of common stock in the offering at an assumed combined public offering price per share of common stock and related warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) of $24.5000, which was the last reported sale price of our common stock on the NYSE American on February 5, 2020, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value would have been approximately $16.6 million, or $14.73 per share. This represents an immediate increase in net tangible book value of $7.25 per share to existing stockholders and an immediate dilution of $9.77 per share to new investors purchasing shares of common stock, pre-funded warrants and the investor warrants in this offering. The following table illustrates this substantial and immediate per share dilution to new investors.

The following table illustrates this dilution on a per share basis:

Assumed combined public offering price per share of common stock (or common stock underlying pre-funded warrants) and related investor warrant		$24.5000
Historical net tangible book value per share before giving effect to the offering	$7.48
Increase in historical net tangible book value per share attributable to the sale of common stock (or common stock underlying pre-funded warrants) and investor warrants in the offering	7.25

As adjusted net tangible book value per share after giving effect to the offering(1)		14.73

Dilution in net tangible book value per share to new investors		$9.77

(1)

A $0.50 increase or decrease in the assumed combined public offering price per share of common stock and related investor warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) of $24.5000, which was the last reported sale price of our common stock on the NYSE American on February 5, 2020, would increase (decrease) the as adjusted net tangible book value by $0.23 per share and the dilution to investors participating in this offering by $0.27 per share, assuming the number of shares of common stock and warrants to purchase common stock offered by us as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. An increase of 100,000 in the number of shares of common stock (or common stock underlying pre-funded warrants) and related investor warrants offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value by $0.66 per share and decrease the dilution to investors participating in this offering by $0.66 per share, assuming the assumed combined public offering price per share of common stock and related investor warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) of $24.5000, which was the last reported sale price of our common stock on the NYSE American on February 5, 2020, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Conversely, a decrease of 100,000 in the number of shares of common stock (or common stock underlying pre-funded warrants) and related investor warrants offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value by $0.79 per share and increase the dilution to investors participating in this offering by $0.79 per share, assuming the assumed combined public offering price per share of common stock and related investor warrant (which is equal to the combined public offering price of each full pre-funded warrant and related investor warrant less $0.0001) of $24.5000, which was the last reported sale price of our common stock on the NYSE American on February 5, 2020, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $125,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no securities in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no securities in this offering.

The table above is based on 572,964 shares of common stock outstanding as of September 30, 2019 and excludes:

•	181,176 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $86.40 per share;

•

551,000 shares issuable upon exercise of pre-funded warrants in this offering, with an exercise price per whole share of common stock equal to the public offering price per share of common stock in this offering;

•

551,000 shares issuable upon the exercise of investor warrants in this offering accompanying the shares of common stock and pre-funded warrants sold in this offering, with an exercise price per whole share of common stock equal to 110% of the combined public offering price per share of common stock and related investor warrant in this offering;

•

55,100 shares issuable upon exercise of the underwriter warrant, with an exercise price equal to 110% of the combined public offering price per share of common stock and related investor warrant in this offering;

•	22,293 shares issuable upon exercise of stock options under our 2018 Plan with a weighted average exercise price of $63.30 per share;

•	12,844 shares issuable upon vesting of restricted stock units our 2018 Plan;

•

342 shares of unvested restricted stock issued in August 2017 under our 2016 Equity Incentive Plan, with an average per share fair value of $202.50 on the date of grant, which shares were issued with lapsing forfeiture rights extending up to 48 months;

•	16,733 shares reserved for future issuance under our 2018 Plan; and

•

57 shares of common stock to be issued to MIT, under the MIT License. Under the MIT License, if the combined public offering price per share of common stock and related investor warrant in this offering is less than $110.30, MIT is entitled to additional shares of common stock. A $0.50 decrease in the combined public offering price per share of common stock and related investor warrant in this offering, if below $110.30, would entitle MIT to an additional one share of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

We are a wearable medical robotics company, specializing in myoelectric braces, or orthotics, for people with neuromuscular disorders. We develop and market the MyoPro product line, which is a myoelectric-controlled upper limb brace, or orthosis. The orthosis is a rigid brace used for the purpose of supporting a patient’s weak or deformed arm to enable and improve functional activities of daily living, or ADLs, in the home and community. It is custom constructed by a trained professional during a custom fabrication process for each individual user to meet their specific needs. Our products are designed to help restore function in individuals with neuromuscular conditions due to brachial plexus injury, stroke, traumatic brain injury, spinal cord injury and other neurological disorders. We sell our products to O&P providers, the VA, rehabilitation hospitals, and through distributors. Recently, the Company has begun selling directly to patients, often utilizing the services of O&P providers for which they are paid a fee.

Our myoelectric orthoses have been clinically shown in peer reviewed published research studies to help restore the ability to complete functional tasks by supporting the affected joint and enabling individuals to self-initiate and control movement of their partially paralyzed limbs by using their own muscle signals.

Our technology was originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School. Myomo was incorporated in 2004 and completed licensing of its technology from MIT in 2006.

In 2012, we introduced the MyoPro, a custom fabricated orthosis that is individually fabricated for the patient over a positive model of the patient; this fitting process requires specialized education, training, and experience to custom-fabricate and provide to the patient. The primary business focus shifted during this time period from devices which were designed for rehabilitation therapy and sold to hospitals to providing an assistive device through O&P providers to patients who are otherwise impaired for use at home, work, and in the community that facilitates ADLs.

During 2015, we extended our basic MyoPro for the elbow with the introduction of the MyoPro Motion W, a multi-articulated non-powered wrist and the MyoPro Motion G, which includes a powered grasp. The MyoPro Motion W allows the user to use their sound arm to adjust the device and then, for instance, open a refrigerator door, carry a shopping bag, hold a cell phone, or stabilize themselves to avoid a fall and potential injury. The MyoPro Motion G model allows users with severely weakened or clenched hands, such as seen in certain stroke survivors, to open and close their hands and perform a large number of ADLs.

We currently sell primarily in the United States. On July 31, 2017, we met the criteria to apply the CE Mark for the MyoPro. This has enabled us to sell the MyoPro to individuals in the European Union (the “EU”). On October 24, 2017, we obtained a Medical Device License in Canada, which enabled us to sell the MyoPro in Canada.

In May 2018, we announced that CMS has published a favorable preliminary decision regarding our application for HCPCS “L” codes. We had filed this application in December 2017 to have the CMS establish two new

Level II HCPCS codes to describe “microprocessor-controlled, custom fabricated upper extremity braces.” In November 2018, we announced that the CMS had published two new codes (L8701, L8702) pursuant to our application for HCPCS codes which become effective in early 2019. The assignment of unique L-Codes, if followed by appropriate payment terms (which are still pending), would offer greater access to the MyoPro for Medicare beneficiaries.

On June 9, 2017, we completed our initial public offering, or IPO, in which we sold 22,183 shares of common stock at an offering price of $225.00 per share. All then-outstanding shares of redeemable and convertible preferred stock converted to 87,406 shares of common stock at the closing of the IPO. Our shares are traded on the NYSE American under the symbol “MYO.” We received proceeds from the IPO of approximately $4,659,000, net of selling agent commissions, but before other offering expenses of approximately $729,000. Selling agent commissions and other offering expenses have been recorded as a reduction of the proceeds received.

In a private offering concurrent with the closing of the IPO on June 9, 2017, we sold 18,574 units, or the Units, to accredited investors for cash proceeds of $2,925,385. Each Unit consists of one share of common stock and a three-year warrant to purchase one share of common stock at an exercise price of $225.00 per share. Each Unit was sold at a price of $157.50.

On December 4, 2017, we completed a follow-on public offering, or FPO, in which we sold 139,167 shares of our common stock and 139,167 warrants to purchase shares of our common stock, at a price to the public of $72.00. The warrants are exercisable at an exercise price of $88.50 per share of common stock, and they expire on December 4, 2022. The exercise price of these warrants has been subsequently reduced to $42.00 per share in connection with our February 2019 underwritten public offering. On December 6, 2017, our underwriters on the FPO exercised in full its option to purchase 20,875 shares of common stock and accompanying warrants, at a combined price to the public of $72.00 per combination. After giving effect to the full exercise of the over-allotment option, we sold an aggregate of 160,042 shares of common stock and accompanying warrants to purchase an aggregate of 160,042 shares of common stock, raising $11,523,000 before underwriting discounts and other offering expenses of $1,115,000. Subsequent to the FPO, an aggregate of 40,185 warrants were exercised for additional gross proceeds of approximately $3,556,000 during the nine months ended September 30, 2018. No warrants were exercised during the nine months ended September 30, 2019.

Recent Developments

Reverse Stock Split

On January 30, 2020, we filed with the State of Delaware an amendment to our Eighth Amended and Restated Certificate of Incorporation for a one-for-thirty reverse split of our common stock. All share and per share information has been restated retroactively, giving effect to the reverse stock split for all periods presented. There was no change to reported net loss in any period presented.

Underwritten Public Offering

On February 12, 2019, we completed an underwritten public offering in which we sold 151,417 shares of our common stock at a price to the public of $42.00. All of the shares of common stock sold were offered by us and were pursuant to a prospectus dated July 16, 2018, and a preliminary prospectus supplement dated February 7, 2019, in connection with a takedown from our shelf registration statement on Form S-3 (Registration No. 333-226045) (as amended, the “Registration Statement”), which the SEC declared effective on July 16, 2018. The gross proceeds to us were approximately $6.4 million. After deducting the underwriting discount and other offering expenses, net proceeds were approximately $5.6 million.

On February 12, 2019, we issued to the underwriters in the offering a warrant, or the Underwriter Warrant, to purchase 12,113 shares of common stock. The Underwriter Warrant has an exercise price $52.50 per share and may be exercised on a cashless basis in certain circumstances specified in the Underwriter Warrant. The

Underwriter Warrant is exercisable six months from the date of issuance and expires four years from the date of issuance. The Underwriter Warrant provides for adjustment in the number and price of such Underwriter Warrant (and the shares of common stock underlying such Underwriter Warrant) in the event of a recapitalization, merger or other fundamental transaction.

Shelf Registration

On July 2, 2018, we filed the Registration Statement with the SEC in relation to the registration of our common stock, preferred stock, warrants and/or units of any combination thereof , or collectively, the Securities having an aggregate price of up to $75 million, subject to the limitations of the Shelf. We simultaneously entered into an At Market Issuance Sales Agreement with B. Riley FBR, Inc., as sales agent, to provide for the offering, issuance and sale by us of up to an aggregate amount of $15 million of our common stock from time to time in “at-the-market” offerings under the Shelf and subject to the limitations thereof. On February 7, 2019, we suspended this offering of our common stock.

Term Loan

On October 22, 2019, we entered into a Note Purchase Agreement, Senior Note and Security Agreement, or collectively, the “Term Loan with CVP. Under the Term Loan, we received gross proceeds of $3.0 million (excluding fees and expenses). Including an original issue discount, we will repay CVP $3.3 million. The Term Loan bears interest at a rate of 10% and matures 18 months from the issuance date. Monthly redemptions of up to $300,000 begin six months from the inception date, with the actual amount to be determined by CVP. CVP has granted us an option to defer up to three redemption payments. If we elect to defer any payments, we will pay CVP a fee that is the greater of (i) $35,000, or (ii) 1%, 1.25% and 1.5% of the outstanding balance for each deferral, respectively, which shall be added to the outstanding balance. The Term Loan is secured by all of our assets, excluding intellectual property. We have agreed that we will not pledge our intellectual property assets to any other party for so long as the Term Loan is outstanding. Subject to the terms and conditions set forth in the Term Loan, we may prepay all or any portion of the outstanding balance of the Term Loan, which includes accrued but unpaid interest, as well as collections and enforcement costs, transfer, stamp, issuance and similar taxes and fees incurred under the Term Loan, at any time subject to a prepayment penalty of 15% of the amount of the outstanding balance to be repaid. For so long as the Term Loan remains outstanding, we have agreed to pay CVP 50% of the outstanding balance of the Term Loan from net proceeds that we receives from the sale of our common stock or other equity (excluding sales of common stock under our at market sales agreement, dated as of July 2, 2018 with B. Riley FBR Inc.), which payments will be applied towards and reduce the outstanding balance of the Term Loan. The Term Loan also contains penalty provisions in an event of default. Events of default are categorized between minor events and major events, with penalties of 5% and 15% of the outstanding balance, respectively for each occurrence. Penalties can be incurred for up to three separate events of default, but are capped at 25% of the outstanding balance immediately prior to the first occurrence of an event of default. Events of default include (i) the failure to repay the Term Loan at maturity; (ii) the failure to make monthly redemption payments; (iii) the failure to make timely filings to the SEC; (iv) the failure to obtain CVP’s prior consent to enter into a fundamental transaction, and (v) conditions of insolvency, receivership and bankruptcy filings. After the occurrence of an event of default, interest on the Term Loan will accrue at a rate of 18% per annum, or such lesser rate as permitted under applicable law. As described in the Term Loan, upon the occurrence of certain events of default, the outstanding balance will become automatically due and payable, and upon the occurrence of other events of default, the Lender may declare the outstanding balance immediately due and payable at such time or at any time thereafter. The Term Loan includes provisions for technical covenants, but no financial covenants, and CVP has the right to consent to any additional debt financing arrangements, including convertible debt financings. In connection with the Term Loan, we paid our placement agent a commission equal to 6% of the gross proceeds of the Term Loan.

Results of Operations

We have incurred net losses and negative cash flows from operations since inception and anticipate this to continue as we focus our efforts on expanding our sales and marketing efforts to increase our customer base and expand into new markets, invest in development of our MyoPro products, the funding of clinical research studies to support our reimbursement efforts, and incur increased costs required to comply with the regulatory requirements of the SEC, as a result of our becoming a public company.

Comparison of the Three and Nine Months Ended September 30, 2019 and 2018

The following table sets forth our revenue, cost of revenue, gross profit and gross margin for each of the periods presented.

	For the Three Months Ended September 30,		Period-to- Period Change		For the Nine Months Ended September 30,		Period-to- Period Change
	2019	2018	$	%	2019	2018	$	%
Revenue	$606,619	$608,981	$(2,362)	0%	$2,317,034	$1,554,529	$762,505	49%
Cost of revenue	194,375	193,577	798	0%	621,237	502,103	119,134	24%

Gross profit	$412,244	$415,404	$(3,160)	-1%	$1,695,797	$1,052,426	$643,371	61%

Gross margin	68%	68%		0%	73%	68%		5%

Revenues

We derive revenue primarily from the sale of our products to O&P providers, the VA, rehabilitation hospitals, and through distributors. Recently, we have begun providing devices directly to patients and billing their insurance companies directly, while sometimes utilizing the clinical services of O&P providers for which they are paid a fee.

With the adoption of Accounting Standards Codification 606, or ASC 606, grant revenue is recognized as an offset to research and development costs. We periodically receive grants that require us to perform research activities as specified in each respective grant. We are paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by us to perform such activities. We did not recognize any grant revenue during the nine months ended September 30, 2019.

Total revenues were similar for the three months ended September 30, 2019 as compared to the same period in 2018, and increased by $763,000, or 49%, for the nine months ended September 30, 2019 as compared to the same period in 2018. Revenue for the three months ended September 30, 2019 was driven by a higher average selling price, which was offset by fewer revenue units. The increase in revenue for the nine months ended September 30, 2019 was driven by an increase in revenue units, partially offset by lower average selling prices.

Gross margin

Cost of revenue consists of direct costs for the manufacturing and fabrication of our products, changes in inventory reserves, warranty costs and royalties associated with licensed technologies.

Gross margin was 68% in each of the three months ended September 30, 2019 and 2018 and increased to 73% during the nine months ended September 30, 2019, compared to 68% for the nine months ended September 30, 2018. Gross margin during the three months ended September 30, 2019 was affected by approximately $102,000 of cost of revenues for shipments of the MyoPro to patients for which the criteria for revenue recognition had not been met, partially offset by approximately $164,000 in revenue for which cost of revenues was recorded in a prior period . These effects reduced gross margin by 11 percentage points in the three months ended September 30, 2019. The increase in gross margin during the nine months ended September 30, 2019 was primarily due to cost reductions realized on the MyoPro, partially offset by the effect of the factors discussed above.

Operating expenses,

The following table sets forth our operating expenses for each of the periods presented.

	For the Three Months Ended September 30,		Period-to- Period Change		For the Nine Months Ended September 30,		Period-to- Period Change
	2019	2018	$	%	2019	2018	$	%
Research and development	$544,679	$449,673	$95,006	21%	$1,615,831	$1,309,014	$306,817	23%
Selling, general and administrative	2,692,613	2,674,160	18,453	1%	8,294,153	7,536,802	757,351	10%

Total operating expenses	$3,237,292	$3,123,833	$113,459	4%	$9,909,984	$8,845,816	$1,064,168	12%

Research and development

Research and development, or R&D, expenses consist of costs for our R&D personnel, including salaries, benefits, bonuses and stock-based compensation, product development costs, costs required to comply with the regulatory requirements of the FDA, the cost of certain third-party contractors and travel expense. R&D costs are expensed as they are incurred. We intend to continue to develop additional products and enhance our existing products and expect R&D costs to continue to increase on an annual basis.

R&D expenses increased by approximately $95,000, or 21%, during the three months ended September 30, 2019, as compared to the same period in 2018, and by approximately $307,000, or 23%, during the nine months ended September 30, 2019, as compared to the same period in 2018. The increases were primarily due to increases in headcount and associated personnel costs, as well as product development costs associated with a new pediatric device,

Selling, general and administrative

Selling expenses consist of costs for our sales, clinical and marketing personnel, including salaries, benefits, bonuses, stock-based compensation and sales commissions, costs of digital advertising, marketing and promotional events, clinical studies, corporate communications, product marketing and travel expenses. Sales commissions are generally earned and recorded as expense when the revenue is recognized. We expect sales and marketing expenses to increase as we expand our sales and marketing efforts.

General and administrative expenses consist primarily of costs for administrative and finance personnel, including salaries, benefits, bonuses and stock-based compensation, professional fees associated with legal matters, consulting expenses, costs for pursuing insurance reimbursements for our products, and costs required to comply with the regulatory requirements of the SEC, as well as costs associated with accounting systems, insurance premiums and other corporate expenses. We expect that general and administrative expenses will increase as we pursue an increased number of insurance reimbursements and seek expanded payor coverage for our products and add administrative and accounting support structure for our growing business.

Selling, general and administrative expenses increased by approximately $18,000, or 1%, during the three months ended September 30, 2019, as compared to the same period in 2018, and increased by approximately $757,000, or 10%, during the nine months ended September 30, 2019, as compared to the same period in 2018. The increases were primarily due to increases in headcount and associated personnel costs, particularly associated with reimbursement activities.

Interest and other expense (income)

The following table sets forth our interest and other expense (income) for each of the periods presented.

	For the Three Months Ended September 30,		Period-to-Period Change		For the Nine Months Ended September 30,		Period-to-Period Change
	2019	2018	$	%	2019	2018	$	%
Change in fair value of derivative liabilities	$(14,536)	$(13,310)	$(1,226)	9%	$(155,955)	$(31,278)	$(124,677)	399%
Interest (income) and other expense, net	(22,394)	(45,297)	22,903	-51%	(106,727)	(137,327)	30,600	-22%

Total interest (income) expense and other expense (income)	$(36,930)	$(58,607)	$21,677	(37)%	$(262,682)	$(168,605)	$(94,077)	56%

The increases in the gain from the change in fair value of derivative liabilities during each of the three and nine months ended September 30, 2019 is primarily due to the decreases in the fair value of the derivative liabilities for the warrants issued to our selling agents for our public offerings in February 2019 and December 2017. The decreases in fair value of our derivative liabilities are primarily due to the decline in our stock price during these time periods.

The decreases in interest and other expense (income) were due primarily to lower interest income due to lower cash balances.

Adjusted EBITDA

We believe that the presentation of Adjusted EBITDA, a financial measure that is not part of U.S. Generally Accepted Accounting Principles, or GAAP, provides investors with additional information about our financial results. Adjusted EBITDA is an important supplemental measure used by our board of directors and management to evaluate our operating performance from period-to-period on a consistent basis and as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations.

We define Adjusted EBITDA as earnings before interest and other income (expense), taxes, depreciation and amortization adjusted for, stock-based compensation and the impact of the fair value revaluation of our derivative liabilities.

Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. In particular:

•	Adjusted EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;

•	Adjusted EBITDA does not include other income (expense);

•	Adjusted EBITDA does not include depreciation expense from fixed assets;

•	Adjusted EBITDA does not include the impact of stock-based compensation; and

•	Adjusted EBITDA does not include the change in value of our derivative liabilities.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures including net income (loss) and our financial results presented in accordance with U.S. GAAP.

The following table provides a reconciliation of net loss to Adjusted EBITDA for each of the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net loss	$(2,788,118)	$(2,649,822)	$(7,951,505)	$(7,624,785)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense	(22,394)	(45,297)	(106,727)	(137,327)
Depreciation expense	25,602	19,932	70,678	48,833
Stock-based compensation	146,951	150,881	740,304	642,961
Change in fair value of derivative liabilities	(14,536)	(13,310)	(155,955)	(31,278)

Adjusted EBITDA	$(2,652,495)	$(2,537,616)	$(7,403,205)	$(7,101,596)

Comparison of the Years Ended December 31, 2018 and 2017

The following table sets forth our revenue, cost of revenue, gross profit and gross margin for each of the years presented.

	Year-to-year change
	2018	2017	$	%
Revenue	$2,444,104	$1,558,866	$885,238	57%
Cost of revenue	728,279	505,280	222,999	44

Gross profit	$1,715,825	$1,053,586	$662,239	63%

Gross margin	70%	68%		2%

Revenues

Total revenue increased by $885,000, or 57%. Product revenue increased by $939,000, due to a significantly higher average selling price, offset by a $54,000 decrease in grant revenue. Product sales of $2,380,000 include $363,000 in direct sales to patients and reflect a $428,000 decrease in product sales to distributors primarily to Ottobock. There were no product sales made to Ottobock in the year ended December 31, 2018.

Grant revenue for the year ended December 31, 2018, was $65,000 compared with $118,000 for the year ended December 31, 2017. We expect that grant revenue will continue to decline in future periods as we complete our research activities associated with the grants.

Gross margin

Gross margin increased to 70% for the year ended December 31, 2018, as compared to 68% in the comparable 2017 period due to a significantly higher average selling price per unit offset by an increase in inventory and warranty provisions.

We expect our product gross margins to vary depending on amounts of reimbursements from third party payors and related average selling price, as well as mix of product and sales channels.

Operating expenses

The following table sets forth our operating expenses for each of the years presented.

	Year-to-year change
	2018	2017	$	%
Research and development	$1,838,633	$1,751,731	$86,902	5%
Selling, general and administrative	10,405,609	5,849,969	4,555,640	78

Total operating expenses	$12,244,242	$7,601,700	$4,642,542	61%

Research and development

R&D expenses increased by $87,000, or 5%. The increase was primarily due to an increase in personnel costs of $239,000, related to additional engineering personnel costs and an increase in share-based compensation. The increase in personnel costs were offset by a decrease in bonus compensation. In 2017 we awarded a special incentive bonus of $300,000 to an engineering executive.

Selling, general and administrative

Selling, general and administrative expenses increased by $4,556,000 or 78%. The increase was primarily due to increases in personnel costs of $2,443,000, professional services of $724,000, marketing expenses of $482,000, facilities costs of $422,000, and an increase in share-based compensation expense of $440,000. Personnel costs increased primarily as a result of adding headcount to support, sales, marketing and reimbursement efforts. This has the effect of increasing share-based compensation expenses as well. Professional and consulting fees increased reflecting a full year of being a public company and other costs supporting our reimbursement efforts. Marketing expenses increased by primarily for lead generation, public relations and trade shows. Facilities costs increased due to insurance, rent and office expenses.

Other expense (income)

The following table sets forth our interest and other expense (income) for each of the years presented.

	Year-to-year change
	2018	2017	$	%
Loss on early extinguishment of debt	$—	$135,244	(135,244)	N/M
Change in fair value of derivative liabilities	(36,269)	(116,795)	80,526	(69)%
Debt discount on convertible notes	—	5,172,000	(5,172,000)	N/M
Interest (income) expense and other expense, net	(175,409)	358,916	(534,325)	N/M

Total interest (income) and other expense (income)	$(211,678)	$5,549,365	$(5,761,043)	(104)%

The loss on early extinguishment of debt of $135,000 in 2017 reflects the payoff of 50% of our notes payable, shareholder balance including accrued but unpaid interest through the issuance of our shares at a 20% discount.

The change in the fair value of derivative liabilities of $81,000 is due to recording a derivative liability relating to warrants issued during the year ended December 31, 2017 and subsequent mark-to-market adjustments of our derivative liabilities primarily due to the decline in stock price during the year ended December 31, 2018.

The debt discount on convertible notes in 2017 resulted from the closing of our IPO, as the measurement of the value of the previously contingent embedded beneficial conversion option was now determinable and we were required under GAAP to recognize the value of the embedded beneficial conversion features and the warrants issued with the notes as a charge to interest expense. Because the combined relative fair value of the warrants and the value of the beneficial conversion feature exceeded the principal value of the convertible promissory notes, we recorded an immediate charge to interest expense for the debt discount in the statement of operations on June 9, 2017, our IPO closing date, equal to the $5,172,000 principal value of the notes. We did not hold debt during the year ended December 31, 2018.

The increase in interest and other expense of $534,000, net is primarily due to an increase in interest income due on cash held in our money market account due to the cash proceeds raised from our 2017 IPO.

Adjusted EBITDA

We define Adjusted EBITDA as earnings before interest and other income (expense), taxes, depreciation and amortization adjusted for, stock-based compensation, the debt discount on convertible notes and the impact of the fair value revaluation of our derivative liabilities.

Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. In particular:

•	Adjusted EBITDA does not reflect the amounts we paid in interest expense on our outstanding debt;

•	Adjusted EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;

•	Adjusted EBITDA does not include other income (expense);

•	Adjusted EBITDA does not include depreciation expense from fixed assets;

•	Adjusted EBITDA does not include the impact of stock-based compensation;

•	Adjusted EBITDA does not include the debt discount on convertible notes;

•	Adjusted EBITDA does not include the change in value of our derivative liabilities; and

•	Adjusted EBITDA does not include the loss on early extinguishment of debt.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures including net income (loss) and our financial results presented in accordance with U.S. GAAP.

The following table provides a reconciliation of net loss to Adjusted EBITDA for each of the years indicated:

	2018	2017
GAAP net loss	$(10,316,739)	$(12,097,479)
Adjustments to reconcile to Adjusted EBITDA:
Loss on early extinguishment of debt	—	135,244
Interest expense	—	357,122
Interest (income) expense and other expense, net	(175,409)	1,793
Depreciation expense	69,682	11,415
Stock-based compensation	814,666	279,508
Debt discount on convertible notes	—	5,172,000
Change in fair value of derivative liabilities	(36,269)	(116,795)

Adjusted EBITDA	$(9,644,069)	$(6,257,192)

Liquidity and Capital Resources

Liquidity

We measure our liquidity in a number of ways, including the following:

	September 30, 2019	December 31, 2018
Cash and cash equivalents	$4,328,355	$6,540,794
Working capital	$4,040,714	$6,018,790

We had working capital and stockholders’ equity of approximately $4,041,000 and $4,419,000, respectively, at September 30, 2019. We used approximately $7,700,000 in cash for operating activities during the nine months ended September 30, 2019. On October 22, 2019, we entered into a Term Loan with CVP. Under the Term Loan, we received gross proceeds of $3.0 million (excluding fees and expenses). Including an original issue discount, we will repay CVP $3.3 million. The Term Loan bears interest at a rate of 10% and matures 18 months from the issuance date. Monthly redemptions of up to $300,000 begin six months from the inception date, with the actual amount to be determined by CVP. CVP has granted us an option to defer up to three redemption payments. If we elect to defer any payments, we will pay CVP a fee that is the greater of $35,000, or 1%, 1.25% and 1.5% of the outstanding balance for each deferral, respectively, which shall be added to the outstanding balance. The Term Loan is secured by all of our assets, excluding intellectual property. We have agreed that we will not pledge our intellectual property assets to any other party for so long as the Term Loan is outstanding. Subject to the terms and conditions set forth in the Term Loan, we may prepay all or any portion of the outstanding balance of the Term Loan, which includes accrued but unpaid interest, as well as collections and enforcement costs, transfer, stamp, issuance and similar taxes and fees incurred under the Term Loan, at any time subject to a prepayment penalty of 15% of the amount of the outstanding balance to be repaid. For so long as the Term Loan remains outstanding, we have agreed to pay CVP 50% of the outstanding balance of the Term Loan from net proceeds that we receive from the sale of our common stock or other equity (excluding sales of common stock under our at market sales agreement, dated as of July 2, 2018 with B. Riley FBR Inc.), which payments will be applied towards and reduce the outstanding balance of the Term Loan. The Term Loan also contains penalty provisions in an event of default. Events of default are categorized between minor events and major events, with penalties of 5% and 15% of the outstanding balance, respectively for each occurrence. Penalties can be incurred for up to three separate events of default, but are capped at 25% of the outstanding balance immediately prior to the first occurrence of an event of default. Events of default include (i) the failure to repay the Term Loan at maturity; (ii) the failure to make monthly redemption payments; (iii) the failure to make timely filings to the SEC; (iv) the failure to obtain CVP’s prior consent to enter into a fundamental transaction, and (v) conditions of insolvency, receivership and bankruptcy filings. After the occurrence of an event of default, interest on the Term Loan will accrue at a rate of 18% per annum, or such lesser rate as permitted under applicable law. As described in the Term Loan, upon the occurrence of certain events of default, the outstanding balance will become automatically due and payable, and upon the occurrence of other events of default, CVP may declare the outstanding balance immediately due and payable at such time or at any time thereafter. The Term Loan includes provisions for technical covenants, but no financial covenants, and the Lender has the right to consent to any additional debt financing arrangements, including convertible debt financings. In connection with the Term Loan, we paid our placement agent a commission equal to 6% of the gross proceeds of the Term Loan.

In light of our cash burn rate, we, believe that our available cash and cash equivalents as of September 30, 2019 raises substantial doubt about our ability to continue as a going concern within one year after the date that the accompanying financial statements are issued. Based upon our working capital, the net proceeds from the Term Loan and projected continued operating losses, we expect that the cash we currently have available will fund our operations into the second quarter of 2020. Thereafter, we will need to raise further capital, through the sale of additional equity or debt securities, to support our future operations and to further execute our business plan. Our operating needs include costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully increase sales of our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

Our plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern are primarily focused on raising additional capital in order to meet our obligations and execute our business plan by pursuing our product development initiatives and penetrating markets for the sale of our products. We believe that we have access to capital resources through possible public or private equity offerings, exercises of outstanding warrants, debt financings (with the consent of CVP), or other means; however, we may be unable to raise sufficient additional capital when we need it or raise capital on favorable terms. Debt financing may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness; and may contain other terms that are not favorable to our stockholders or us. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms. There can be no assurance we will be successful in implementing our plans to alleviate substantial doubt.

Cash Flows for the Nine Months Ended September 30, 2019 and 2018

	Nine Months Ended September 30,
	2019	2018
Net cash used in operating activities	$(7,697,702)	$(7,093,299)
Net cash used in investing activities	(38,261)	(117,370)
Net cash provided by financing activities	5,523,524	3,367,708

Net (decrease) increase in cash, cash equivalents and restricted cash	$(2,212,439)	$(3,842,961)

Operating Activities. The net cash used in operating activities for the nine months ended September 30, 2019 was primarily used to fund a net loss of approximately $7,952,000, adjusted for non-cash expenses in the aggregate amount of $672,000, and by approximately $418,000 of cash used by net changes in the levels of operating assets and liabilities, primarily related to increases in inventories, and prepaid expenses and other current assets and decreases in our accounts payable, partially offset by a decrease in accounts receivable.

The net cash used in operating activities for the nine months ended September 30, 2018 was primarily used to fund a net loss of approximately $7,625,000, adjusted for non-cash expenses in the aggregate amount of approximately $671,000, and by approximately $139,000 of cash used by changes in the levels of operating assets and liabilities, primarily related to increases in accounts receivable, inventories and prepaid expenses and other current assets, offset by an increase in accounts payable and accrued expenses.

Investing Activities. During the nine months ended September 30, 2019 and 2018, our cash used in investing activities was for the purchase of equipment.

Financing Activities. During the nine months ended September 30, 2019, cash provided by financing activities of approximately $5,520,000 was primarily due to $5,604,000 of net proceeds received from our underwritten public offering in February 2019.

During the nine months ended September 30, 2018, cash provided by financing activities of $3,368,000 was primarily due to $3,556,000 of proceeds received for the exercise of warrants.

Cash flows for the Years Ended December 31, 2018 and December 31, 2017

	Year Ended December 31,
	2018	2017
Net cash used in operating activities	$(9,606,310)	$(6,153,419)
Net cash used in investing activities	(126,867)	(67,002)
Net cash provided by financing activities	3,337,598	18,382,620

Net increase (decrease) in cash, cash equivalents, and restricted cash	$(6,395,579)	$12,162,199

Operating Activities. The net cash used in operating activities for the year ended December 31, 2018 was primarily used to fund a net loss of $10,317,000, adjusted for non-cash expenses in the aggregate amount of $897,000 of which $815,000 of non-cash adjustments related to stock-based compensation, and by $187,000 of cash used for changes in operating assets and liabilities, primarily related to decreases in accounts receivable, inventories, prepaid expenses and other current assets, and deferred revenue which was partially offset by increases in our accounts payable and other accrued expenses and other current liabilities.

The net cash used in operating activities for the year ended December 31, 2017 was primarily used to fund a net loss of $12,097,000, adjusted for non-cash expenses in the aggregate amount of $5,438,000, of which $5,055,000 of non-cash adjustments related to fair value adjustments of warrants and derivative liabilities, and by $506,000 of cash provided by changes in the levels of operating assets and liabilities, primarily related to increases in accounts payable, accrued expenses and accrued interest partially offset by increases in our accounts receivable, prepaid expenses and other current assets and payments of deferred offering costs.

Investing Activities. During the year ended December 31, 2018 our cash used in investing activities of $127,000 was for the acquisition of equipment.

During the year ended December 31, 2017 our cash used in investing activities of $67,000 was for the acquisition of equipment.

Financing Activities. During the year ended December 31, 2018 cash provided by financing activities of $3,338,000 was primarily due to $3,556,000 of proceeds received for the exercise of warrants. The increase was partially offset by $74,000 for employee statutory withholding taxes paid with the net settlement of vested restricted stock and $145,000 for payments of issuance costs.

During the year ended December 31, 2017, we completed our initial public offering generating $4,368,000 in net proceeds, excluding $438,000 of offering expenses incurred in 2016, and closed our concurrent private placement generating $2,923,000 in net proceeds. We also completed a secondary offering in December 2017 generating $10,408,000 in net proceeds. In addition, $1,770,000 of cash, was generated from our convertible note.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements and did not have any such arrangements in the nine months ended September 30, 2019, or for the years ended December 31, 2018, or 2017.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with GAAP require management to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumptions are reviewed on an on-going basis and updated as appropriate. Actual results could differ from those estimates. Our significant estimates include the allowance for doubtful accounts, the valuation of our deferred tax asset, the fair value of our derivative liabilities and reserves for slow-moving and consigned inventory.

Accounts Receivable

We carry accounts receivable at invoiced amounts less an allowance for doubtful accounts. We evaluate our accounts receivable on a continuous basis, and if necessary, establish an allowance for doubtful accounts based on a number of factors, including current credit conditions and customer payment history. We do not require collateral or accrue interest on accounts receivable and credit terms are generally 30 days.

Inventories

Inventories are recorded at the lower of cost or net realizable value. Cost is determined using a specific identification method. We reduce the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors. In addition, the carrying value of consigned inventories is reduced by the value of MyoPro devices that will not be sold based on historical experience

Deferred Offering Costs

Deferred offering costs are comprised of direct incremental legal, accounting and financial advisor fees related relating to capital raising efforts. Deferred offering costs are offset against proceeds of an offering. In the event a capital raising effort is terminated, deferred offering costs will be expensed.

Research and Development Costs

We expense research and development costs as incurred. Research and development costs primarily consist of salaries and benefits, facility and overhead costs, and outsourced research activities.

Revenue Recognition

On January 1, 2019, we adopted the new accounting standard ASC 606, “Revenue from Contracts with Customers” and all the related amendments using the modified retrospective method for all contracts not completed as of the date of adoption. For contracts that were modified before the effective date, we reflected the aggregate effect of all modifications when identifying performance obligations and allocating transaction price in accordance with practical expedient ASC 606-10-65-1-(f)-4, which did not have a material effect on our assessment of the cumulative effect adjustment upon adoption. We recognized the cumulative effect of initially applying the new standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605.

Revenues under ASC 606 are required to be recognized either at a “point in time” or “over time,” depending on the facts and circumstances of the arrangement, and are evaluated using a five-step model. The adoption of ASC 606 did not have a material impact on the financial statements at initial implementation. Depending on the timing of product deliveries to customers, which is when cost of revenue must be recorded, and when the Company meets the criteria to record revenue, there may be fluctuations in gross margin on an ongoing basis.

We recognize revenue after applying the following five steps:

1)	Identification of the contract, or contracts, with a customer,

2)	Identification of the performance obligations in the contract, including whether they are distinct within the context of the contract

3)	Determination of the transaction price, including the constraint on variable consideration

4)	Allocation of the transaction price to the performance obligations in the contract

5)	Recognition of revenue when, or as, performance obligations are satisfied

Revenue is recognized when control of these services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

In certain cases, we ship the MyoPro device to O&P providers or directly to patients pending reimbursement from third party payors. As a result of these arrangements, elements of the revenue recognition criteria have not been met upon shipment of the MyoPro. During the three and nine months ended September 30, 2019, we recognized revenue of approximately $164,000 from O&P providers or third-party payors for which costs related to the completion of our performance obligations were recorded in a prior period.

We periodically receive federally-funded grants that requires us to perform research activities as specified in each respective grant. We are paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by us to perform such activities. As required under Topic 606, grant proceeds are now booked as a reduction in R&D expenses. We adopted the accounting standard on a modified retrospective method, and the prior comparative 2018 grant revenue has not been restated for presentation purposes. Grant revenue was previously recognized when persuasive evidence of the arrangement existed, the service had been provided and adherence to specific parameters of the awarded grant were met, the amount was fixed and determinable and collection was reasonably assured. We recognized the revenue on a completion of performance basis where no ongoing obligation existed, or ratably over the term if the grant of no specific performance was required. Direct costs related to these grants were reported as a component of research and development costs in the statements of operations except for reimbursable costs which were reported as a component of cost of revenue in the statements of operations.

We recognized approximately $10,100 and $19,100 of grant income in the three and nine months ended September 30, 2018. Direct costs related to these grants are reported as a component of research and development costs in the statements of operations except for reimbursable costs which are reported as a component of cost of revenue in the statements of operations.

Shipping and handling activities are not considered a contract performance obligation. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.

Income Taxes

We account for income taxes under Accounting Standards Codification 740 Income Taxes, or ASC 740. Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in our financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on our financial condition, results of operations or cash flows.

Stock-Based Compensation

We account for stock awards to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. We reported a net loss for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2016-02, “Leases (Topic 842)”, or ASU 2016-02. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating ASU 2016-02 and its impact on its financial statements. As an emerging growth company, we will delay adoption of ASU 2016-02 until January 1, 2020.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”, or Topic 718. The ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. We have adopted this standard and the adoption of this standard did not have a material impact on our financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.” The ASU requires application of the prospective method of transition (for only the most recent interim or annual period presented in the initial fiscal year of adoption) to the new disclosure requirements for (1) changes in unrealized gains and losses included in OCI and (2) the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU also requires prospective application to any modifications to disclosures made because of the change to the requirements for the narrative description of measurement uncertainty. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. We are currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on our financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Our unrestricted cash and cash equivalents, totaling approximately $4.3 million as of September 30, 2019, was deposited in bank accounts. The cash in these accounts is held for working capital purposes and invested by the bank in overnight money market funds that invest in short-term government or government backed securities. Our primary objective is to preserve our capital for purposes of funding our operations.

JOBS Act

In April 2012, the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards until those standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act.

BUSINESS

Overview

We are a wearable medical robotics company that offers functional improvement for those with neuromuscular disorders and upper limb paralysis. We develop and market the MyoPro product line. A MyoPro is a myoelectric-controlled upper limb brace, or orthosis. The orthosis is a rigid brace used for the purpose of supporting a patient’s weak or paralyzed arm to enable and help improve functional activities of daily living, or ADLs, in the home and community. It is custom-fabricated by trained professionals during a custom fabrication process for each individual user to meet their specific needs. Our products are designed to help improve function in adults and adolescents with neuromuscular conditions due to brachial plexus injury, stroke, traumatic brain injury, spinal cord injury and other neurological disorders. We sell our products through various sales channels, including through orthotics and prosthetics, or O&P providers, the Veterans Administration, or VA, to our distributors in certain accounts and geographic markets and directly to patients. When we provide devices directly to patients and bill their insurance companies directly, we may deliver the MyoPro devices by our own clinical staff or utilize the clinical consulting services of O&P professionals for which they are paid a fee.

Our goal is to address the need to help restore function to individuals who have suffered partial paralysis and can no longer support or move their arm or hand despite the best efforts of surgeons and rehabilitation therapists.

Our solution, the MyoPro custom fabricated limb orthosis, is for the upper limbs. The concept was originally pioneered in the 1960s, refined in the labs of MIT, and made commercially feasible through our efforts. Partial paralysis is severe muscle weakness or loss of voluntary movement in one or more parts of the body. The MyoPro is listed in the United States with the FDA as a Class II (510(k)-exempt) device (Biofeedback Device). We believe it is the only current device able to help neuromuscular-impaired people restore function in weak arms and hands using their own muscle signals. The device consists of a portable arm brace made of a lightweight aerospace metal and includes advanced signal processing software, non-invasive sensors, small motors, and a lightweight battery unit. The product is worn to support the dysfunctional joint and as a functional aid for reaching and grasping, and has also been shown to have therapeutic benefits for some users to increase motor control.

The MyoPro’s control technology utilizes an advanced non-invasive human-machine interface based on non-invasive, patented electromyography, or EMG, control technology that continuously monitors and senses, but does not stimulate, the affected muscles. The patient self-initiates movement through his or her weakened muscle signals that indicate the intention to move. In addition to supporting the weakened limb, the MyoPro functions as a neuro-muscular prosthetic by helping restore function to the impaired limb similarly to a myoelectric prosthetic for an amputee. It is prescribed by physicians and provided by trained clinical professionals as a custom-fabricated myoelectric elbow-wrist-hand orthosis.

In addition to stroke patients, we believe our technology may be used to improve upper extremity movement in patients with peripheral nerve injury, spinal cord injury, cerebral palsy, traumatic brain injury, and other neurological disorders, depending on the individual patient’s condition.

Our strategy is to establish ourselves as the market leader in myoelectric limb orthotics, and to build a set of products, software applications, and value-added services based upon our patented technology platform. While we currently focus on upper extremity orthotics, our future products may include devices for the shoulder, leg, knee, and ankle, sized for adults, adolescents and children, along with non-medical applications for industrial and military markets. We expect to introduce our MyPro device for pediatric use in calendar year 2020.

We estimate that the addressable market in the United States for products directed all individuals with upper extremity paralysis, such as our MyoPro, may total $10 billion, based on 3 million existing cases of upper extremity paralysis and our estimate that up to 25% of such individuals may be medically qualified candidates for a MyoPro. In addition, based on an estimated 350,000 new incidences each year in the United States, we believe this market is expected to grow by $1.2 billion per year. Using similar estimates for countries outside of the United States, we believe that the total worldwide market potential for products addressing upper extremity paralysis may reach $30 billion over time.

To assess whether an individual is a medically-qualified candidate for a MyoPro, we and our distribution partners utilize a variety of techniques to evaluate patients, including tele-health video conference sessions, in-person screening days at various locations, and evaluations at clinical facilities where therapists and physicians refer patients for a MyoPro, which requires a physician’s prescription to be reimbursed by insurance. We use online marketing to educate individuals about the MyoPro solution for their impaired limbs, and also receive referrals of candidates from O&P providers and hospitals such as the Mayo Clinic, Cleveland Clinic, and VA Medical Centers. As a result of these efforts, as of September 30, 2019 we have a total of 528 patients in our reimbursement pipeline, a growth rate of nearly six times since June 30, 2018.

In most cases, private health insurance companies pay for the MyoPro device, either to us directly or to an O&P provider depending on the patient’s insurance plan. If we are serving the patient directly, then we bill the payor, and if an O&P provider is responsible for delivering the MyoPro to the patient, then we sell the custom-fabricated MyoPro device to the O&P provider at a wholesale price, to which they add their clinical services. In November 2018, the Centers for Medicare and Medicaid Services, or CMS, issued two new codes for the MyoPro, L8701 and L8702, and we expect decisions relating to coverage policy determination and reimbursement amounts for our MyoPro products from CMS sometime in 2020, which may offer greater access to the MyoPro for Medicare beneficiaries. CMS has classified our devices as a DME rental, which is typically paid as a monthly rental fee for up to 13 months under a capped rental program. This payment approach differs from the lump-sum payments currently received from by commercial payers, VA hospitals, worker’s compensation, and state Medicaid plans. While expect decisions from CMS sometime in 2020, there is no timetable specified by CMS for such decisions, nor is there any guarantee that any such decisions will actually increase access. In addition, we cannot predict the impact of any such decision on the amounts that we may be reimbursed by private insurance companies, if any. In February 2020, we announced Statutory Health Insurance in Germany has approved MyoPro for patients on a case by case basis. A major German health insurer, BARMER, is covering the cost of the MyoPro provided through certified orthotics and prosthetics clinics in Germany.

We are the exclusive licensee of 2 U.S. patents for the myoelectric limb orthosis device based on technology originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School. We also hold 11 issued patents in the U.S. and various countries and have multiple pending patent applications in the US and international markets. Our intellectual property also consists of trade secrets related to myoelectric control software and mechanical designs from over ten years of R&D and product development activity.

We are headquartered in Cambridge, Massachusetts.

Market Opportunity: Common Causes of Arm Paralysis

Stroke

According to the Centers for Disease Control and Prevention, or the CDC, stroke is the leading cause of disability in the U.S. affecting 800,000 people per year. We have working relationships with rehabilitation facilities in the U.S., including the Mayo Clinic, Cleveland Clinic, Spaulding Rehabilitation Hospital, Loma Linda University Medical Center, Kennedy Krieger Institute, and numerous VA Medical Centers, and we have developed an appropriate set of inclusion criteria to determine which persons that are affected by stroke would be medically qualified for the intervention.

A growing diagnosis in the U.S. is the occurrence of stroke in those under the age of 65. Nationally, 34% of stroke survivors are under 65. The challenges for these younger survivors include the need to return to work, child rearing, and community activities that may not exist for older individuals. We believe that this is an important market segment because of their greater need to return to normal activity, and because they are more likely to have their devices reimbursed by insurance providers.

Vehicular and Workplace Accidents

One of the most straightforward applications for the MyoPro is to support the weak arm and help restore arm function to individuals who have suffered peripheral nerve injuries. A common outcome of vehicular and workplace accidents is damage to the nerves in the shoulder known as the brachial plexus. Many individuals recover from their related trauma with the exception of the ability to control their elbow and in some cases their hand. Nerve transfer surgery is often a solution; however, these procedures are not always restorative. In some cases, patients undergo amputation and receive myoelectric prosthetics rather than deal with a paralyzed arm. One of the leading medical facilities in the U.S. for treating brachial plexus injuries is the Mayo Clinic. We have been working with surgeons at the Mayo Clinic who have incorporated the MyoPro into their surgical post-operative treatment protocol to help improve function in upper limbs.

Spinal Cord Injuries

According to the Christopher and Dana Reeve Foundation, spinal cord injuries are the cause of 23% of all paralysis. The level of paralysis depends on where the injury occurs. Currently, medically qualified individuals for a MyoPro include those with sufficient remaining EMG signal strength to initiate movement of the devices, as determined by the clinician using a MyoPro demonstration unit.

Cerebral Palsy

Based on data provided by the CDC, the prevalence of cerebral palsy, or CP, in the United States is approximately 74,000 for children ages 6-12 years old. CP is caused by brain injury or brain malformation that occurs before, during, or immediately after birth while the infant’s brain is under development.

Birth Brachial Plexus Injuries

During birth, some newborns suffer an injury to the brachial plexus nerve, which can result in arm paralysis. We have been testing our planned pediatric device on children who have suffered this nerve damage to assess its ability to improve function in upper limbs, and expect that this new version of the MyoPro, the MyoPal, will be available to these patients in 2020.

Progressive Conditions

The MyoPro has been prescribed in a few cases for individuals with progressive conditions such as multiple sclerosis and ALS. For individuals with these conditions, the MyoPro is used for functional improvement that may help provide strength conservation and help to extend the time they can maintain independence. As users continue to progress with their condition, settings can be adjusted to provide increasing amounts of assistance.

Arm Paralysis Solutions & Treatments

The standard of care for treating paralysis varies by diagnosis. In the case of neurological injuries such as stroke, occupational / physical therapy is the standard of care. Each year, stroke and other survivors undergo months of rehabilitation. Unfortunately, many are left with long term hemiparesis, which is weakness on one side of the body. Interventions such as electrical stimulation, static braces, and continued therapy are available, and yet the prevalence of chronic upper limb paralysis is in the millions.

Our Solutions

Although commercial products for powered prosthetics have been available since the 1970s, we believe that powered orthotics have been held back by issues related to weight, comfort, and the technological capability of microprocessors and software. The MyoPro is known in the medical community as a custom fabricated limb orthosis. It is created individually for each patient from a cast, just like a prosthetic, except for someone who still has a limb but that is non-functional.

Orthotic devices are provided by clinical professionals who custom fabricate and fit these devices. According to the American Orthotics and Prosthetics Association, in 2018, there were approximately 4,000 O&P facilities located both separate from and within hospitals in the U.S. Additionally, the VA has been a pioneer in O&P. In fact, the design of the MyoPro Motion G powered grasp product is rooted in research conducted at the Boston-area VA in the 1990s. This research demonstrated that it is technically feasible to design a myoelectric elbow-hand orthosis; however, we believe that the product was not commercially practical until we were able to incorporate recent technological developments such as improved microprocessors and software, lightweight materials and motors, and smaller batteries to create an acceptable orthosis for users.

The MyoPro can enable individuals to self-initiate and control movements of a partially paralyzed or weakened limb using their own muscle signals. When the user tries to move, our patented EMG control system uses sensors to detect the weak muscle signal, and then activates a motor to move the limb in the desired direction. The user is in control of their own limb; the brace amplifies their weak muscle signal to restore function to the affected joint. Importantly, the EMG-driven device requires that users are actively engaged throughout the movement; if they stop trying to move, the device stops. With our product, a paralyzed individual, such as one who has suffered a brachial plexus injury, stroke or other neuromuscular disorder can experience improved function in performing ADLs including feeding, reaching and lifting.

To qualify for a MyoPro, candidates must meet a comprehensive set of requirements determined by a trained clinical professional during an in-person evaluation. These criteria include long term partial paralysis, detection of a muscle signal sufficient to control the device, demonstrated cognitive abilities, and lack of other conditions that might limit the effectiveness or safety of the device such as use of certain pharmaceuticals, high levels of pain, or limits to range of motion, as well as falling within measurement limitations for the arm and hand to be able to fit into the device. Finally, candidates must have meaningful and achievable functional goals that can realistically be accomplished with the device that cannot otherwise be achieved with a less costly intervention such as additional rehabilitation therapy.

Each MyoPro brace is custom fabricated to the patient by for optimum mobility and performance. During the evaluation process, our clinical staff or Myomo-trained orthotists or prosthetists will qualify an individual for a MyoPro through a physical assessment. Should the individual qualify, we (in the case of direct billing) or the O&P provider will determine whether the device is covered by the individual’s health insurance. If coverage is approved and the individual is a suitable candidate for MyoPro, then the fabrication and fitting process is undertaken:

•	First an impression molding of the patient’s arm will be taken. This mold is sent off to a central fabrication facility for custom brace fabrication.

•

Fabrication typically takes 2-4 weeks. Once the brace is received by us or the O&P practice, the patient will be brought back for a fitting. During this fitting, the device will be calibrated to the user’s individual muscle signal profile by using our proprietary software, and minor adjustments to the brace can be made to optimize comfort.

•

The user will be provided with initial training and a set of take-home tasks to practice with the brace donned. We or the O&P provider will then refer the MyoPro user to a local therapist for continued training and practice with their new device, and we have a staff of occupational therapists who provide training to these therapists.

In a cost-conscious healthcare environment, we believe that there are two compelling uses for the MyoPro. The first is to enable users functional improvement that can help them to return to work, The second key application is helping improve function for individuals who have difficulty performing ADLs to remain at home. In the U.S., 5% of community residents require daily help with ADLs and consume 23% of all healthcare spending. We believe that helping restore upper limb function to these individuals may result in fewer emergency room visits related to falls, increase their level of activity, and avoid the need for institutionalization. With 70 million baby boomers headed into their retirement years, we believe that it is vital to keep beneficiaries in the lowest cost of care setting — the home.

Healthcare and Privacy Laws and Regulation

We are subject to broadly applicable fraud and abuse and other healthcare laws and regulations. Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, CMS, the Office of Inspector General and Office for Civil Rights, other divisions of the Department of Health and Human Services, or HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments.

Additionally, healthcare providers and third-party payors play a primary role in the recommendation of medical devices and other medical items and services. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, reporting of payments to physicians and teaching hospitals and patient privacy laws and regulations and other healthcare laws and regulations that may constrain our business and/or financial arrangements. Restrictions under applicable federal and state healthcare and privacy laws and regulations, include the following:

•

the federal Anti-Kickback Statute, which makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration (including any kickback, bribe or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, or in return for, that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. A person or entity need not have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus imprisonment and exclusion from government healthcare programs. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

•

the federal civil and criminal false claims laws, including the FCA, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false, fictitious or fraudulent; knowingly making, using or causing to be made or used, a false statement or record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. DME companies that submit claims directly to payors may also be liable under the FCA for the direct submission of such claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

•

the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;

•

HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

•

HIPAA, as amended by HITECH and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•

the federal Physician Payments Sunshine Act, created under the ACA, and its implementing regulations, which require manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to HHS, under the Open Payments Program, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

•

federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products; and

•

analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers or patients; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and local laws that require the licensure of sales representatives; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; data privacy and security laws and regulations in foreign jurisdictions that may be more stringent than those in the United States (such as the European Union, which adopted the General Data Protection Regulation, which will become effective in May 2018); state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts; and state laws related to insurance fraud in the case of claims involving private insurers.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities, including compensation of physicians with stock or stock options , could, despite efforts to comply, be subject to challenge under one or more of such laws. Moreover, efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, exclusion from participation in Medicare, Medicaid and other federal healthcare programs, integrity and oversight agreements to resolve allegations of non-compliance, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Health Insurance Reimbursement

In the United States and markets in other countries, patients who are prescribed medical devices for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. MyoPro devices are typically reimbursed by the patient’s health insurance plan, which include government health programs in the United States such a Medicare and Medicaid, commercial health insurers and managed care organizations. To obtain approval for reimbursement, payors require a physician’s written order, a history of the patient’s medical condition and past treatment, and demonstration of medical necessity. Our Patient Advocacy Team assists patients and O&P providers in developing and submitting this documentation for coverage of the prescribed MyoPro. Since the MyoPro is a relatively new device, payors may not be familiar with the device, and in some cases, deem it to be experimental or investigational. National and regional commercial plans, worker’s compensation programs, auto insurance carriers, Medicare Advantage plans, and some state Medicaid plans have paid for the MyoPro orthosis. The process usually requires obtaining a pre-authorization of the MyoPro for the patient, and if it is initially denied by the payor, we support the patient and O&P provider in appealing the decision. We have been successful in obtaining coverage for the MyoPro on a case by case basis and we continue to follow up on other cases in our reimbursement pipeline which are pending an insurance decision.

As of January 1, 2019, two new HCPCS codes for the MyoPro, L8701 and L8702, issued by CMS, went into effect. CMS elected to classify the MyoPro for Medicare beneficiaries as Durable Medical Equipment (DME) to be provided to patients under a capped rental payment system, where providers are paid monthly over a period of thirteen months. We are continuing to work with CMS on publishing reimbursement guidelines for our product. While those discussions continue, initial claims will be submitted by an O&P provider for Medicare patients to the Durable Medical Equipment Medicare Administrative Contractors, or DME MAC’s. We expect decisions relating to coverage policy determination and reimbursement amounts for our MyoPro products from CMS sometime in 2020, which may offer greater access to the MyoPro for Medicare beneficiaries. However, there is no specified timetable for such a CMS decision, nor is there any guarantee that any such decisions will actually increase access. In addition, we cannot predict the impact of any such decision on the amounts that we may be reimbursed by private insurance companies, if any.

There is no guarantee that the future level of reimbursement payments for the MyoPro directly to us or to our O&P distributors will be sufficient to cover the cost of the MyoPro device, the clinical services to evaluate and fit patients, and the other support services associated with provisioning of products to patients. Reimbursement levels may affect the number of O&P providers who wish to supply the MyoPro and may limit patient access to the technology depending on the policies of their health insurance plans.

Current and Future Legislation

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could affect our ability to profitably sell MyoPro. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States, there have been and continue to be a number of legislative initiatives and judicial challenges to contain healthcare costs. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the United States medical device industry to which we sell our products. Among other things, the ACA:

•

established a 2.3% excise tax on sales of medical devices with respect to any entity that manufactures or imports specified medical devices offered for sale in the United States, although this tax was suspended for 2016 and 2017 as a result of the enactment of the Consolidated Appropriations Act of 2016 and has been further suspended for 2018 and 2019 as a result of the enactment of the Consolidated Appropriations Act of 2018;

•	established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

•

implemented payment system reforms, including a national pilot program to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain health care services through bundled payment models; and

•	created an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

On January 20, 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. On October 13, 2017, President Trump signed an Executive Order terminating the cost-sharing subsidies that reimburse insurers under the ACA. The Trump administration has concluded that cost-sharing reduction, or CSR, payments to insurance companies required under the ACA have not received necessary appropriations from Congress and announced that it will discontinue these payments immediately until those appropriations are made. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA. Several state Attorneys General filed suit to stop the administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. On June 14, 2018, U.S. Court of Appeals for the Federal Circuit ruled that the federal government was not required to pay more than $12 billion in ACA risk corridor payments to third-party payors who argued were owed to them. The effects of this gap in reimbursement on third-party payors, the viability of the ACA marketplace, providers, and potentially our business, are not yet known.

Moreover, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. The Bipartisan Budget Act of 2018, also amended the ACA, effective January 1, 2019, by increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and closing the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. In addition, CMS has recently published a final rule that would give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, resulted in aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in 2013, and, due to subsequent legislative amendments, will remain in effect through 2029 unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several types of providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In response to perceived increases in healthcare costs in recent years, there have been and continue to be proposals by the Presidential administrations, members of Congress, state governments, regulators and third-party payors to control these costs and, more generally, to reform the United States healthcare system, including by repealing or replacing the ACA. Health care reform imposed a Medical Device Excise Tax, or the MDET on medical device manufacturers through the end of 2015. The Consolidated Appropriations Act, 2016, enacted in December 2015, included a two-year moratorium on MDET such that medical device sales in 2016 and 2017 were exempt from the MDET. New legislation was passed in January 2018 such that implementation of the MDET was suspended until January 1, 2020. Although the MDET was suspended, if this suspension is not continued or made permanent thereafter, the MDET will be automatically reinstated starting on January 1, 2020 and would result in a significant increase in the tax burden on our industry, which could have a material negative impact on our financial condition, results of operations and our cash flows. Other elements of health care reform such as comparative effectiveness research, an independent payment advisory board, payment system reforms including shared savings pilots and other provisions could meaningfully change the way healthcare is developed and delivered, and may materially adversely impact numerous aspects of our business, results of operations and financial condition.

Research and Development

We are committed to investing in a robust product development program and to supporting a variety of clinical research studies to enhance our products, increase the body of evidence to support prescribing and reimbursing our devices, and to grow our range of product offerings. Our R&D team is comprised of engineers with a mix of BS, MS and PhD degrees in electrical engineering, mechanical engineering, biomedical engineering and computer science and augmented by outside resources as needed. The R&D team seeks to combine innovative research conducted over the last 50 years with cutting edge innovations in robotics, machine learning, and material science to continue to enhance our products and product offerings. Our regulatory, clinical, and customer service personnel work closely with our suppliers and providers to promote compliance with quality standards and good manufacturing processes, which we believe result in a high-quality product and limited customer issues.

We have continually enhanced our product offerings by increasing functionality for users by the addition of a multi-articulated wrist and introducing a powered grasp for the hand. Our flagship product is the MyoPro 2, introduced in June 2017, which features improvements in control technology, new configuration software and user interface, and a longer-lasting, pop-out battery for extended use of the brace and convenient replacement.

We plan, depending on available resources, to increase our investment in research, development, and customer service in the future in order to continually improve our system architecture and develop new product innovations that increase the value and breadth of our product offerings. Our next product offering, expected to launch in calendar year 2020, is a pediatric version of the MyoPro which is designed to meet the needs of younger patients suffering from arm and hand paralysis.

Clinical Research Studies

Evidence of efficacy involving myoelectric orthotics dates back to 1967. We have partnered with leading researchers to study the impact of its technology to restore function to a paralyzed joint as well as the real-world benefit that comes from being able to independently perform ADLs in the home, vocational tasks at work, and community activities such as shopping. A study was published in January 2017 that demonstrated the instantaneous reduction in upper limb impairment and increase in ability to complete functional tasks for chronic stroke patients. In addition to the previous published research, Myomo also has an active grant-funded research program. Currently funded studies include a study of the MyoPro device for patients with traumatic brain injury, or TBI, induced arm impairment with the Cleveland VA and Northwestern University and a recently funded study of the device for patients with spinal cord injury, or SCI at Kessler Rehabilitation Center in New Jersey. The preliminary results from the TBI study are very promising, and have been presented at research conferences and published in a recent paper. These studies focused on the ability of MyoPro users to initiate movement of their affected limbs and perform ADLs such as picking up objects so that they may feed themselves and live more independently. In addition to the studies Myomo is directly involved in, various clinical facilities are undertaking their own research projects on the outcomes of MyoPro users, including a recent publication detailing outcomes for patients with brachial plexus injuries, or BPI, by the Mayo Clinic.

Sales and Marketing

Our strategic goal is to develop and commercialize products that become the standard of care for individuals with paralysis who cannot be successfully treated with conventional interventions such as rehabilitation therapy. Our strategy is to establish ourselves as a market leader in myoelectric-controlled orthotics by building a set of products, software applications, and value-added services based upon our patented technology platform. In addition to our recent geographic expansion to serve more areas in the United States, we are entering international markets via local partnerships and distribution arrangements to meet the large global need that we believe exists for individuals with upper limb paralysis.

We utilize digital ads on platforms such as Google and Facebook to reach patients who are potential candidates for our product. Once the prospective patient contacts us or is referred to us, either our trained clinical staff or an O&P provider will evaluate the patient for their suitability as a candidate. If the patient is a suitable candidate, we make a determination whether we will provide the MyoPro directly to the patient, what we refer to as Direct Billing, or if the O&P provider will serve that patient. Under Direct Billing. our customer service team will gather the patient’s medical records while the patient obtains a prescription from their physician. Once these documents are obtained, our patient advocacy team will submit a pre-authorization request to the patient’s insurer. If we receive a pre-authorization, we will proceed to cast the patient’s arm, then fabricate the MyoPro and deliver it to the patient. We also call on hospitals and O&P practices that provide our products to their patients as well as indirect sales through distributors in the United States, Canada, Europe, Chile, and Australia. The MyoPro product line has been approved by the VA system for impaired veterans, and over forty VA facilities have already ordered devices for their patients.

Our business development efforts have resulted in a growing pipeline of patients in our reimbursement process. As of September 30, 2019, 528 patients were in our reimbursement pipeline, a 137% increase compared to 222 patients in the pipeline at September 30, 2018, and a nearly six-fold increase over the number of patients in mid-2018. As of September 30, 2019, 61 MyoPro units were in backlog, which we define as patients for whom we received insurance authorization, but revenue has not been recognized, with an estimated revenue value of $1.8 million.

To bring the MyoPro to what we believe is the large number of potential patients outside of the U.S., in July 2017 we met the criteria to apply the CE Mark, which is a manufacturer’s declaration that the product complies with the essential requirements of the relevant European Union health, safety and environmental protection legislation for the MyoPro so that it can be marketed in Europe. In October 2017 we obtained our medical device license for Canada, enabling us to provide the MyoPro to patients in that country. We have entered into distribution agreements with O&P providers in the United Kingdom, Denmark, Germany, Italy, Chile, and Australia, and received initial MyoPro orders from some of these providers in 2019. We had entered into a three-year distribution agreement with OttoBock SE & Co. KGaA, a large orthotics and prosthetics manufacture, and we elected not to renew that agreement which expires on December 31, 2019, preferring to distribute our products directly to O&P providers in international markets.

In August 2019, we announced an International Technology Licensing Program and our interest in forming partnerships to license the MyoPro technology for certain markets outside of the US. While we have not reached any agreements yet, we are continuing to hold discussions with interested parties so that we can access patients in other countries and earn licensing fees for our technology and know-how.

We plan to increase our direct-to-patient advertising expenditures and field staff to continue to raise awareness and educate clinicians and patients about the MyoPro.

Competition

An individual with difficulty walking has a wide range of technology alternatives from canes and crutches to powered wheelchairs and exoskeleton suits. However, those with paralysis of the arm, wrist, and hand, whose physical challenges that we seek to address, have few options to restore function.

Rehabilitation Therapy

Rehabilitation therapy is the standard of care for upper extremity paralysis and a prerequisite to qualifying for a myoelectric orthosis such as the MyoPro. After a stroke or other traumatic injury, a large portion of survivors are able to regain much or all of their function. However, every year there are many survivors whose upper extremities remain paralyzed despite best efforts of rehabilitation therapists.

Non-Powered Braces

Some individuals are able to accomplish their functional goals with braces that are non-powered or use springs to offset forces of gravity or muscle tightness, referred to as spasticity. Medical professionals who evaluate patients for myoelectric orthotics screen out individuals who could accomplish their goals with a simpler, less costly intervention such as these braces.

Experimental Surgery: Battelle — Brain Implants

An array of experimental interventions currently is being researched at universities and non-profit research facilities around the world. One such innovation recently announced by Battelle Memorial Institute in Ohio involves a craniotomy, which is a surgical opening into the skull performed to implant a sensor chip in the brain. An electrical cable is connected to the top of the head connecting to a system that sends pulses of electrical stimulation to activate muscles in the forearm. The procedure is experimental, invasive, and costly, but may be offered as an alternative to a myoelectric orthosis.

Exoskeleton Suits

During the last few years, a number of companies have emerged to provide exoskeleton suits that enable those with lower extremity paralysis to stand and walk again. Companies in this space include ReWalk, Ekso Bionics, and Cyberdyne. It is possible that companies may begin to compete with solutions such as ours for the upper extremity. Ekso Bionics has recently announced a product to be used only for rehab therapy at a hospital, and we can provide no assurance that these or other companies are not currently developing competing products for the home market.

Potential New Products from O&P Manufacturers

If our business grows, interest may develop among new or existing manufacturers of other O&P devices that compete with the MyoPro, which may or may not challenge the validity of our intellectual property.

Intellectual Property

The MyoPro is protected by two core patents exclusively licensed from MIT for the life of the patents. The first patent (U.S. Pat. No. 7,396,337) covers a powered orthotic device, worn over a patient’s elbow or other joint that senses relatively low-level muscle signals in the vicinity of the joint generated by a patient. In response to the relatively low-level signals, the powered orthotic device moves, causing the patient’s body part to move about the joint accordingly with adjustable force and assistance settings. The patent expires on December 1, 2023. The second patent (U.S. Pat. No. 7,367,958) covers a method of providing rehabilitation movement training for a person suffering from nerve damage, stroke, spinal cord injury, neurological trauma or neuromuscular disorder by moving a body part about a joint using a powered orthotic device. The patent claims methods that include moving the body part about the joint in two directions based on an EMG signal from a muscle associated with that body part or moving the body part about the joint in one direction based on the EMG signal and in another direction based on a return force in the absence of a sensed EMG signal. This patent expires on November 21, 2023, which represents the earliest patent expiration among Myomo’s intellectual property portfolio.

The two patent licenses discussed above were granted pursuant to the MIT License. Under the MIT License , we have been granted access to those certain patent rights in exchange for the payment of royalties, which vary based on the level of our net sales. As part of the MIT License , we must pay a nonrefundable annual license maintenance fee which may be credited to any royalty amounts due in that same year. The License Agreement can be terminated if certain sales targets are not achieved.

The future minimum amounts due under this agreement for the next five years are as follows:

2020	$25,000
2021	25,000
2022	25,000
2023-year patents expire	25,000

Under the MIT License, we issued 6,172 shares of our common stock to MIT. They have the right to purchase additional shares of our common stock to maintain their pro rata ownership.

On November 15, 2016, we entered into a waiver agreement with MIT with regard to certain obligations, or the Obligations Waiver, under the MIT License. The Obligations Waiver contemplates that we have not met certain revenue obligations, or the Revenue Obligations, and certain commercialization obligations, or the Commercial Obligations, which are required under the MIT License. Pursuant to the Revenue Obligations, we were originally obligated to have net sales of at least $200,000, $250,000, $500,000 and $750,000 in 2010, 2011, 2012 and 2013 (and each year thereafter), respectively. Pursuant to the Commercial Obligations, we were originally obligated to introduce a home version of a “licensed product” on or before December 31, 2010, expand distribution of a licensed product to 10 major metropolitan areas on or before December 31, 2011 and expand distribution to at least one country outside of the United States on or before December 31, 2012. The Obligations Waiver waives any and all Revenue Obligations up to the date of the waiver agreement and waives the Commercial Obligations up to and through the date of the waiver agreement. The Obligations Waiver cannot be terminated by any other parties.

Myomo has eleven of its own issued patents as well. In January 2013, Myomo’s patent entitled Powered Orthotic Device was granted in Europe (European Patent No. 2079361), which is validated (currently in force) in six European countries. In June 2014, a substantially similar patent was granted in Japan (Japanese Patent

No. 5557529). In November 2013 and January 2015, Myomo’s two U.S. patents issued entitled Powered Orthotic Device and Method of Using Same (U.S. Pat. Nos. 8,585,620 and 8,926,534, respectively). On July 26, 2016, Myomo’s third U.S. patent was issued (U.S. Pat. No. 9,398,994). We also have a pending patent application for China, and we plan on filing additional patent applications over time. The longest term of our patents extends intellectual property rights until 2029.

In terms of trademarks, the terms Myomo and MyoPro are registered as trademarks with the US Patent & Trademark Office. Within the first ten years from the registration dates shown above, we will be required to complete two (2) “maintenance” filings, one between the 5th and 6th years and the second between the 9th and 10th years. Each successive 10-year period thereafter we will be required to complete a “maintenance” filing between every 9th and 10th year. Our trademarks were registered in 2013 and 2014.

Government Regulation

The MyoPro device and our operations including our supply chain and distribution channels are subject to regulation by the FDA and various other U.S. federal and state agencies. Under the FFDCA, medical devices are classified as Class I, Class II or Class III, depending on the degree of risk associated with the device, what is known about the type of device, and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA premarket review. We have elected to list the MyoPro Family of products under a Class II device classification regulation for biofeedback devices. Under the classification regulation, we believe our device remains 510(k)-exempt as prescription battery powered, external limb orthosis devices that are indicated for muscle relaxation or muscle re-education are generally 510(k)-exempt under the classification regulation. While we believe our device to be exempt from FDA premarket review, our devices are subject to FDA’s post-market requirements, which include compliance with the applicable portions of the FDA’s Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials.

We are also subject to regulation by foreign governmental agencies in connection with international sales. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical device products.

In the European Union, medical devices are regulated under the European Union Directive (93/42/EEC), also known as the Medical Device Directive, or the MDD. An authorized third party, also called a Notified Body, must approve products for CE marking and conducts periodic inspections to ensure applicable regulatory requirements are met. The CE mark is contingent upon continued compliance to the applicable regulations and the quality system requirements of the ISO 13485 standard.

The new European Medical Devices Regulation, or the EU MDR, which was published in May 2017 with a transition period of three years, replaces the MDD. Starting May 2020, the new EU MDR will apply and no new applications under the previous directives will be permitted. During the said three-year transition period, companies need to update their technical documentation and other quality management system processes to meet the new EU MDR requirements. Under the new EU MDR requirements, CE certificates issued under the previous directives prior to May 2020 will remain valid in accordance with their term, beyond the expiration of the transition period, however certain limitations set forth in the EU MDR, such as the need to use classifications that are different from the previous directives, would apply.

We, together with Cogmedix, our primary contract manufacturer, actively maintain FDA 21 CFR Part 820 QSR and ISO 13485 Quality Management Systems for product design and development, manufacturing, distribution, and customer feedback processes. Following the introduction of a product, the FDA and comparable foreign agencies may engage in periodic audits of our quality management system, the product performance, and our advertising and promotional materials. These regulatory controls, as well as any changes in the policies of the

FDA or comparable foreign agencies, can affect the time and cost associated with the development, introduction and continued availability of new products. We work to anticipate these factors in our product development processes.

We have declared conformity to European Directives and apply the CE Mark for distribution of the MyoPro product line in Europe, and we have a Medical Device License for Canada. In addition, Myomo has recently obtained certification of our Quality System, or QS, to the Medical-Device-Single-Audit-Program, or MDSAP. This certifies compliance of the QS for sales in the United States, Canada, Brazil, Australia, and Japan. If we enter into other jurisdictions with additional international partners, we will need to seek the appropriate government approval to supply the devices in these countries. If we fail to comply with applicable foreign regulatory requirements, we may be subject to various administrative and legal actions against us, such as product recalls, product seizures and other civil and criminal sanctions.

Manufacturing

Myomo’s custom fabricated orthosis is comprised of two elements. The first is the electromechanical kit. The kit consists of the motor units, processor, sensors, and battery. Manufacturing for the electromechanical kit is provided by our supplier Cogmedix, a wholly owned subsidiary of Coughlin Companies in Worcester, MA. The second element is the custom fabrication of the orthosis itself from a model of the patient’s arm. Custom fabrication is provided by GRE, privately owned by Jonathan Naft, an executive of Myomo. See “Certain Relationships and Related Party Transactions.”

If the volume and geographic reach of our sales expand, we may seek additional sources for manufacturing and custom fabrication of the devices as our needs may require.

Employees

As of September 30, 2019, we employed a total of 47 full time and 1 part time employee. All employees are subject to contractual agreements that specify requirements for confidentiality, ownership of newly developed intellectual property and restrictions on working for competitors as well as other matters.

Properties

Our primary offices are located at the Cambridge Innovation Center, One Broadway, 14th Floor, in Cambridge, Massachusetts, where we have a month-to-month lease to operate an office consisting of 1,692 square feet of office and laboratory space. Additionally, we have offices at WeWork, 5049 Edwards Ranch, Fort Worth, TX, where we have a six-month lease to operate a call center for lead generation consisting of 310 square feet of office space. We believe our facilities are currently adequate for us to conduct our business. A number of our employees work remotely from home across the U.S.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

MANAGEMENT

Set forth below is information regarding our directors and executive officers as of December 2, 2019.

Name	Age	Title
Paul R. Gudonis	65	President, Chief Executive Officer and Chairman of the Board of Directors
David A. Henry	58	Chief Financial Officer
Jonathan Naft	54	Vice President
Clifford J. Conneighton	70	Chief Marketing Officer
Dr. Brandon Green	37	Chief Medical Officer
Micah J. Mitchell	44	Chief Commercial Officer
Thomas A. Crowley, Jr.(1)(2)	72	Director
Thomas F. Kirk(1)(2)(3)	74	Lead Independent Director
Amy Knapp(1)(2)(3)	64	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Paul R. Gudonis has been our Chairman of the board of directors since August 2016 and our Chief Executive Officer and a director of our company since July 2011. Mr. Gudonis was also appointed President in February 2017. He brings over 35 years of experience in launching new technology-based products and services to our company. His career spans the fields of software, telecommunications, Internet services, and robotics. Prior to joining our company, Mr. Gudonis served as President at FIRST Robotics, or FIRST, from October 2005 until June 2010. Prior to his position at FIRST, Mr. Gudonis was the Chief Executive Officer of Centra Software, Inc., from August 2003 until April 2005. Mr. Gudonis was also the Chief Executive Officer of Genuity, Inc. from January 2000 until March 2003. He has also served as Chairman of the Massachusetts High Tech Council. Mr. Gudonis is a member of the Dean’s Advisory Council at his alma mater, Northwestern University’s McCormick School of Engineering, where he earned his degree in electrical engineering. At McCormick, he serves on advisory boards of the Biomedical Engineering Department and NUvention medical device innovation program. He also earned his MBA degree from Harvard University.

We believe Mr. Gudonis’s academic executive experience, engineering background and substantive experience in growing early stage ventures provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

David A. Henry has been our Chief Financial Officer since February 2019. Mr. Henry brings over 30 years of financial leadership and management experience in high technology manufacturing companies. From April 2004 to July 2007 he was Chief Financial Officer of AMI Semiconductor, a NASDAQ listed company. From July 2007 through June 2017, Mr. Henry was Chief Financial Officer of American Semiconductor Corporation, a NASDAQ listed company. From August 2017 until February 2019, he was Chief Financial Officer of Eos Energy Storage LLC, a privately-held company and manufacturer of grid-scale energy systems for utilities and renewable project developers. Mr. Henry is a Certified Public Accountant. He earned his MBA from Santa Clara University and his BS in Business Administration from the University of California, Berkeley.

Jonathan Naft has been our Vice President since April 2012. Prior to working with our company, Mr. Naft was the president of Geauga Rehabilitation Engineering, GRE, an O&P practice, which he founded. Mr. Naft is an experienced member of the O&P community and has been recognized by the American Academy of Orthotic and Prosthetics with the Tamarack Prize, and the Clinical Creativity Awards. Mr. Naft is also an examiner for the American Board for Certification in Orthotics and Prosthetics and is a past President for the Ohio Academy of Orthotists and Prosthetists. He is a graduate of The Ohio State University College of Engineering and from Northwestern University’s Prosthetic-Orthotic Center.

Clifford J. Conneighton has been our Chief Marketing Officer since August 2017 and served as a marketing consultant to our company since January 2017. Prior to joining our company, since July 2014, Mr. Conneighton served as marketing consultant and interim Chief Marketing Officer for a variety of software and internet companies. From 2012 to 2014, he served as Chief Marketing Officer for Hybris, a privately-held enterprise software company which was acquired by SAP, Inc. From 2010 to 2012, Mr. Conneighton served as Chief Strategy Officer of Elastic Path Software, a privately-held enterprise software company. From 2008 to 2010, he served as a business strategy consultant to Oracle. From 2003 to 2008, he served as Chief Marketing Officer for ATG, a public enterprise software company which was acquired by Oracle. In 1997, Mr. Conneighton co-founded Icoms, a venture-funded cloud-based commerce service provider and served as its Chief Executive Officer until 2001. From 1995 to 1997, Mr. Conneighton served as Vice President of Marketing for BBN Planet, an internet services company. From 1992 to 1994, Mr. Conneighton served as Senior Director of Marketing for Lotus Notes at Lotus Development Corporation. From 1989 to 1992, Mr. Conneighton served as a Vice President and Service Director for Gartner, Inc., an IT advisory and consultancy firm. Previously, Mr. Conneighton spent 10 years in marketing and product management at Digital Equipment Corporation and 7 years in engineering and product management at Texas Instruments. He earned a BS and MS in Systems Engineering at Case Western Reserve University.

Dr. Brandon Green has been our Chief Medical Officer since July 2017. He is a licensed physician and a board-certified prosthetist trained in general surgery at the Cleveland Clinic, physical medicine/rehabilitation at Tufts Medical Center, and prosthetics at Northwestern University. Dr. Green served as the Medical Director of United Prosthetics in Boston from July 2012 until becoming the full-time Chief Medical Officer at our company in July 2017. As Medical Director at United, he oversaw the restructuring of the prior authorization and appeals process in order to improve demonstration of medical necessity for O&P care and multidisciplinary coordination between members of the patient’s care team. Dr. Green is a frequent lecturer on O&P care to physician and patient groups, has routinely consulted for insurers looking to update their general O&P policies, and is experienced in providing direct medical/prosthetic care as well as hands-on technical fabrication of devices, sub-specializing in upper limb prosthetic rehab. Dr. Green received his BS in Biology at University of Arkansas and his Doctor of Osteopathic Medicine at Oklahoma State University.

Micah J. Mitchell has been our Chief Commercial Officer since July 2018. Prior to joining our company, from June 2016 to December 2018, Mr. Mitchell served as Vice President, N.A. Commercial Operations and Business Development for Invacare Corporation (NYSE: IVC), a durable medical equipment manufacturer and distributor. From March 2015 to June 2016, he was a Regional Vice President for Numotion, a privately-held provider of individually configured, medically necessary mobility products and services. Micah was the Managing Member for Wheelchair Vans, LLC, a wheelchair accessible van rental and sales business, which he started in December of 2011 and ran until June 2015. From 2008 to 2012, he served as Director of Sales at Alliance Seating & Mobility, a privately-held custom wheelchair business. Micah is currently on the Board of Directors for Backbones, Inc, a 501(c )(3) nationwide social support group for those with spinal cord injuries. Mr. Mitchell has an MBA from the McCombs School of Business at the University of Texas at Austin and a BS in Economics from Baylor University.

Thomas A. Crowley, Jr. has been a member of our board of directors since March 2012. Mr. Crowley has served on the board of Vertical Spine, LLC since July 2011. He has also served on the board of Cascade Medical Enterprises, LLC since January 2008. He also served as Chairman of Core Essence Orthopedics, Inc. from March 2011 until March 2012. Mr. Crowley was a board member of Aircast, LLC from September 2003 until May 2006 and was a board member of and Freedom Innovations from March 2011 until June 2013, and member of the Corporate Advisory Council and American Society for Surgery of the Hand from January 2010 and December

2011, respectively. Prior to his current role, Mr. Crowley was also President of Small Bone Innovations, Inc. from February 2008 until February 2011. He also served as Managing Director—Healthcare Investment Banking at Friedman Billings Ramsey from September 2006 until January 2008. Mr. Crowley holds a BA from Fairfield University, an MS from Columbia University School of Business, and is a Graduate, U.S. Army Command and General Staff College, Ft. Leavenworth, KS. We believe Mr. Crowley’s executive experience, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Thomas F. Kirk has been a member of our board of directors since September 2014 and lead independent director since October 2016. Mr. Kirk has been the Chief Executive Officer, a member of the board of directors of American Surgical Professionals since June 2013 and in January 2018 he was voted Chairman. Mr. Kirk was the Chief Executive Officer of Hanger Orthopedic Group, Inc. from March 2008 until May 2012 and served as its Chief Operating Officer from January 2002 to February 2008. Mr. Kirk also served as a Director on Hanger’s Board from January 2002 to May 2014. From September 1998 to January 2002, Mr. Kirk was a principal with AlixPartners, LLC (formerly Jay Alix & Associates, Inc.), a management consulting company that was retained by Hanger in 2001 to facilitate its reengineering process. From May 1997 to August 1998, Mr. Kirk served as Vice President, Planning, Development and Quality for FPL Group, a full-service energy provider located in Florida. From April 1996 to April 1997, he served as Vice President and Chief Financial Officer for Quaker Chemical Corporation in Pennsylvania. From December 1987 to March 1996, he held several positions and most recently served as Senior Vice President and Chief Financial Officer for Rhone Poulenc, S.A. in Princeton, New Jersey and Paris, France. From March 1977 to October 1987, he was employed by St. Joe Minerals Corp., a division of Fluor Corporation. Prior to this, he held positions in sales, commercial development, and engineering with Koppers Co., Inc. Mr. Kirk holds a Ph.D. degree in strategic planning/marketing and an MBA degree in finance from the University of Pittsburgh. He also holds a BS degree in mechanical engineering from Carnegie Mellon University. He is a registered professional engineer. We believe Mr. Kirk’s experience in leading management teams in finance, strategic planning and business development provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Amy Knapp has been a member of our board of directors since July 2016. Ms. Knapp brings 35 years of experience in healthcare, working for health plans and health insurance companies. Ms. Knapp is currently Senior Vice President, Markets for Bright Health, a privately-held provider of Medicare Advantage plans, which she joined in May, 2019, In July 2016, Ms. Knapp co-founded Indigo Inc., a start-up offering a whole person retirement planning service using sophisticating matching technology and the most recent science about the role of purpose in a healthy life. Since September 2016 she has served as consultant and advisor to the Chief Executive Officer of Zipongo, a digital nutrition platform based in San Francisco, working on developing Zipongo’s strategic partnership with Google. She is also a director of Wellpass, a text based digital health and wellness company based in New York since June 2015. From April 2014 until January 2015, Ms. Knapp served as a consultant at Alere Health, Inc., a solution provider for wellness and prevention care management and specialized interventions designed to improve health outcomes, where she focused on developing product and revenue diversification strategies and executing partnerships. Since October 2013, Ms. Knapp has worked with the Google Food Innovation Lab, where she focuses on recruiting subject matter experts in healthcare finance, delivery and markets. Ms. Knapp has also served as a consultant to numerous companies since January 2013. From January 2010 to January 2012, Ms. Knapp served as an International Vice President to Jazz at Lincoln Center, a department of Lincoln Center for the Performing Arts. From November 1998 to July 2018, Ms. Knapp served as Regional Chief Executive Officer for United Healthcare’s Northeast and Southeast health plan operations as well as National President for United Healthcare’s middle market segment. Since 2008, Ms. Knapp has served on the boards of directors of Mt. Sinai Medical Center located in Miami Beach, Florida and Affinity Health Plan, a Medicaid health plan located in the Bronx, New York. Ms. Knapp holds a BA degree from Pomona College, Claremont, California and an MBA degree from the University of Southern California. We believe Ms. Knapp’s executive experience, management experience and substantive experience working with companies in the health industry provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our board of directors.

Board Composition

Our board of directors currently consists of four members. We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets. We plan to recruit additional independent directors who can bring specific expertise and experience that is relevant to our business and future direction.

Classified Board

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Class I directors’ terms expire as of the 2021 annual meeting, Class II directors’ terms expire as of the 2022 annual meeting, and Class III directors’ terms expire as of the 2020 annual meeting. The following presents our current directors, their respective class and positions as of June 30, 2019:

Name	Class	Position
Thomas A. Crowley, Jr.	I	Director
Amy Knapp	II	Director
Thomas F. Kirk	III	Lead Independent Director
Paul R. Gudonis	III	Chairman

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director Independence

Our board of directors has determined that Dr. Kirk, Mr. Crowley and Ms. Knapp satisfy the requirement for independence set out in Section 803 of the NYSE American rules and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the board of directors sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, their immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE American rule referenced above. A majority of the members of our board of directors is independent under the NYSE American rules.

Board Committees

Our board of directors has established three standing committees–audit, compensation and nominating and corporate governance–each of which operate under a charter that has been approved by our board. We have appointed persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of the NYSE American.

Audit Committee

We have a separately designated standing audit committee of our board of directors, as defined in Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently comprised of our three independent directors: Amy Knapp, Thomas Crowley and Tom Kirk. Ms. Knapp is the Chair of our audit committee. Our board of directors has determined that each of the members of our audit committee is “independent” within the meaning of the rules of the NYSE American and the SEC, including for audit committee purposes, and that each of the members of our audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE American. In addition, our board of directors has determined that Ms. Knapp is an “audit committee financial expert” as defined by the SEC. Our audit committee operates under a written charter.

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal accounting function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal accounting staff, registered public accounting firm and management;

•	reviewing and approving or ratifying related party transactions; and

•	preparing the audit committee reports required by SEC rules.

Compensation Committee

The members of the compensation committee are Thomas Crowley, Thomas Kirk and Amy Knapp. Mr. Crowley is the Chair of the compensation committee. Our board of directors has determined that each of the members of the compensation committee is “independent” within the meaning of the rules of the NYSE American. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee operates under a written charter.

The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

•	making recommendations to our board with respect to the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing evaluations of our senior executives;

•	review and assess the independence of compensation advisers;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and

•	preparing the compensation committee reports required by SEC rules.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Thomas Kirk and Amy Knapp. Dr. Kirk is the Chair of the nominating and corporate governance committee. Our board of directors has determined that each of the members of the nominating and corporate governance committee is “independent” within the meaning of the rules of the NYSE American. Our nominating and corporate governance committee operates under a written charter.

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending corporate governance principles to the board; and

•	overseeing periodic evaluations of board members.

Board Leadership Structure and Risk Oversight

Our board of directors currently believes that our company is best served by combining the roles of Chairman of the Board, or Chairman and Chief Executive Officer. Our board of directors believes that as Chief Executive Officer, Mr. Gudonis is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors bring experience, oversight and expertise from outside our company, while our Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board based upon the board’s view of what is in the best interests of our company. Accordingly, the board of directors periodically reviews its leadership structure.

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Lead Independent Director

Our independent directors have designated Thomas Kirk as our Lead Independent Director. The Lead Independent Director coordinates the activities of our other independent directors. In addition to the duties of all members of the board of directors, the Lead Independent Director has the following additional responsibilities and authority:

•	presiding at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	scheduling, developing the agenda for, and presiding at executive sessions of the independent directors;

•	advising the Chairman and/or the board of directors as to the decisions reached, if any, at each executive session;

•	serving as the principal liaison between the independent directors and the Chairman/Chief Executive Officer;

•

advising the Chairman as to the quality, quantity and timeliness of the information submitted by our management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•	assisting the board of directors and the nominating and corporate governance committee in better ensuring compliance with and implementation of our corporate governance guidelines; and

•	recommending to the Chairman, at the direction of the independent directors, the retention of outside advisors and consultants who report directly to the board of directors on board-wide issues.

Our board of directors has adopted a lead independent director charter.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. A current copy of the code and all disclosures that are required by law or the NYSE American rules in regard to any amendments to, or waivers from, any provision of the code is included on our website.

EXECUTIVE COMPENSATION

Our named executive officers for 2019 are:

•	Paul R. Gudonis;

•	David A. Henry; and

•	Jonathan Naft.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Paul Gudonis,	2019	240,000			133,800	—	—	(2)	4,750	(5)	378,550
Chief Executive Officer	2018	240,000			—	167,392	126,000	(3)	4,200	(5)	537,592
David A. Henry(6)	2019	181,918	25,000	(4)	26,800	39,637	—	(2)	4,000	(5)	277,355
Chief Financial Officer
Jonathan Naft,	2019	200,000			44,990	—	—	(2)	—		244,990
Vice President	2018	200,000			—	41,848	115,000	(3)	—		356,848

(1)

Amounts reflect the aggregate grant date fair value of stock options awarded to the named executive officer in the year ended December 31, 2019 and 2018, as applicable, using the Black-Scholes option-pricing model in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Financial Statements included elsewhere in this prospectus. These amounts are not the actual value that the named executive officer may realize upon exercise of these stock options.

(2)	2019 executive bonus amounts have not yet been determined.
(3)

Represents bonuses paid to the named executive officers with respect to performance in 2018. A portion of the bonuses ($87,000 and $82,500 for each of Mr. Gudonis and Mr. Naft, respectively) were paid in the form of fully vested restricted stock units granted on January 2, 2019.

(4)	Represents a cash signing bonus paid to Mr. Henry upon his start date with us.
(5)	Consists of payments paid by us for a parking pass.
(6)	Mr. Henry joined us as our chief financial officer on February 18, 2019.

Narrative Disclosure to Summary Compensation Table

Our compensation committee reviews compensation annually for all employees, including our executives. In setting executive base salaries and annual incentives and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short -and long-term results that are in the best interests of our stockholders, and a long-term commitment to us.

Our compensation committee is responsible for determining the compensation for all our executive officers. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives. We also review the compensation practices for other publicly traded companies in similar industries and of similar market capitalization. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then sets the compensation for each executive officer.

Base Salary

Each named executive officer’s base salary noted above is a fixed component of annual compensation for performing specific duties and functions, and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and experience.

Annual Performance Bonuses

Our annual performance bonus program is intended to reward our named executive officers for meeting objective or subjective individual and/or company-wide performance goals for a fiscal year.

Long Term Equity Incentives

Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance.

Employment Agreements

Paul R. Gudonis:

On December 23, 2016, we entered into a new employment agreement with Mr. Gudonis, which we refer to as the Gudonis Agreement, pursuant to which Mr. Gudonis agreed to continue serving us as our Chief Executive Officer. Mr. Gudonis’ initial annual base salary under the Gudonis Agreement of $120,000 was increased to $240,000 in June 2017. During the term, Mr. Gudonis is eligible to receive an annual bonus of up to 50% of his base salary, with the actual amount to be determined by the board of directors and the compensation committee based upon Mr. Gudonis and us meeting certain reasonable strategic, sales, operational, and financial goals and targets established by the board of directors. On December 13, 2019, the compensation committee extended the term of the Gudonis Agreement to December 31, 2020.

As set forth in the Gudonis Agreement, Mr. Gudonis’ employment is at will, with an initial three (3) year term that may be renewed upon the consent of the parties. If the parties decide not to renew the Gudonis Agreement but to continue to work together in an employment relationship, Mr. Gudonis’ employment shall continue on an at-will basis pursuant to the terms and conditions then in effect, unless otherwise modified in writing. In the case of termination without cause, then we are required to pay to Mr. Gudonis (i) his base salary for twelve months plus a pro-rata portion of his bonus for the year, to be paid at the usual time bonuses are paid, (ii) if Mr. Gudonis was participating in our group health plan immediately prior to the date of termination and he elects Consolidated Omnibus Budget Reconciliation Act, or COBRA, health continuation, then we are required to pay to Mr. Gudonis a monthly cash payment for twelve (12) months or Mr. Gudonis’ COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Gudonis if he had remained employed by us, and (iii) all stock options and other stock-based awards held by Mr. Gudonis which would have vested if employment had continued for twelve (12) additional months will vest and become exercisable or non-forfeitable. The payment by us of Mr. Gudonis’ base salary may be made either by a lump sum or in equal installments. Additionally, if such termination without cause occurs within 12 months after the occurrence of a change in control, then notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Mr. Gudonis shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination.

David Henry:

On February 18, 2019, we entered into a new employment agreement in conjunction with the hiring of Mr. Henry, which we refer to as the Henry Agreement, pursuant to which Mr. Henry agreed to serve us as Chief Financial Officer. Mr. Henry’s initial annual base salary under the Henry Agreement is $215,000. This base salary shall be determined annually by our Chief Executive Officer. Mr. Henry also received a cash signing bonus of $25,000. During the term, which is initially for two years with an automatic one-year renewal,

Mr. Henry is eligible to receive cash incentive compensation as determined annually by the Chief Executive Officer and the board of directors. Mr. Henry’s target annual incentive compensation is 50% of his base salary.

As set forth in the Henry Agreement, Mr. Henry’s employment is at will, with no specific end date, though in the case of termination without cause then (i) we are required to pay Mr. Henry an amount equal to 50% of the sum of the base salary plus a pro-rata portion of the incentive bonus for the year (excluding any signing bonuses), to be paid at the usual time bonuses are paid, with such amount increasing to 75% of the base salary effective upon the first anniversary of Mr. Henry’s employment (ii) all stock options and other stock-based awards held by Mr. Henry which would have vested if employment had continued for six (6) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Henry was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Henry a monthly cash payment for six (6) months or Mr. Henry’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Henry if he had remained employed by us, with such monthly payments increasing to nine (9) months effective upon the first anniversary of Mr. Henry’s employment and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Mr. Henry is terminated without cause within the 12 months following a change in control, then, in lieu of the prior payments referenced, (i) we are required to pay Mr. Henry an amount equal to 75% of the sum of his base salary plus a pro-rata portion of the incentive bonus for the year, at the usual time bonuses are paid, with such payment increasing to 100% of base salary effective upon the first anniversary of Mr. Henry’s employment, (ii) all stock options and other stock-based awards held by Mr. Henry become exercisable or non-forfeitable, (iii) if Mr. Henry was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Henry a monthly cash payment for nine (9) months or Mr. Henry’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Henry if he had remained employed by us, with such payment increasing to twelve (12) months effective upon the first anniversary of Mr. Henry’s employment and (iv) the amounts payable according to this provision shall be paid out commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Jonathan Naft:

On December 23, 2016, we entered into a new employment agreement with Mr. Naft, which we refer to as the Naft Agreement, pursuant to which Mr. Naft agreed to serve us as Vice President. Mr. Naft’s initial annual base salary under the Naft Agreement of $100,000 was increased to $200,000 in June 2017. This base salary shall be determined annually by our Chief Executive Officer. During the term, which is initially for two years with automatic one-year renewals thereafter, Mr. Naft is eligible to receive cash incentive compensation as determined annually by the Chief Executive Officer and the board of directors. Mr. Naft’s target annual incentive compensation is 60% of his base salary.

As set forth in the Naft Agreement, Mr. Naft’s employment is at will, with no specific end date, though in the case of termination without cause then (i) we are required to pay Mr. Naft an amount equal to 50% of the sum of the base salary plus a pro-rata portion of the incentive bonus for the year, to be paid at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Naft which would have vested if employment had continued for six (6) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Naft was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Naft a monthly cash payment for six (6) months or Mr. Naft’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Naft if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Mr. Naft is terminated without cause within the 12 months following a change in control, then, in lieu of the prior payments referenced, (i) we are required to pay Mr. Naft an amount equal to 75% of the sum of his base salary plus a pro-rata portion of the incentive bonus for the year, at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Naft which would have vested if employment had continued for nine (9) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Naft was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Naft a monthly cash payment for six (6) months or Mr. Naft’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Naft if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over nine (9) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Equity Compensation Plan Information

Outstanding Equity Awards at Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of December 31, 2019:

		Option Awards					Stock Awards
Name	Grant Dates	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Prices	Option Expiration Dates	Number of Shares, or Units of Stock that Have Not Vested	Market Value of Shares, or Units of Stock that Have Not Vested(6)
Paul R. Gudonis	3/18/2015	694	—		$0.048	3/18/2025
	6/29/2016	182	26	(1)	$31.488	6/29/2026
	1/2/2018	2,555	111	(2)	$109.50	1/2/2028
	10/18/2019						6,666	$60,194	(3)
David A. Henry	2/18/2019						666	$6,014	(4)
	2/19/2019	—	1,666		$40.20	2/19/2029
Jonathan Naft	7/18/2012	208	—		$4.80	7/18/2022
	9/25/2013	202	—		$0.048	9/25/2023
	6/29/2016	83	—		$31.488	6/29/2026
	1/2/2018	638	27	(2)	$109.50	1/2/2028
	6/5/2019						1,666	$15,044	(5)

(1)	The options vest 25% on the one-year anniversary of the grant date, and the remainder vest in equal monthly installments over the 36-month period thereafter following the grant date.
(2)	The options vest in equal monthly installments over a two-year period.
(3)

Performance-based stock award, which is earned upon the achievement of five separate performance goals, each for 1,333 restricted stock units. Upon achievement of each performance goal, vesting of that portion of the award begins, with 50% of the award vesting on September 25, 2020 and the remainder on September 25, 2021. Performance goals must be achieved in order to be eligible for vesting. As of December 31, 2019, two of the performance goals have been achieved, resulting in 2,666 restricted stock units eligible for vesting.
(4)	RSU’s vest 25% on the first anniversary of the grant date and monthly thereafter for the remaining 36 months of the term of the award.
(5)	RSU’s vest in equal annual installments over a two-year period following the grant date.
(6)

The market value is calculated by multiplying $9.03, the closing price of a share of our common stock on the last trading day of 2019 (December 31, 2019) as reported on NYSE American, by the number of unvested units.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise/ vesting of outstanding equity awards (a)		Weighted- average exercise price of outstanding equity awards (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	40,861	(1)	$33.60	(1)	10,151

(1)	Excluding 19.056 shares underlying awards of restricted stock and restricted stock units, the weighted average exercise price of outstanding stock options is $63.00 as of December 31, 2019.

On June 19, 2018, our shareholders and the Board of Directors approved the 2018 Plan. The number of shares of common stock available for awards under the 2018 Plan was equal to 23,537 shares which carried over the remaining 2,870 shares available for grant under the 2016 Stock Option and Incentive Plan on April 1, 2018 and an increase of the share reserve by 20,667 shares. On January 1, 2019 and each January thereafter, the number of shares of common stock reserved and available for issuance under the 2018 Plan will cumulatively increase by 4% of the number shares of common stock outstanding on the immediately preceding December 31 or such lesser number of shares of common stock determined by management in consultation with members of the board of directors, including the compensation committee.

Summary of the 2018 Plan

The following description summarizes certain features of the 2018 Plan.

Administration. The 2018 Plan is administered by the compensation committee. The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2018 Plan. The compensation committee may delegate to our Chief Executive Officer or another executive officer or a committee comprised of the Chief Executive Officer and another officer or officers of the Company the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the 2018 Plan, subject to the discretion of the administrator. As of December 31, 2019, 51 individuals are eligible to participate in the 2018 Plan, which includes six executive officers, 42 employees who are not executive officers and three non-employee directors. There are certain limits on the number of awards that may be granted under the 2018 Plan. For example, the maximum number of shares that may be granted in the form of incentive stock options may not exceed the initial limit, cumulatively increased each January 1 by the lesser of the annual increase for such year or 1,000,000 shares.

Director Compensation Limit. The 2018 Plan provides that the value of all awards awarded under the 2018 Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $1,000,000.

Stock Options. The 2018 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2018 Plan are non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to our employees and our subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option as determined by the compensation committee may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose is the last reported sale price of the shares of common stock on NASDAQ on the date immediately preceding the grant date. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option is fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee determines at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the compensation committee. In general, unless otherwise permitted by the compensation committee, no option granted under the 2018 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the compensation committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the compensation committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The compensation committee may award stock appreciation rights subject to such conditions and restrictions as the compensation committee may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The compensation committee may award shares of common stock to participants subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards shall not be paid unless and until the applicable performance goals are attained).

Restricted Stock Units. The compensation committee may award RSU’s to participants. RSU’s are ultimately payable in the form of cash or shares of common stock subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. In the compensation committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the compensation committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The compensation committee may also grant shares of common stock which are free from any restrictions under the 2018 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may not be granted as a component of a stock option or stock appreciation right award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The compensation committee may grant cash bonuses under the 2018 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions. The 2018 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2018 Plan, all awards will terminate in connection with a sale event unless they are assumed, substituted, or continued by the successor entity. To the extent the parties to the sale event do not provide for awards under the 2018 Plan to be assumed, substituted or continued by the successor entity, (i) awards of stock options and stock appreciation rights will become exercisable prior to their termination, (ii) all other awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and (iii) all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the compensation committee’s discretion or. In the case of such termination, (i) holders of options and stock appreciation rights will be provided with notice and an opportunity to exercise and/or (ii) we may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share consideration and the exercise price of the options or stock appreciation rights (to the extent then exercisable in prices not in excess of the per share consideration). The compensation committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. Unless otherwise determined by our board of directors, any repurchase rights or other rights of the Company that relate to an award will continue to apply to consideration (including cash) that has been substituted, assumed, amended or paid in connection with a sale event.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2018 Plan requires the compensation committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2018 Plan, to certain limits in the 2018 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2018 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the compensation committee, participants may elect to have their tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to exercise or vesting. The compensation committee may also require awards to be subject to mandatory share withholding up to the required withholding amount. The required tax withholding obligation may also be satisfied, in whole or in part, by an arrangement where a certain number of shares of common stock issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the 2018 Plan and the compensation committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NYSE, any amendments that materially change the terms of the 2018 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the compensation committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan. The 2018 Plan was approved by our board of directors on April 20, 2018. Awards of incentive options may be granted under the 2018 Plan until April 20, 2028. No other awards may be granted under the 2018 Plan after the date that is ten years from the date of stockholder approval.

Compensation of Directors

The following table presents the total compensation for each person who served as a member of our board of directors during the year ended December 31, 2019. Total compensation for Mr. Gudonis for services as an employee is presented in “Executive Compensation—Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(1)	Total ($)
Thomas A. Crowley, Jr.(2)	$25,000	$30,000	$55,000
Thomas F. Kirk(3)	$25,000	$30,000	$55,000
Amy Knapp(4)	$25,000	$30,000	$55,000

(1)

Amounts reported in this column reflect the grant date fair value of stock awards granted to the directors in 2019, calculated in accordance with FASB ASC Topic 718. The assumptions used to value the restricted stock awards is based on the closing price of our common stock on the grant date of June 5, 2019 of $27.00 per share. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions.

(2)	As of December 31, 2019, Mr. Crowley held options to purchase 762 shares of common stock and 556 unvested restricted stock units.
(3)	As of December 31, 2019, Mr. Kirk held options to purchase 365 shares of common stock and 556 unvested restricted stock units.
(4)	As of December 31, 2019, Ms. Knapp held options to purchase 313 shares of common stock and 556 unvested restricted stock units.

We issued approximately 1,111 RSU’s to each of our non-employee directors on June 5, 2019, which awards vest quarterly through June 4, 2020, subject to each such director’s continued service. Each of our non-employee directors also receive an annual cash retainer of $20,000, paid quarterly, and each of these directors is also eligible to receive an additional annual cash retainer of $5,000 for service as a committee chair.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2019, to which we were a party or will be a party, including in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 and one percent of the average of our total assets at year-end for our last two completed fiscal years; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

We have adopted a written policy that requires all future transactions between us and any director, director nominee, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K under the Securities Act) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

All of the transactions described below that occurred prior to our initial public offering were entered into prior to the adoption of this written policy but each was approved by our board of directors. Prior to our board of directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction were disclosed to our board of directors, and the transaction was not approved by our board of directors unless a majority of the directors approved the transaction.

GRE Arrangement

We sell our products to GRE, an orthotics and prosthetics practice whose ownership includes Jonathan Naft, who is an executive officer of our company. We sell to GRE at standard list prices. Sales to GRE during the fiscal years ended December 31, 2019, 2018 and 2017 were $51,700, $306,200 and $53,500, respectively. Amounts due from GRE as of December 31, 2019 and 2017 were approximately $25,900 and $77,600, respectively. There were no amounts included in accounts receivable which were due from GRE as of December 31, 2018.

We also obtain consulting and fabrication services from GRE. Charges for these services during the years ended December 31, 2019, 2018 and 2017 amounted to approximately $490,500, $530,300 and $356,400, respectively. Included in accounts payable and accrued expenses as of December 31, 2019, 2018 and 2017 is approximately $47,400, $54,000 and $65,800, respectively due to GRE.

Indemnification Agreements

We have agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Participation in this Offering

Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $125,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no securities in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no securities in this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth the total number and percentage of our shares of common stock that were beneficially owned on December 31, 2019 by: (1) each holder of more than 5% of our common stock; (2) each director; (3) each named executive officer; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of December 31, 2019. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, the applicable percentage ownership is based on 574,497 shares of common stock outstanding as of December 31, 2019, including any shares that such person or persons has the right to acquire within 60 days of December 31, 2019 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $125,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no securities in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no securities in this offering. The table below does not give effect to the potential purchases by such stockholders in this offering.

Unless otherwise indicated, the business address of each person listed is c/o Myomo, Inc., One Broadway, 14th Floor, Cambridge Massachusetts 02142.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Paul R. Gudonis (1)	20,515	3.5%
David A. Henry (2)	583	*
Jonathan Naft (3)	4,627	*
Thomas A. Crowley, Jr. (4)	1,771	*
Thomas F. Kirk (5)	5,846	1.0%
Amy Knapp (6)	1,327	*
Executive officers and directors as a group (9 persons) (7)	39,023	6.7%
Beneficial Owners of 5% of our Common Stock
Steve Sanghi (8)	35,993	6.1%

*	Represents beneficial ownership of less than one percent.
(1)

Consists of (i) 16,019 shares of common stock, (ii) 3,552 shares of common stock issuable upon the exercise of stock options, (iii) 610 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, and (iv) 333 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 17 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of December 31, 2019, and 6,667 restricted stock units which will not vest within 60 days of December 31, 2019.

(2)

Consists of (i) 417 shares of common stock issuable upon the exercise of stock options, and (ii) 166 shares of common stock to be issued in conjunction with vested restricted stock units. This amount does not include 1,250 shares of common stock issuable upon the exercise of stock options which are not exercisable within sixty days of December 31, 2019 and 500 restricted stock units, which will not vest within 60 days of December 31, 2019.
(3)

Consists of (i) 3,133 shares of common stock, (ii) 1,160 shares of common stock issuable upon the exercise of stock options, and (iii) 10,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement. This amount does not include 1,667 restricted stock units, which will not vest within sixty days of December 31, 2019.

(4)

Consists of (i) 1,015 shares of common stock, and (ii) 756 shares of common stock issuable upon the exercise of stock options. This amount does not include 556 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of December 31, 2019.

(5)

Consists of (i) 4,069 shares of common stock, (ii) 365 shares of common stock issuable upon the exercise of stock options, (iii) 412 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (iv) 667 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement, and (v) 333 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 556 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of December 31, 2019.

(6)

Consists of (i) 1,015 shares of common stock, and (ii) 313 shares of common stock issuable upon the exercise of stock options. This amount does not include 556 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of December 31, 2019.

(7)

Consists of (i) 27,222 shares of common stock, (ii) 8,667 shares of common stock issuable upon the exercise of stock options, (iii) 187 shares of common upon to be issued in conjunction with vested restricted stock units. (iv) 1,280 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (v) 1,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement, and (vi) 666 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 222 shares of restricted stock and 15,042 restricted stock units, which do not vest within 60 days of December 31, 2019 and 2,024 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of December 31, 2019.

(8)

Consists of (i) 19,020 shares of common stock, (ii) 313 shares of common stock issuable upon the exercise of stock options. (iii) 5,152 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (iv) 3,175 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement, and (vi) 8,333 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 25,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

As of December 31, 2019, we had 574,497 shares of common stock outstanding held by 141 stockholders of record. In addition, 181,176 shares of common stock were reserved for issuance in connection with the exercise of warrants and under our equity incentive plans, 21,805 shares of common stock were reserved for issuance upon the exercise of stock options, 551,885 shares were reserved for issuance upon the vesting of restricted stock units, and 659 shares were reserved for issuance upon the vesting of restricted stock under our equity incentive plans. Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of common stock.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants to be Issued in this Offering

Investor Warrants

Each full warrant entitles the holder thereof to purchase one share of our common stock at an exercise price per whole share of common stock equal to 110% of the combined public offering price per share of common stock and related warrant in this offering. The warrants will be exercisable during the period commencing on the date of their issuance and ending five years thereafter, the expiration date of the warrants.

The warrants may be exercised by delivering to us a written notice of election to exercise the warrant, appropriately completed, duly signed and delivered, and delivering to us cash payment of the exercise price, if applicable. Upon delivery of the written notice of election to exercise the warrant, appropriately completed and duly signed, and cash payment of the exercise price, if applicable, on and subject to the terms and conditions of the warrant, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If a warrant is exercised for fewer than all of the shares of common stock for which such warrant may be exercised, then upon request of the holder and surrender of such warrant, we shall issue a new warrant exercisable for the remaining number of shares of common stock.

If, and only if, a registration statement relating to the issuance of the shares underlying the warrants is not then effective or available, a holder of warrants may exercise the warrants on a cashless basis, where the holder receives the net value of the warrant in shares of common stock. However, if an effective registration statement is available for the issuance of the shares underlying the warrants, a holder may only exercise the warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and thus the shares of common stock issued upon such cashless exercise would take on the characteristics of the warrants being exercised, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the warrants.

If we fail to timely deliver shares of common stock pursuant to any warrant exercise, and such exercising holder elects to purchase shares of common stock (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of common stock for which such warrant was exercised, then we will be required to deliver, for each day of delay, an amount in cash equal to 1% of the product of (i) the aggregate number of shares of common stock not issued to the holder on a timely basis and (ii) the closing sale price of the common stock on the trading day immediately preceding the last possible date (generally two days after the exercise date) on which we could have issued such shares of common stock to the holder. In addition, if we fail to register such shares on our share register or credit the holder’s account with the depositary trust company for the number of shares of common stock to which the holder is entitled upon exercise, if the holder purchases shares of common stock to deliver in satisfaction of a sale by the holder of shares of common stock that it anticipated receiving from us, then we are required to deliver to the holder, at the holder’s discretion, either (A) an amount in cash equal the full purchase price paid by the holder to acquire such alternative shares or (B) (x) the shares of common stock for which the warrant was exercised and (y) an amount in cash equal to the excess (if any) by which the price paid for the alternative shares exceeds the lowest closing sale price of the common stock during the period beginning on the exercise date and ending on the date such shares are delivered.

If, at any time while the warrants are outstanding, we, directly or indirectly, (1) effect any merger or consolidation with or into another person, (2) effect any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (3) complete any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and which has been accepted by the holders of 50% or more of the outstanding common stock, (4) effect any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (5) in one or more related transactions consummate a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of common stock, or each, a Fundamental Transaction, then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant. Notwithstanding the foregoing, in the event of a Fundamental Transaction (other than a Fundamental Transaction that was not approved by our board of directors), we or any successor entity shall pay at the holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of the remaining unexercised portion of the warrant as determined in accordance with the Black Scholes option pricing model. Any successor to us or surviving entity shall assume the obligations under the warrant.

The exercise price and the number and type of securities purchasable upon exercise of the warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits and certain other events.

If, at any time while the warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), or in each case, a Distribution, then each holder of a warrant shall be entitled to acquire, with respect to the shares of common stock issuable upon exercise of such warrant, the Distributed Property, as defined in each warrant that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the warrant immediately prior to the record date for such Distributed Property.

So long as any of the warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of common stock equal to at least 125% of the maximum number of shares of common stock issuable upon the exercise of all of the warrants then outstanding. If we fail to maintain such a number of authorized and unreserved shares of common stock, we must take all necessary action to increase our authorized shares of common stock to an amount sufficient to allow the immediate exercise of the warrants then outstanding, in accordance with the requirements of our amended and restated certificate of incorporation, bylaws and applicable law, including holding a meeting of our stockholders in order to approve an increase in the number of authorized shares of our common stock within 60 days after such failure. In the event we are prohibited from issuing shares of common stock upon exercise of the warrant due to the failure to have sufficient shares of common stock reserved for such issuance, we are required to make the cash payments described in the warrant in exchange for the cancellation of such portion of the warrant exercisable for the shares that we are unable to deliver.

No fractional shares will be issued upon exercise of the warrants. Except as set forth in the respective warrants, the warrants do not confer upon holders any voting or other rights as stockholders of our company.

A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% of our outstanding common stock after exercise. Subject to our consent, not to be unreasonably withheld, the holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us.

Pre-Funded Warrant

Duration and Exercise Price. Each pre-funded warrant offered hereby has an initial exercise price per share equal to $0.0001. The pre-funded warrants are immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued in certificated form.

Exercisability. The pre-funded warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise. At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they acquire shares of our common stock upon exercise of their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Underwriter Warrant

We have agreed to issue to the representative of the underwriters in this offering warrants to purchase a number our shares of common stock equal to an aggregate of 5% of the shares of common stock and the shares of common stock underlying the warrants sold in this offering. See “Underwriting — Underwriter Warrants.”

Outstanding Warrants

As of December 31, 2019, we had 181,176 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $86.40 per share, including:

•

We issued warrants for the purchase of 12,113 shares of common stock to the underwriter of our February 2019 public offering. The warrants are exercisable at an exercise price of $52.50 per share and expire in February 2023.

•

Warrants were issued to purchase shares of our common stock in our December 2017 public offering, of which warrants to purchase 118,696 shares of common stock remain outstanding as of September 30, 2019. The warrants that we issued in our December 2017 public offering had an original exercise price of $88.50 per share and such exercise price is adjustable if we effect a stock split, a combination or similar transaction, depending on the relative trading prices before and after the combination. The warrants also have anti-dilution protection in the event that we issue equity securities in the future below the then-exercise price of such warrants. These warrants have been repriced from $88.50 per share to $42.00 per share, the offering price per share in our February 2019 underwritten public offering, and are subject to a further pricing as a result of this offering. The warrants expire in December 2022.

•

We issued warrants for the purchase of 2,783 shares of common stock to the underwriter of our December 2017 public offering. The warrants are exercisable at a price of $72.00 per share and expire in December 2020.

•

In June 2017, we issued warrants for the purchase of 18,574 shares of common stock to investors in connection with a private placement that closed concurrently with our IPO in 2017. The warrants are exercisable at a price of $225.00 per share and expire in June 2020.

•	We issued warrants for the purchase of 1,109 shares of common stock to the selling agent of our IPO in 2017. The warrants are exercisable at a price of $247.50 per share and expire in June 2022.

•

In connection with the issuance of its 2015 and 2016 convertible promissory notes, which have been repaid in full, the Company issued warrants the purchase of 981 shares of our common stock at an exercise price of $157.50 per share that expire in June 2022, and warrants for the purchase of 26,645 shares of our common stock at an exercise price of $194.10 per share that expire in June 2020, respectively.

•

In connection with the issuance of certain promissory notes, which have been repaid in full, we issued warrants that expire the earlier of May 2021 or upon a qualified sale of the company, as defined. for the purchase of an aggregate of 275 shares of stock at an exercise price of $194.10 per share.

Registration rights

The holders of our common stock, including shares issued upon the conversion of our convertible preferred stock and warrants or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of the Investor Rights Agreement between us and the holders of these shares, or the Investor Rights Agreement and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Amended Certificate of Incorporation and Reverse Stock Split

On January 30, 2020, the Company filed with the State of Delaware an amendment to its Eighth Amended and Restated Certificate of Incorporation for a one-for-thirty reverse split of the Company’s common stock. All share and per share information has been restated retroactively, giving effect to the reverse stock split for all periods presented. There was no change to reported net loss in any period presented.

Demand registration rights

The holders of 87,406 shares of our common stock, or their permitted transferees, are entitled to demand registration rights. Under the terms of the Investor Rights Agreement, we will be required, upon the written request of holders of a majority of the then-outstanding shares of Registrable Securities, as such term is defined in the Investor Rights Agreement, requesting registration of Registrable Securities having an anticipated net aggregate offering price of at least $10 million, to effect the registration of such shares for public resale. We are required to effect only two registrations pursuant to this provision of the Investor Rights Agreement. A demand for registration may not be made until 180 days after the closing of our IPO.

Form S-3 registration rights

If at any time we become entitled under the Securities Act to register our shares on Form S-3 and the holders of at least 20% of the then-outstanding Registrable Securities request in writing that we register their shares for public resale on Form S-3 with an aggregate price to the public of the shares to be registered, net of underwriting discounts and commissions, of at least $2.5 million, we will be required to effect such registration; provided, however, that if our board of directors determines, in good faith, that such registration would be materially interfere with a significant acquisition, corporate reorganization or similar transaction, require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential, or render us unable to comply with the requirements under the Securities Act or the Exchange Act, we may defer the registration for up to 90 days. We are only obligated to effect up to two registrations on Form S-3 within any twelve-month period.

Piggyback registration rights

The holders of up to 87,406 shares of our common stock or their permitted transferees are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believes that including these shares would adversely affect the offering. In addition, the holders of 3,333 shares underlying the selling agent warrant that we issued in connection with our IPO are entitled to piggyback registration rights in the event that we do not maintain an effective registration statement for the shares underlying such warrant. The holders of 18,574 shares underlying the private placement warrants that we issued in connection with our IPO are entitled to piggyback registration rights in the event that we propose to register any of our common stock, other than on Form S-4 or S-8.

Indemnification

Our Investor Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Termination of registration rights

The registration rights granted under the Investor Rights Agreement will terminate on the fifth anniversary of the closing of our IPO or, as to any holder of Registrable Securities, such earlier time at which such holder can sell all shares held by it in compliance with Rule 144.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation and our bylaws provide that our board of directors be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors are elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation and our bylaws also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. We currently have five members on our board of directors.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Appointment and Removal of Directors

These provisions restricting the size of the board will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our amended and restated certificate of incorporation and our bylaws provide that no member of our board of directors may be removed from office by our stockholders with or without cause, at any time, in addition to any other vote required by law, only upon the approval of not less than a majority of the total voting power of all of our outstanding voting stock.

Advance Notice Procedures

Our amended and restated certificate of incorporation and our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Amendment of Charter Provisions

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. A majority vote of our board of directors or the affirmative vote of holders of at least 75% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal the bylaws. In addition, the affirmative vote of the holders of at least 66 2/3% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter or repeal, or to adopt any provisions inconsistent with any of the provisions in our amended and restated certificate of incorporation relating to amendments to our certificate of incorporation and bylaws, and as described under “Appointment and removal of directors” and “Classified board” above. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of common stock and investor warrants and pre-funded warrants. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service, or the IRS, might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of common stock or investor warrants or pre-funded warrants could differ from those described below.

This discussion does not address U.S. state, local or non-U.S. taxes, the alternative minimum tax, rules regarding qualified small business stock within the meaning of Section 1202 of the Code, the Medicare tax on net investment income or any U.S. federal tax other than the income tax. This discussion also does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

•	a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;

•	a bank, financial institution or insurance company;

•	a regulated investment company, a real estate investment trust or grantor trust;

•	a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;

•

a person holding the common stock, investor warrants or pre-funded warrants as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell common stock, investor warrants or pre-funded warrants under the constructive sale provisions of the Code;

•	a trader in securities that has elected the mark-to-market method of tax accounting for securities;

•	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person who is a partner or investor in a partnership or other pass-through entity that holds common stock, investor warrants or pre-funded warrants;

•	a U.S. person whose “functional currency” is not the U.S. dollar;

•	a controlled foreign corporation or passive foreign investment company;

•	a qualified foreign pension fund or an entity that is wholly owned by one or more qualified foreign pension funds; or

•	a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of common stock, an investor warrant or a pre-funded warrant that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock, an investor warrant or a pre-funded warrant that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from common stock, an investor warrant or a pre-funded warrant.

If a partnership holds common stock, an investor warrant or a pre-funded warrant, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding common stock, an investor warrant or a pre-funded warrant or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of common stock, an investor warrant or a pre-funded warrant.

Income Tax Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.0001 per share. Each holder should consult their tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to common stock, is generally intended to also pertain to pre-funded warrants.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock, investor warrants or pre-funded warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock and Warrants

Investment Unit

The issuance of common stock together with investor warrants and the issuance of pre-funded warrants together with investor warrants, each should be treated for U.S. federal income tax purposes as an investment unit consisting of either one share of our common stock and one investor warrant or one pre-funded warrant and one investor warrant, as applicable. For U.S. federal income tax purposes, the purchase price paid for each investment unit will be allocated between the components of the investment unit based on their respective relative fair market values. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the common stock, investor warrant or pre-funded warrant, as applicable, included in each unit. The allocation will be based upon our determination of the relative values of the investor warrants and of our common stock, which we will complete following the closing of the offering. While uncertain, the IRS, by analogy to the rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that this allocation is binding on you unless you explicitly disclose in a statement attached to your timely filed U.S. federal income tax return for the tax year that includes your acquisition date of the unit that your allocation of the purchase price is different than our allocation. This allocation is not binding, however, on the IRS or the courts. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a unit, and the allocation of the purchase price paid for a unit.

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of capital that is applied against and reduces, but not below zero, the holder’s adjusted tax basis in its common stock and then as gain from the sale or exchange of the common stock as described below under “Sale of Common Stock and Warrants”. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual.

Distributions to U.S. holders that are corporate shareholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate shareholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

A holder of a pre-funded warrant should consult its tax advisor regarding the tax treatment of any distribution with respect to such pre-funded warrant that is held in abeyance in connection with any applicable Beneficial Ownership Limitation.

Sale of Common Stock or Warrants

A U.S. holder of common stock or warrants will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock or warrants in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the common stock or warrants sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock or warrants. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the common stock or warrants are held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Exercise or Lapse of Investor Warrants

Except as discussed below with respect to a cashless exercise of an investor warrant, upon the exercise of an investor warrant for common stock, a U.S. holder generally will not recognize gain or loss and will have a tax basis in the common stock received upon exercise equal to the U.S. holder’s tax basis in the investor warrant, plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of an investor warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder held the warrant. If an investor warrant is allowed to lapse unexercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the investor warrant. Such loss will be long-term capital loss if the investor warrant has been held for more than one year as of the date the warrant lapsed. The deductibility of capital losses is subject to certain limitations.

The tax treatment of a cashless exercise of an investor warrant (i.e., where a portion of the holder’s investor warrants are surrendered, or the Surrendered Warrants, as the exercise price for other warrants to be exercised, or the Exercised Warrants, as described above under “Description of Securities – Warrants – Warrants to be Issued in this Offering”) is uncertain. Although the matter is not free from doubt, a cashless exercise should be treated as a tax-free transaction in which a holder’s tax basis in the common stock received should equal the sum of the U.S. holder’s tax basis in the Surrendered Warrants and the Exercised Warrants. It is also possible, however, that a cashless exercise could be treated as a taxable transaction, and a U.S. holder could recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and such U.S. holder’s tax basis in the Surrendered Warrants. In this case, a U.S. holder’s tax basis in the common stock received should equal the sum of the exercise price deemed paid and the U.S. holder’s tax basis in the investor warrants exercised. Any gain recognized would generally be subject to the tax treatment described above under “Sale of Common Stock or Warrants”

The holding period for common stock acquired in a cashless exercise of an investor warrant will depend on the U.S. federal income tax treatment of a cashless exercise. The holding period for a share of common stock acquired in a cashless exercise would include the holding period of the Surrendered Warrants and Exercised Warrants if the cashless exercise is treated as a tax-free transaction. The holding period for a share of common stock acquired in a cashless exercise would begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange or treated similarly to a cash exercise for an investor warrant (even if otherwise a tax-free transaction). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.

Certain Adjustments or Cash Distributions Made with Respect to Investor Warrants

Distributions may be made with respect to the investor warrants on an “as exercised” basis if dividends are paid on our common stock. Additionally, under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the investor warrants, or an adjustment to the exercise price of the investor warrants, may be treated as a constructive distribution to a U.S. holder of the investor warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of an investor warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the investor warrants should generally not result in a constructive distribution. Although not free from doubt, any constructive or actual distributions would generally be subject to the tax treatment described above under “Dividends on Our Common Stock.”

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and warrants and to the proceeds of a sale of common stock or warrants unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock and Warrants

Investment Unit

The issuance of common stock together with and investor warrants and the issuance of pre-funded warrants together with investor warrants, each should be treated for U.S. federal income tax purposes as an investment unit consisting of either one share of our common stock and one investor warrant or one pre-funded warrant and one investor warrant, as applicable. For U.S. federal income tax purposes, the purchase price paid for each unit will be allocated between the components of the investment units based on their respective relative fair market values.

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock (including a distribution we are deemed to make as described below under “Certain Adjustments or Cash Distributions Made with Respect to Investor Warrants”), however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See below “— Sale of Common Stock or Warrants.” Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing to us or our paying agent an applicable IRS Form W-8 (which generally remains valid for three years, after which time a new properly completed and executed form must be provided to us or our paying agent). If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends (including any dividends deemed to be received by you as described below under “Certain Adjustments or Cash Distributions Made with Respect to Investor Warrants”) received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, or, if an income tax treaty between the United States and the non-U.S. holder’s country of residence applies, are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, are not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, as defined under the Code, net of certain deductions and credits, subject to any applicable income tax treaty providing otherwise. In addition to the graduated tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

A holder of a pre-funded warrant should consult its tax advisor regarding the tax treatment of any distribution with respect to such pre-funded warrant that is held in abeyance in connection with any applicable Beneficial Ownership Limitation.

Sale of Common Stock or Warrants

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of common stock, investor warrants or pre-funded warrants unless:

•

the gain (1) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (2) if an income tax treaty between the United States and the non-U.S. holder’s country of residence applies, the gain is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, in which case the special rules described below apply;

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met, in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States; or

•	if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation,” or USRPHC.

We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we are or become a USRPHC, as long as our common stock is regularly traded on an established securities market, then only a non-U.S. holder that actually or constructively owns (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our outstanding common stock will be subject to U.S. federal income tax on the disposition of our common stock. Our pre-funded warrants are expected to constitute a class of stock for purposes of the rules described above. However, we do not expect our pre-funded warrants to be regularly traded on an established securities market for purposes of such rule. Further, there can be no assurance that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Any gain described in the first bullet point above will be subject to U.S. federal income tax at the regular graduated rates. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

Exercise or Lapse of Warrants

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the exercise of an investor warrant except as described above under “Sale of Common Stock or Warrants”. Except as discussed below with respect to a cashless exercise of an investor warrant, upon the exercise of an investor warrant, a non-U.S. holder generally will not recognize gain or loss upon exercise of an investor warrant.

The tax treatment of a cashless exercise of a warrant (i.e., where a portion of the holder’s investor warrants are surrendered as the exercise price for other investor warrants to be exercised as described above under “Description of Securities – Warrants – Warrants to be Issued in this Offering”) is uncertain. Although the matter is not free from doubt, a cashless exercise of an investor warrant should be treated as a tax-free transaction in which a holder’s tax basis in the common stock received should equal the sum of the non-U.S. holder’s tax basis in the Surrendered Warrants and the Exercised Warrants. It is also possible, however, that a cashless exercise could be treated as a taxable transaction, and a non-U.S. holder could recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and such non-U.S. holder’s tax basis in the Surrendered Warrants. In this case, a non-U.S. holder’s tax basis in the common stock received should equal the sum of the exercise price deemed paid and the non-U.S. holder’s tax basis in the investor warrants exercised. Any gain recognized would generally be subject to the tax treatment described above under “Sale of Common Stock or Warrants.”

The holding period for common stock acquired in a cashless exercise of an investor warrant will depend on the U.S. federal income tax treatment of a cashless exercise. The holding period for a share of common stock acquired in a cashless exercise would include the holding period of the Surrendered Warrants and Exercised Warrants if the cashless exercise is treated as a tax-free transaction. The holding period for a share of common stock acquired in a cashless exercise of an investor warrant would begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange or treated similarly to a cash exercise (even if otherwise a tax-free transaction). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.

Certain Adjustments or Cash Distributions Made with Respect to Investor Warrants

Distributions may be made with respect to the investor warrants on an “as exercised” basis if dividends are paid on our common stock. Additionally, under Section 305 of the Code, an adjustment to the number of ordinary shares that will be issued on the exercise of the investor warrants, or an adjustment to the exercise price of the investor warrants, may be treated as a constructive distribution to a non-U.S. holder of the investor warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of an investor warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the investor warrants should generally not result in a constructive distribution. Although not free from doubt, any constructive or actual distributions would generally be subject to the tax treatment described above under “-Dividends on Our Common Stock.”

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock or warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock or warrants. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Dividends on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock or warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding on Foreign Accounts

The Foreign Account Tax Compliance Act and guidance issued thereunder, or FATCA, imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other foreign entities (including financial intermediaries). FATCA generally imposes withholding at a rate of 30% on payments to certain foreign entities of dividends (including deemed dividends on warrants) on our common stock and certain other withholdable payments, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Such withholding may apply to gross proceeds from the sale or other disposition of our common stock. Although under recently proposed U.S. Treasury regulations, no withholding would apply to such gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed regulations pending finalization. You should consult your tax advisor regarding the application of FATCA.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, investor warrants or pre-funded warrants, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC the representative of the underwriters, with respect to the shares of common stock, pre-funded warrants and investor warrants subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of shares of common stock, pre-funded warrants and investor warrants provided below opposite their names.

Underwriters	Number of Shares	Number of Pre-Funded Warrants	Number of Investor Warrants
Roth Capital Partners, LLC
Dougherty & Co. LLC
Total

The underwriters are offering the shares of common stock, pre-funded warrants and investor warrants subject to their acceptance of the shares of common stock, pre-funded warrants and investor warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock, pre-funded warrants and investor warrants offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock, pre-funded warrants and investor warrants if any such shares, pre-funded warrants and investor warrants are taken. However, the underwriters are not required to take or pay for the securities covered by the underwriters’ over-allotment option described below.

Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $125,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no securities in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no securities in this offering.

Over-Allotment Option

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of            additional shares of common stock at a purchase price of $           per share and/or additional investor warrants to purchase up to            shares of common stock at a purchase price of $           per investor warrant, in any combinations thereof, to cover over-allotments, if any, of the securities offered by this prospectus. If the underwriters exercise this option, the underwriters will be obligated, subject to certain conditions, to purchase such number of additional shares and/or warrants.

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock, pre-funded warrants and/or accompanying investor warrants to the public at the combined public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share of common stock (or pre-funded warrant to purchase common stock) and related warrant. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $         per share of common stock (or pre-funded warrant to purchase shares of common stock) and accompanying investor warrants to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock, investor warrants and pre-funded warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares of common stock and warrants.

	Per Share and Related Investor Warrant[1]	Per Pre-Funded Warrant and Related Investor Warrant[1]	Total Without Exercise of Over- Allotment Option	Total With Exercise of Over- Allotment Option
Combined Public offering price	$	$	$	$
Underwriting discount	$	$	$	$

1

Does not include the warrants to purchase shares of common stock equal to 5% of the number of shares of common stock and the number of shares of common stock underlying the investor warrants and pre-funded warrants sold in the offering to be issued to the representative of the underwriters at the closing or the expense reimbursement provisions described below.

We have agreed to reimburse the underwriters for certain out-of-pocket expenses, including the fees and disbursements of its counsel, up to an aggregate of $75,000. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $                .

If we decide to pursue another public offering of our equity or equity-linked securities (including, without limitation, convertible debt), at any time within nine months of the date of this prospectus, we are obligated to provide the representative of the underwriters the right of first refusal to act as the exclusive placement agent or lead underwriter and sole book runner, as applicable, for such offering, under a separate agreement containing terms and conditions customary for the placement agent and mutually agreed upon by us and the representative of the underwriters.

Underwriter Warrants

We have also agreed to issue to the representative of the underwriters warrants to purchase a number of our shares of common stock equal to an aggregate of 5% of the shares of common stock and the shares of common stock underlying the investor warrants and pre-funded warrants sold in this offering. The underwriter warrants will have an exercise price per share equal to 110% of the combined public offering price per share of common stock and related investor warrant in this offering of $         and may be exercised on a cashless basis in certain circumstances specified in the underwriter warrants. The underwriter warrants are not redeemable by us, become exercisable                months from the date of issuance and will expire                years from the date of issuance. The underwriter warrants will provide for adjustment in the number and price of such underwriters warrants (and the shares of common stock underlying such underwriters warrants) in the event of recapitalization, merger or other fundamental transaction. The underwriter warrants and the underlying shares of common stock have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters warrants nor any shares of our common stock issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriters warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of us;

•

to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of us held by either an underwriter or a related person do not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriter warrants may not contain certain terms.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, and our officers and directors have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters makes any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing and Transfer Agent

Our common stock is listed on the NYSE American and trades under the symbol “MYO.” The transfer agent of our common stock is VStock Transfer, LLC. We do not plan on making an application to list the warrants on the NYSE American, any national securities exchange or other nationally recognized trading system. VStock Transfer, LLC will act as the registrar and transfer agent for the warrants.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of its businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each Member State a Relevant Member State an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriters have represented, warranted and agreed that:

(a)

they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	they have complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares of common stock and the warrants offered hereby are “securities.”

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. Lowenstein Sandler LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

Our financial statements incorporated by reference and appearing elsewhere in this prospectus have been incorporated by reference and included herein, respectively in reliance upon the report, which includes an explanatory paragraph as to our ability to continue as a going concern, of Marcum LLP, an independent registered public accounting firm, incorporated by reference and appearing elsewhere herein and upon the authority of Marcum LLP, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers shares of common stock and warrants to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed as part of the registration statement. For further information about us and the common stock and warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are subject to the reporting and information requirements of the Exchange Act and as a result, we file periodic reports, proxy statements, and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference into this prospectus are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019;

•

our Quarterly Report on Form 10-Q for the quarter ended March  31, 2019, filed with the SEC on May  14, 2019; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019; and our Quarterly Report on Form 10-Q for the quarter ended September  30, 2019, filed with on November 12, 2019;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2019; and

•

our Current Reports on Form 8-K filed with the SEC on February  6, 2019 (not including Item 2.02 thereof and related Exhibit 99.1), February  8, 2019, April 3, 2019, May 22, 2019, June 6, 2019, October  11, 2019, October 23, 2019, December 18, 2019, January 21, 2020 and January 30, 2020.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date any offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

INDEX TO FINANCIAL STATEMENTS

Myomo, Inc.

As of and for the Years Ended December 31, 2018 and 2017
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets at December 31, 2018 and 2017	F-3
Statements of Operations for the years ended December 31, 2018 and 2017	F-4
Statements of Changes in Redeemable and Convertible Preferred Stock and Stockholders’ (Deficiency) Equity for the years ended December 31, 2018 and 2017	F-5
Statements of Cash Flows for the years ended December 31, 2018 and 2017	F-6
Notes to Financial Statements for the years ended December 31, 2018 and 2017	F-7

As of September 30, 2019 and for the Three and Nine Months Ended September 30, 2019 and 2018
Condensed Balance Sheets at September 30, 2019 (unaudited) and December 31, 2018	F-29
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2019 and 2018	F-30
Unaudited Condensed Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2019	F-31
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2019 and 2018	F-33
Notes to Condensed Unaudited Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Myomo, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Myomo, Inc. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in redeemable and convertible preferred stock and stockholders’ (deficiency) equity and cash flows for each of the two years in the period ended December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses, used cash from operations, has an accumulated deficit and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2016.

New York, NY

March 12, 2019, except for the effects of the reverse stock split discussed in Note 15, as to which the date is February 3, 2020

MYOMO, INC.

BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$6,540,794	$12,959,373
Accounts receivable, net	382,258	297,039
Inventories, net	256,149	201,155
Prepaid expenses and other	695,276	388,275

Total Current Assets	7,874,477	13,845,842
Restricted cash	75,000	52,000
Deferred offering costs	144,582	—
Equipment, net	187,513	77,150

Total Assets	$8,281,572	$13,974,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$1,743,427	$1,277,236
Derivative liabilities	3,661	39,930
Deferred revenue	1,990	61,288
Customer advance payments	106,609	106,718

Total Current Liabilities	1,855,687	1,485,172
Deferred revenue, net of current portion	—	44,042

Total Liabilities	1,855,687	1,529,214

Commitments and Contingencies	—	—
Stockholders’ Equity:
Common stock par value $0.0001 per share 100,000,000 shares authorized; 415,006 and 371,322 shares issued as of December 31, 2018 and 2017, respectively, and 414,979 and 371,295 shares outstanding as of December 31, 2018 and 2017, respectively.	41	37
Undesignated preferred stock par value $0.0001 per share; 25,000,000 authorized at December 31, 2018 and 2017. No shares issued or outstanding	—	—
Additional paid-in capital	51,721,834	47,424,992
Accumulated deficit	(45,289,526)	(34,972,787)
Treasury stock, at cost; 27 shares of common stock	(6,464)	(6,464)

Total Stockholders’ Equity	6,425,885	12,445,778

Total Liabilities and Stockholders’ Equity	$8,281,572	$13,974,992

The accompanying notes are an integral part of the financial statements

MYOMO, INC.

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2018	2017
Revenue	$2,444,104	$1,558,866
Cost of revenue	728,279	505,280

Gross margin	1,715,825	1,053,586

Operating expenses:
Research and development	1,838,633	1,751,731
Selling, general and administrative	10,405,609	5,849,969

	12,244,242	7,601,700

Loss from operations	(10,528,417)	(6,548,114)
Other expense (income)
Loss on early extinguishment of debt	—	135,244
Change in fair value of derivative liabilities	(36,269)	(116,795)
Debt discount on convertible notes	—	5,172,000
Interest (income) and other expense, net	(175,409)	358,916

	(211,678)	5,549,365

Net loss	(10,316,739)	(12,097,479)
Deemed dividend – accreted preferred stock	—	(274,011)
Cumulative dividend to Series B-1 preferred stockholders	—	(287,779)

Net loss available to common stockholders	$(10,316,739)	$(12,659,269)

Weighted average number of common shares outstanding:
Basic and diluted	409,746	143,928

Net loss per share available to common stockholders:
Basic and diluted	$(25.18)	$(87.96)

The accompanying notes are an integral part of the financial statements.

MYOMO, INC.

STATEMENTS OF CHANGES IN REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ (DEFICIENCY) EQUITY

	Redeemable and Convertible Preferred Stock						Additional paid-in capital				Total Stockholders’ (Deficiency) Equity
	Series B-1		Series A-1		Common stock			Accumulated deficit	Treasury stock
	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount
Balance, January 1, 2017	55,403	$8,174,693	32,002	$4,497,548	37,469	$4	$5,351,312	$(22,875,308)	27	$(6,464)	$(17,530,456)
Accretion of preferred stock	—	31,493	—	242,518	—	—	(274,011)	—	—	—	(274,011)
Proceeds from IPO, net of offering costs of $1,061,157	—	—	—	—	22,183	2	3,930,076	—	—	—	3,930,078
Proceeds from private placement, net of offering costs of $2,500	—	—	—	—	18,574	2	2,922,883	—	—	—	2,922,885
Conversion of Series A-1 and Series B-1 convertible preferred stock into common stock	(1,662,104)	(8,206,186)	(32,002)	(4,740,066)	87,406	9	12,946,243	—	—	—	12,946,252
Conversion of convertible promissory notes into common stock	—	—	—	—	35,181	4	5,467,385	—	—	—	5,467,389
Fair value of warrants issued with convertible promissory notes	—	—	—	—	—	—	5,172,000	—	—	—	5,172,000
Warrants issued to IPO selling agent deemed to be derivative liability	—	—	—	—	—	—	(156,725)	—	—	—	(156,725)
Common stock issued for the exercise of common stock options	—	—	—	—	2,670	—	26,954	—	—	—	26,954
Common stock issued for the exercise of warrants	—	—	—	—	1,160	—	102,660	—	—	—	102,660
Restricted stock vested	—	—	—	—	10	—	—	—	—	—	—
Shares of common stock issued for services	—	—	—	—	133	—	30,000	—	—	—	30,000
Shares of common stock issued for repayment of promissory notes	—	—	—	—	6,450	—	1,217,172	—	—	—	1,217,172
Proceeds of FBO, net of offering costs of $1,115,294	—	—	—	—	160,024	16	10,407,690	—	—	—	10,407,706
Additional shares issued pursuant to software license agreement	—	—	—	—	17	—	1,845	—	—	—	1,845
Stock-based compensation	—	—	—	—	—	—	279,508	—	—	—	279,508
Net loss	—	—	—	—	—	—	—	(12,097,479)	—	—	(12,097,479)

Balance, December 31, 2017	—	—	—	—	371,295	37	47,424,992	(34,972,787)	27	(6,464)	12,445,778
Common stock issued upon vesting of restricted stock units, net of 760 shares withheld for employee taxes					1,426	—	(74,213)				(74,213)
Exercise of common stock options					39	—	2				2
Exercise of common stock warrants					40,185	4	3,556,387				3,556,391
Restricted stock vested					2,034	—	—				—
Stock-based compensation					—		814,666				814,666
Net loss					—			(10,316,739)			(10,316,739)

Balance, December 31, 2018	—	$—	—	$—	414,979	$41	$51,721,834	$(45,289,526)	27	$(6,464)	$6,425,885

The accompanying notes are an integral part of the financial statements

MYOMO, INC.

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,316,739)	$(12,097,479)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	69,682	11,415
Stock-based compensation	814,666	279,508
Bad debt expense	16,275	—
Amortization of debt discount	—	17,765
Debt discount on convertible notes	—	5,172,000
Inventory reserve	32,645	42,355
Common stock issued for services and software license	—	31,845
Change in fair value of derivative liabilities	(36,269)	(116,795)
Changes in operating assets and liabilities:
Accounts receivable	(101,494)	(182,533)
Inventories	(140,817)	(161,075)
Prepaid expenses and other	(307,001)	(235,938)
Accounts payable and other accrued expenses	466,191	563,225
Accrued interest	—	377,503
Deferred revenue	(103,340)	38,067
Customer advance payments	(109)	106,718

Net cash used in operating activities	(9,606,310)	(6,153,419)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(126,867)	(67,002)

Net cash used in investing activities	(126,867)	(67,002)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of issuance costs	(144,582)	—
Net settlement of vested restricted stock units to fund related employee statutory tax withholding	(74,213)	—
Proceeds from exercise of stock options	2	26,954
Proceeds from exercise of warrants	3,556,391	102,660
Proceeds from IPO, net of offering costs (1)	—	4,368,315
Proceeds from private placement, net of offering costs	—	2,922,885
Proceeds from FPO, net of offering costs	—	10,407,706
Proceeds from convertible promissory notes, net	—	1,770,000
Repayment of note payable, MLSC	—	(1,215,900)

Net cash provided by financing activities	3,337,598	18,382,620

Net increase (decrease) in cash, cash equivalents, and restricted cash	(6,395,579)	12,162,199
Cash, cash equivalents, and restricted cash beginning of year	13,011,373	849,174

Cash, cash equivalents, and restricted cash end of year	$6,615,794	$13,011,373

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION
Cash paid during the period for interest	$—	$97,099
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Inventory capitalized as sales demo equipment	$53,178	$—
Conversion of accrued interest to principal	—	21,916
Exchange of 2015 convertible promissory notes for 2016 convertible promissory notes	—	430,000
Accretion of convertible preferred stock to redemption value	—	274,011
Conversion of convertible preferred stock into common stock	—	12,946,252
Conversion of convertible promissory notes and accrued interest into common stock	—	5,467,389
Issuance of selling agent warrants in connection with IPO	—	156,725
Deferred offering costs to additional paid-in capital upon IPO closing (1)	—	438,237
Common stock issued for repayment of promissory notes and related accrued interest	—	1,217,172

(1)	IPO gross proceeds of $4,991,236 are reduced by $622,921 of IPO offering costs that were incurred in 2017. Another $438,237 of IPO deferred offering costs were paid for in 2016.

The accompanying notes are an integral part of the financial statements.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Business

Myomo Inc. (“Myomo” or the Company”) is a wearable medical robotics company that develops, designs, and produces myoelectric orthotics for people with neuromuscular disorders. The MyoPro ® myoelectric upper limb orthosis product is registered with the Food and Drug Administration as a Class II medical device. The Company sells the product to orthotics and prosthetics (O&P) providers, the Veterans Health Administration (VA), rehabilitation hospitals, and through distributors. Recently, the Company has begun providing devices directly to patients and billing their insurance companies directly, utilizing the clinical services of O&P providers for which they are paid a fee. The Company was incorporated in the State of Delaware on September 1, 2004 and is headquartered in Cambridge, Massachusetts.

Initial Public Offering under Regulation A and Private Placement under Regulation D

On June 9, 2017, the Company completed its initial public offering (“IPO”) under Regulation A of the Securities Act of 1933, as amended, raising $4,991,235, before selling agent and other offering expenses of $1,061,157, through the sale of 665,498 shares of its common stock at a price to the public of $225.00 per share. On June 9, 2017, concurrent with the closing of the IPO, the Company also closed on a private placement under Regulation D Rule 506(b) pursuant to which it sold to accredited investors an aggregate of 18,574 units at $157.50 per unit, for aggregate proceeds of approximately $2,925,385, before offering expenses of $2,500. Each unit consisted of one share of common stock and a three-year warrant to purchase one share of common stock exercisable for $225.00 per share. The combined aggregate gross proceeds raised were $7,916,620.

In connection with the closing of the Company’s IPO on June 9, 2017, the Company filed an amended and restated certificate of incorporation and restated bylaws, both of which were approved by the Company’s board of directors and stockholders on October 23, 2016. Pursuant to the amended and restated certificate of incorporation, the Company is authorized to issue up to 125,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $0.0001 and 25,000,000 shares of undesignated Preferred Stock, par value of $0.0001.

Follow-on Public Offering

On December 4, 2017, the Company completed a follow-on public offering (“FPO”) in which the Company sold 139,167 shares of its common stock and 139,167 warrants to purchase shares of its common stock, at a price to the public of $72.00. The warrants, of which warrants to purchase 118,696 shares of common stock were outstanding as of December 31, 2018, are exercisable at an exercise price of $88.50 per share of common stock, and they expire on December 4, 2022. See Note 14 – Subsequent Events. On December 6, 2017, the Company’s underwriters on the FPO exercised in full its option to purchase 20,875 shares of common stock and accompanying warrant at a combined price to the public of $72.00 per combination. After giving effect to the full exercise of the over-allotment, the Company sold an aggregate of 160,042 shares of common stock and accompanying warrants to purchase an aggregate of 160,042 shares of common stock, raising approximately $11,523,000 before underwriting discounts and other offering expenses of $1,115,000.

Note 2 — Going Concern and Management’s Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of $10,316,739 and $12,097,479 during the years ended December 31, 2018 and 2017, respectively, and has an accumulated deficit of $45,289,526 and $34,972,787 at December 31, 2018 and 2017, respectively. Cash used in operating activities was $9,606,310 and $6,153,419 for the years ended December 31, 2018 and 2017, respectively.

In February 2019, the Company completed a follow-on offering of its common stock, generating net proceeds of approximately $5.6 million. The Company does not expect that its existing cash and net proceeds from the offering will be sufficient to fund its operations for the twelve months from the filing date of these financial statements.

The ability of the Company to continue as a going concern is dependent upon achieving a profitable level of operations and the ability of the Company to obtain necessary financing to fund ongoing operations. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance of these financial statements.

On July 2, 2018, the Company filed a Registration Statement on Form S-3 (the “Shelf”) with the Securities and Exchange Commission in relation to the registration of common stock, preferred stock, warrants and/or units or any combination thereof the Company (collectively, the “Securities”) having an aggregate price of up to $75 million, subject to the limitations of the Shelf. The Company simultaneously entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley FBR, Inc., as sales agent, to provide for the offering, issuance and sale by the Company of up to an aggregate amount of $15 million of the Company’s common stock from time to time in “at-the-market” offerings under the Shelf and subject to the limitations thereof. The Company shall pay to the sales agent cash commissions of 3.0% of the gross proceeds of sales of common stock under the Sales Agreement.

Management plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern are primarily focused on raising additional capital in order to meet its obligations and execute its business plan by pursuing its product development initiatives and penetrate markets for the sale of its products. Management believes that the Company has access to capital resources through possible public or private equity offerings, including sales of common stock under the Sales Agreement, exercises of outstanding warrants, debt financings, or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms. If the Company is unable to secure additional capital, it may be required to curtail its operations or delay the execution of its business plan. There can be no assurance the Company will be successful in implementing its plans to alleviate substantial doubt.

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumptions are reviewed on an on-going basis and updated as appropriate. Actual results could differ from those estimates. The Company’s significant estimates include the allowance for doubtful accounts, deferred tax valuation allowances, warranty obligations and reserves for slow-moving inventory.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist principally of deposit accounts and money market accounts at December 31, 2018 and 2017.

Restricted cash consists of cash deposited with a financial institution as collateral for Company employee credit cards.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the balance sheets that sum to the total of the same amounts show in the statement of cash flows.

	2018	2017
Cash and cash equivalents	$6,540,794	$12,959,373
Restricted cash	75,000	52,000

Total cash, cash equivalents, and restricted cash in the balance sheet	$6,615,794	$13,011,373

Accounts Receivable and Allowance for Doubtful Accounts

The Company reports accounts receivable at invoiced amounts less an allowance for doubtful accounts. The Company evaluates its accounts receivable on a continuous basis, and if necessary, establishes an allowance for doubtful accounts based on a number of factors, including current credit conditions and customer payment history. The Company does not require collateral or accrue interest on accounts receivable and credit terms are generally 30 days. At December 31, 2018, the Company recorded an allowance for doubtful account, which was immaterial to the financial statements. No allowance for doubtful accounts was necessary at December 31, 2017.

Inventories

Inventories are recorded at the lower of cost or net realizable value. Cost is determined using a specific identification method. The Company reduces the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors. In addition, the carrying value of consigned inventories is reduced by the value of MyPro devices that will not be sold based on historical experience.

Restricted Cash

Restricted cash consisted of cash deposited with a financial institution as collateral for Company credit cards for sales personnel.

Deferred Offering Costs

Deferred offering costs are comprised of direct incremental legal, accounting and financial advisor fees related relating to capital raising efforts. Deferred offering costs are offset against proceeds of an offering. In the event a capital raising effort is terminated, deferred offering costs are expensed.

Equipment

Equipment is stated at historical cost, net of accumulated depreciation and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Demonstration units are sometimes provided to the Company’s indirect sales channel by the Company for marketing and patient evaluation purposes. These units are manufactured by the Company and are expensed in the statements of operations to selling, general, and administrative expense. During the years ended December 31, 2018 and 2017, respectively, the Company charged to operations approximately $256,700 and $26,900, respectively, of these units. Demonstrations units provided by the Company on its own sales force are capitalized as equipment on the Company’s balance sheet.

Test units represent units provided to research and development staff to use in their development process and to end users who are given free units to act as testers so that research and development staff can evaluate and understand their use by patients. A primary objective of these units is to determine when and under what conditions they fail, at which time they are analyzed for cause of failure and then scrapped. These units are recorded at cost in the statements of operations as part of research and development expense. During the year ended December 31, 2018 and 2017 the Company charged to operations approximately $17,700 and $29,200, respectively, of these units.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including equipment when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference. Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2018 and 2017.

Accounts Payable and Other Accrued Expenses:

	2018	2017
Trade payables	$426,727	$264,890
Accrued compensation and benefits	1,027,757	642,425
Accrued directors fees	—	100,000
Other	288,943	269,921

	$1,743,427	$1,277,236

Derivative Liabilities

The Company accounts for warrants determined to be derivative financial instruments by recording the warrants as a liability at fair value and marks-to-market the instruments at fair values as of each subsequent balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As of December 31, 2018 and 2017, the Company’s only derivative liabilities are warrants issued to the selling agent for its IPO in 2017.

Revenue Recognition

The Company derives revenue primarily from the sale of its products to O&P providers, the VA, rehabilitation hospitals, and through distributors. Recently, the Company has begun providing devices directly to patients and billing their insurance companies directly, utilizing the clinical services of O&P providers for which they are paid a fee. The Company recognizes revenue upon shipment, provided that persuasive evidence of an arrangement exists, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable, and collectability is deemed probable. In certain cases, the Company ships the MyoPro device to O&P practices pending reimbursement from third party payors. As a result of this arrangement, elements of the revenue recognition criteria have not been met upon shipment of the MyoPro. The Company recognizes revenue when payment has been received, as all of the revenue recognition criteria has been met.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the adoption of certain new or revised financial accounting standards until they would apply to private companies. As such, we have delayed the adoption of Accounting Standards Codification (“ASC”) No. 606, Revenue from Contracts with Customers until January 1, 2019.

The Company receives federally funded grants that require the Company to perform research activities as specified in each respective grant. The Company is paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by the Company to perform such activities. The Company’s grant revenue is recognized when persuasive evidence of the arrangement exists, the service has been provided and adherence to specific parameters of the awarded grant have been met, the amount is fixed and determinable and collection is reasonable assured. The Company recognized approximately $64,600 and $118,100, respectively, of grant income in 2018 and 2017, respectively. Direct costs related to these grants are reported as a component of research and development costs in the statements of operations except for reimbursable costs which are reported as a component of cost of revenue in the statements of operations. Cost of revenue includes reimbursable costs of approximately $31,600 and $11,600 in 2018 and 2017, respectively. Amounts received in advance are deferred.

Shipping and Handling Costs

Shipping and handling costs paid by customers are netted against the related shipping costs we incur. The net cost is recorded in cost of sales. Historically, such costs have not been material.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification ASC 740 Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ASC 740 requires that the tax effects of changes in tax laws or rates be recognized in the financial statement in the period in which the law is enacted.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in the Company’s financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on the Company’s financial condition, results of operations or cash flows.

The Company files income tax returns in federal and state jurisdictions and is no longer subject to examinations by tax authorities for years prior to 2015. Currently, there are no income tax audits in process.

Stock-Based Compensation

The Company accounts for stock awards to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Stock-based compensation expense of approximately $814,700 and $279,500 was recorded in research and development, selling, general and administrative expense in 2018 and 2017, respectively.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. The Company reported a net loss for the years ended December 31, 2018 and 2017, respectively, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

Potentially common shares issuable at December 31, 201 8 and 201 7 consist of:

	2018	2017
Options	24,125	12,300
Warrants	169,063	209,248
Restricted stock units	1,271	—
Restricted stock	1,275	—

Total	195,734	221,548

Advertising

The Company charges the costs of advertising to operating expenses as incurred. Advertising expense amounted to approximately $136,300 and $31,000 in 2018 and 2017, respectively.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs primarily consist of salaries and benefits, facility and overhead costs, and outsourced research activities.

Reclassification

Certain prior period amounts included in the statement of cash flows for the year ended December 31, 2017 have been reclassified to conform to the current year’s presentation in accordance with ASU 2017-18. See “Recent Accounting Pronouncements.”

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the financial statements to determine if any of those events and/or transactions require adjustment to or disclosure in the financial statements.

Recent Accounting Pronouncements

Revenue Related Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers: Topic 606,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition and most industry-specific guidance throughout the ASC. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers—Principal versus Agent Considerations.” This update provides clarifying guidance regarding the application of ASU No. 2014-09 — Revenue from Contracts with Customers when another party, along with the reporting entity, is involved in providing a good or a service to a customer. In these circumstances, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The amendments in the Update clarify the implementation guidance on principal versus agent considerations. In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). ASU 2016-12 provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605) and Revenue from Contracts with Customers (Topic 606).

The Company qualifies as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the adoption of certain new or revised financial accounting standards until they would apply to private companies. As such, the Company delayed the adoption of Accounting Standards Codification (“ASC”) No. 606, Revenue from Contracts with Customers until January 1, 2019.

The new revenue recognition guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). The Company is adopting ASU No 2016-08 and related ASC 606 amendments effective January 1, 2019 using the modified retrospective method.

Based on the results of the Company’s assessment to date, this standard did not have a material impact on the Company’s financial statements for 2018 and is not expected to have a material impact in future years. The Company will enhance its revenue recognition disclosures, as required by this standard, including significant judgments and practical expedients used by the Company in applying the five-step revenue model. The cumulative impact to the Company’s accumulated deficit as of December 31, 2018 is expected to be de minimums.

Other Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. As an emerging growth company, the Company expects to delay adoption of ASU 2016-02 until January 1, 2020. ASU 2016-02 is not expected to have a material impact on the financial statements or disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. This update simplifies several aspects of the accounting for share-based payment awards, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The update is effective for fiscal years beginning after December 15, 2017, including interim periods. The Company adopted this standard effective January 1, 2018, using a modified retrospective transition approach, which requires that the cumulative effect of initially applying the standard to be recorded as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application. We elected to no longer calculate an estimate of expected forfeitures and began recognizing forfeitures as they occur. The cumulative-effect adjustment to accumulated deficit at January 1, 2018 was immaterial.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which addresses the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows with respect to eight specific cash flow issues. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The amendments should be applied using a retrospective transition method to each period presented, if practical. We adopted this standard in the first quarter of 2018. It did not have a material impact on the financial statements or disclosures.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)”, which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows, and as a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted and the new guidance must be applied retroactively to all periods presented. The adoption of this standard did not have a material impact to the financial statements or disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of this standard did not have a material impact to the financial statements or disclosures.

In July 2017, the FASB issued ASU No. 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. ASU No. 2017-11 also clarifies existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. ASU No. 2017-11 requires entities to recognize the effect of the down round feature in a freestanding equity-classified financial instrument only when it is triggered. The effect of triggering such a feature will be recognized as a dividend and a reduction to income available to common shareholders in basic. ASU No. 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts ASU No. 2017-11 in an interim period, adjustments should be reflected as of the beginning of the interim period in either of the following ways: 1. Retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first fiscal year and interim period(s) in which ASU No. 2017-11 is effective or 2. Retrospectively to outstanding financial instruments with a down round feature for each prior reporting period presented. During the fourth quarter of 2017, we early adopted ASU No. 2017-11. The early adoption of ASU 2017-11 resulted in the warrants issued in conjunction with our December 2017 FPO, which contain the aforementioned down-round feature, being accounted for as an equity instrument rather than a derivative liability.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” The ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on its financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.” The ASU requires application of the prospective method of transition (for only the most recent interim or annual period presented in the initial fiscal year of adoption) to the new disclosure requirements for (1) changes in unrealized gains and losses included in OCI and (2) the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU also requires prospective application to any modifications to disclosures made because of the change to the requirements for the narrative description of measurement uncertainty. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on its financial statements.

Subsequent Events

The Company evaluated subsequent events through the date the financial statements were issued, and determined that, except as disclosed herein, there have been no subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements.

Note 4 — Inventories

Inventories consist of the following at December 31:

	2018	2017
Finished goods	$146,640	$122,000
Consigned inventory	135,635	97,980
Parts and components	48,874	23,530

	331,149	243,510

Less: excess and obsolete inventory reserves	(24,000)	(23,739)
Less: consigned inventory reserves	(51,000)	(18,616)

Inventories, net	$256,149	$201,155

Consigned inventory represents products that have been delivered for which the Company does not have the right to bill. At December 31, 2018 and 2017, the Company has recorded reserves for excess and obsolete inventory and consigned inventory for units that will not sold based on historical experience.

Note 5 — Equipment

Equipment consists of the following at December 31:

	2018	2017
Computer equipment	$76,424	$32,257
Sales demonstration units	155,293	54,003
R&D tools and molds	52,644	22,650
Furniture and fixtures	3,270	—

	287,631	108,910
Less: accumulated depreciation	(100,118)	(31,760)

Equipment, net	$187,513	$77,150

Note 6 — Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and establishes disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices available in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

The carrying amounts of the Company’s financial instruments such as cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to the short-term nature of these instruments. Cash equivalents are a money market fund that limits its investments to only short-term U.S. Treasury securities and repurchase agreements related to these securities.

Cash equivalents and derivative liabilities (see Note 10) measured at fair value on a recurring basis at December 31, 2018 were as follows:

	In Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2018 Total
Cash equivalents	$6,037,456	—	—	$6,037,456
Common stock warrant liabilities	—	—	$3,661	$3,661

Cash equivalents and derivative liabilities (see Note 10) measured at fair value on a recurring basis at December 31, 2017 were as follows:

	In Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2017 Total
Cash equivalents	$10,459,435	—	—	$10,459,435
Common stock warrant liabilities	—	—	$39,930	$39,930

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the year ended December 31, 2018 and 2017:

Common stock warrant liability
Balance – January 1, 2017	$—
Fair value of common stock warrant issued	156,725
Change in fair value of derivative liabilities	(116,795)

Balance – December 31, 2017	39,930
Change in fair value of derivative liabilities	(36,269)

Balance – December 31, 2018	$3,661

Assumptions utilized in the valuation of Level 3 liabilities at December 31, were as follows:

	2018	2017
Risk-free interest rate	2.51%	2.20%
Expected life	3.44 years	4.44 years
Expected volatility of underlying stock	62%	63%
Expected dividend yield	—	—

The expected stock price volatility for the Company’s common stock warrant liabilities was determined by the historical volatilities for industry peers and used an average of those volatilities. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The expected term used is the contractual life of the instrument being valued. The expected dividend yield was not considered in the valuation of the common stock liabilities as the Company has never paid, nor has the intention to pay, cash dividends.

Note 7 —  Common Stock

On July 2, 2018, the Company filed a Registration Statement on Form S-3 (the “Shelf”) with the Securities and Exchange Commission in relation to the registration of common stock, preferred stock, warrants and/or units or any combination thereof the Company (collectively, the “Securities”) having an aggregate price of up to $75 million, subject to the limitations of the Shelf. The Company simultaneously entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley FBR, Inc., as sales agent, to provide for the offering, issuance and sale by the Company of up to an aggregate amount of $15 million of the Company’s common stock from time to time in “at-the-market” offerings under the Shelf and subject to the limitations thereof. The Company shall pay to the sales agent cash commissions of 3.0% of the gross proceeds of sales of common stock under the Sales Agreement. As of the filing date of these financial statements, the Company has not sold any common stock under the Sales Agreement.

On June 9, 2017, the Company completed its IPO raising $4,991,235, before selling agent commissions and other offering expenses of $1,061,157, through the sale of 22,183 shares of its common stock at a price of $225.00 per share. On June 9, 2017, the Company concurrently closed on a private placement pursuant to which it sold to accredited investors an aggregate of 18,574 units at $157,50 per unit, for aggregate proceeds of $2,925,385, before offering expenses of $2,500. Each unit consists of one share of common stock and a three-year warrant to purchase one share of common stock exercisable for $225.00 per share.

Upon the closing of the Company’s IPO on June 9, 2017, in accordance with the terms of the 2016 convertible promissory notes, the principal balance of these notes, and all accrued but unpaid interest, totaling $5,467,389 were converted into 35,181 shares of common stock at weighted-average price of $155.40 per share.

In connection with the closing of the Company’s IPO on June 9, 2017, the Company filed an amended and restated certificate of incorporation and restated bylaws, both of which were approved by the Company’s board of directors and stockholders on October 23, 2016. Pursuant to the amended and restated certificate of incorporation, the Company is authorized to issue up to 125,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $0.0001 and 25,000,000 shares of undesignated Preferred Stock, par value of $0.0001.

On December 4, 2017, the Company completed a follow-on public offering (“FPO”) in which the Company sold 139,167 shares of its common stock and 139,167 warrants to purchase shares of its common stock, at a price to the public of $72.00. The warrants, of which warrants to purchase 118,696 shares of common stock remain outstanding as of December 31, 2018, are exercisable at an exercise price of $88.50 per share of common stock, and they expire on December 4, 2022. See Note 14 – Subsequent Events. On December 6, 2017, the Company’s underwriters on the FPO exercised in full its option to purchase 20,875 shares of common stock and accompanying warrant, at a combined price to the public of $72.00 per combination. After giving effect to the full exercise of the over-allotment, the Company sold an aggregate of 160,042 shares of common stock and accompanying warrants to purchase an aggregate of 160,042 shares of common stock, raising $11,523,000 before underwriting discounts and other offering expenses of $1,115,000. Subsequent to the FPO, an aggregate of 40,185 and 1,160 of these warrants were exercised during the years ended December 31, 2018 and 2017, respectively, for additional gross proceeds of $3,556,000 and $102,660 during the years ended December 31, 2018 and 2017, respectively.

On November 13, 2017, the Company repaid all outstanding principal and accrued but unpaid interest under certain notes payable, totaling approximately $1,081,135 in cash by issuing 3,583 shares of the Company’s common stock at a price per share equal to $150.90, 80% of the price per share of common stock on the repayment date, and issuing 2,866 shares of the Company’s common stock at a price per share equal to $188.70, the price per share of common stock on the repayment date.

In June 2017, the Company issued 133 shares to an investor relations firm for services performed. The Company recorded a charge to operations for $30,000 for the fair value of the stock issued.

During the year ended December 31, 2018 and 2017, the Company issued 39 and 2,670 shares of common stock through the exercise of stock options for proceeds of $2 and $26,954, respectively.

During the year ended December 31, 2018, the Company issued 1,426 shares of common stock, net of 760 shares withheld for employee taxes, upon the vesting of restricted stock units.

During the year ended December 31, 2018 and 2017, the Company issued 2,034 and 10 shares of common stock upon the vesting of restricted stock awards, respectively.

Note 8 — Treasury Stock

Treasury stock is reported at cost and consists of 27 shares of common stock as of December 31, 2018 and 2017.

Note 9 — Stock Award Plans and Stock-based Compensation

Equity Incentive Plan

On June 19, 2018, the Company’s Shareholders and the Board of Directors approved the Myomo, Inc. 2018 Stock Options and Incentive Plan (the “2018 Plan”). The number of shares of common stock available for awards under the 2018 Plan was equal to 23,537 shares which carried over the remaining 2,870 shares available for grant under the 2016 Plan on April 1, 2018 and an increase of the share reserve by 20,667 shares. On January 1, 2019 and each January thereafter, the number of shares of common stock reserved and available for issuance under the 2018 Plan will cumulatively increase by 4% of the number shares of common stock outstanding on the immediately preceding December 31 or such lesser number of shares of common stock determined by management in consultation with members of the Board of Directors, including the compensation committee.

At December 31, 2018, there were 16,838 shares available for future grant under the 2018 Plan.

On October 25, 2016, the Company’s shareholders approved the 2016 Equity Incentive Plan (2016 Plan) which became effective on June 9, 2017, the date that the Company completed its IPO. Upon effectiveness of the 2016 Plan, no additional awards have been granted under the Company’s prior equity incentive plans. The Company reserved 18,750 shares of its Common Stock for issuance under the 2016 Plan. Participation in the 2016 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

Under the terms of the Stock Plans, incentive stock options (ISOs) may be granted to officers and employees and non-qualified stock options and awards may be granted to directors, consultants, officers and employees of the Company. The exercise price of ISOs cannot be less than the fair market value of the Company’s Common Stock on the date of grant. The options vest over a period determined by the Company’s Board of Directors, ranging from immediate to four years, and expire not more than ten years from the date of grant.

Stock Option Awards

Stock option activity under the Stock Option Plans during the years ended December 31, 2018 and 2017 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Intrinsic Value
Balance at January 1, 2017	8,211	$15.40	7.10	$132,121
Granted	7,020	79.70
Forfeited or cancelled	(261)	29.15
Exercised	(2,670)	10.10

Balance at December 31, 2017	12,300	52.96	8.65	$732,399
Granted	12,506	92.10
Forfeited or cancelled	(454)	93.30
Expired	(188)	50.70
Exercised	(39)	116.10

Balance at December 31, 2018	24,125	$72.60	8.51	$157,260
Options exercisable at December 31, 2017	4,728	$20.72	5.68	$99,879

Options exercisable at December 31, 2018	11,223	$58.50	7.74	$141,506

The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of its stock options. There was no income tax benefit recognized in the financial statements for share-based compensation arrangements for the years ended December 31, 2018 and 2017. The weighted-average grant date fair value per share was $53.10 and $48.60 for the years ended December 31, 2018 and 2017, respectively. The assumptions underlying the calculation of grant date fair value are as follows:

	2018	2017
Volatility	60.00%-61.96%	62.71%-80.00%
Risk-free interest rate	2.65%-3.17%	0.58%-2.29%
Weighted-average expected option term (in years)	6.25-9.92	5.75-6.25
Dividend yield	— %	— %

The stock price volatility for the Company’s options was determined using historical volatilities for industry peers. The risk free interest rate was derived from U.S. Treasury rates existing on the date of grant for the applicable expected option term. The expected term represents the period of time that options are expected to be outstanding. Because the Company has only very limited historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period. The expected dividend yield assumption is based on the fact that the Company has never paid, nor has any intention to pay, cash dividends.

Restricted Stock Awards

Restricted stock activity for the years ended December 31, 2018 and 2017 is summarized below:

	Number of Shares	Weighted average grant date fair value	Weighted average remaining contractual life (in years)
Outstanding as January 1, 2017	—	$—	—
Awarded	1,550	202.50
Vested	(10)	202.50
Canceled	(67)	202.50
Outstanding as December 31, 2017	1,473	202.50	6.75
Awarded	1,836	98.10
Vested	(2,034)	144.90
Canceled	—	—

Outstanding as of December 31, 2018	1,275	$144.00	1.39

On August 15, 2017, the Company granted 1,550 restricted stock awards to certain executives and other managers at an aggregate fair market value on the date of grant of approximately $313,900. The restricted stock awards vest over a period determined by the Company’s Board of Directors, ranging from five months to four years. The Company recorded $123,000 in compensation expense during the year ended December 31, 2017 in connection with the grant of these restricted stock awards.

On January 3, 2018, the Company issued 507 shares of common stock to members of the Company’s board of directors. The shares of stock were fully vested on the date of issuance and the Company recorded a charge to operations for the fair value of shares in the amount of approximately $60,000.

On June 19, 2018, the Company issued 1,328 shares of common stock to members of the Company’s board of directors. The Company determined the fair value of the units based on the closing price of the Company’s common stock on the grant date. The compensation expense is being amortized over the respective vesting periods. The restricted stock units become fully vested on June 30, 2019.

Restricted Stock Units

Restricted stock unit activity for the year ended December 31, 2018 is summarized below:

	Number of Shares	Weighted average grant date fair value	Weighted average remaining contractual life (in years)
Outstanding as of January 1, 2018	—	—	—
Awarded	3,457	106.80
Vested	(2,187)	110.40
Canceled	—	—

Outstanding as of December 31, 2018	1,270	100.50	1.49

On January 2, 2018, the Company granted 2,957 restricted stock units to key employees. They were issued with lapsing forfeiture rights extending up to 24 months. At December 31, 2018, 770 restricted stock units were subject to forfeiture. The Company determined the fair value of the units based on the closing price of the Company’s common stock on the grant date. The compensation expense is being amortized over the respective vesting periods. The Company recorded a charge in the amount of $242,551 for the year ended December 31, 2018.

On July 9, 2018, the Company granted 166 restricted stock units to an officer of the Company which vest in full on the first anniversary date. The Company also issued 333 restricted stock units to the same officer which vest over four years.

Awards of restricted stock units are generally net share settled upon vesting to cover the required employee statutory withholding taxes and the remaining amount is converted into shares based upon their share-value on the date the award vests. These payments of employee withholding taxes are presented are presented in the statements of cash flows as a financing activity.

Share-Based Compensation Expense

The Company attributes the value of stock-based compensation, net of estimated forfeitures, to operations on the straight-line method such that the expense associated with awards is evenly recognized over the vesting period.

The Company recognized stock-based compensation expense related to the issuance of stock option awards to employees and non-employees and restricted stock awards to employees and directors, and restricted stock units to employees in the statements of operations as follows:

	2018	2017
Research and development	$103,457	$12,382
Selling, general and administrative	711,209	267,126

Total	$814,666	$279,508

As of December 31, 2018, there was approximately $586,600 of unrecognized compensation cost related to unvested stock options and is expected to recognized over a weighted-average period of 2.16 years.

As of December 31, 2018, there was approximately $164,300 of total unrecognized compensation cost related to unvested restricted stock awards and is expected to recognized over a weighted-average period of 1.39 years.

As of December 31, 2018, there was approximately $ 116,800 of unrecognized compensation cost related to unvested restricted stock unit awards and is expected to recognized over a weighted-average period of 1.49 years.

Note 10 — Warrants

On June 9, 2017, the Company issued warrants for the purchase of 18,574 shares of common stock to investors in connection with a private placement that closed concurrently with the Company’s IPO, as more fully described in Note 1. The warrants are exercisable for three years from the date of the IPO and are fully vested and exercisable at any time by the holder at a price of $225.00 per share. The warrants can only be settled in the Company’s own shares, and as such, under ASC 815 “Derivatives and Hedging” the warrants were deemed to be equity instruments and, therefore are included in stockholders’ equity and no fair value adjustments are required from period-to-period.

On June 9, 2017, the Company issued warrants for the purchase of 1,109 shares of common stock to its IPO selling agent. The warrants are fully vested, exercisable at any time after December 9, 2017 by the holder at an exercise price of $247.50 per share and have a life of five years. The warrants include a fundamental transaction clause which provides for the warrant holder to be paid in cash upon an event as defined in the warrant. The cash payment is to be computed using the Black-Scholes valuation model for the unexercised portion of the warrant. Accordingly, under ASC 815 Derivatives and Hedging the warrants were deemed to be a derivative liability and are marked to market at each reporting period. Accordingly, on the date of issuance the Company recorded as a derivative liability the fair value of the warrants which was $156,725 and at December 31, 2017 the derivative liability was marked to its then fair market value of $39,930.

On December 4, 2017, the Company issued 139,167 warrants to purchase shares of its common stock to investors in connection with its FPO, as more fully described in Note 1. The warrants, of which warrants to purchase 118,696 shares of common stock remain outstanding as of December 31, 2018, are exercisable at an exercise price of $88.50 per share of common stock, and they expire on December 4, 2022. The exercise price of these warrants has been subsequently reduced to $42.00 per share (see Note 14 – Subsequent Events). On December 6, 2017, the Company’s underwriters on its FPO exercised in full their option to purchase 20,875 shares of common stock and accompanying warrant. After giving effect to the full exercise of the over-allotment, the Company issued an aggregate 160,042 warrants to purchase an aggregate of 160,042 shares of common stock at an exercise price of $88.50 per share of common stock, which expire on December 4, 2022.

The early adoption of ASU 2017-11 by the Company, during the fourth quarter of 2017, resulted in the warrants issued in conjunction with the December 2017 FPO, which contain a “down-round” feature, being accounted for as an equity instrument rather than a derivative liability. Down round features are features of certain equity-linked instruments (or embedded features) that may result in the strike price being reduced on the basis of the pricing of future equity offerings. Upon adoption of ASU 2017-11, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The warrants can only be settled in the Company’s own shares, and as such, under ASC 815 Derivatives and Hedging, they were deemed to be equity instruments and, therefore are included in stockholders’ equity and no fair value adjustments are required from period-to-period.

On December 4, 2017, the Company issued warrants for the purchase of 2,783 shares of common stock to the underwriter of its FPO. The warrants are fully vested, exercisable at any time after June 2, 2018 by the holder at an exercise price of $72.00 per share and have a life of three years. The warrants can only be settled in the Company’s own shares, and as such, under ASC 815 Derivatives and Hedging, they were deemed to be equity instruments and, therefore are included in stockholders’ equity and no fair value adjustments are required from period-to-period.

The following table presents the Company’s common stock warrant activity for the years ended December 31, 2018 and 2017:

	Warrants		Weighted Average Exercise Price
	Outstanding	Exercisable	Outstanding	Exercisable
Balance, Jan 1, 2017	274	274	$194.10	$194.10
Issued	210,134	207,351	115.20	115.50
Exercised	(1,160)	(1,160)	88.50	88.50

Balance, Dec 31, 2017	209,248	206,465	115.50	115.80
Previously issued warrants which became exercisable	—	2,783	72.00	72.00
Issued	—	—	—	—
Exercised	(40,185)	(40,185)	88.50	88.50

Balance, Dec 31, 2018	169,063	169,063	$121.50	$121.50

The weighted average remaining contractual life of warrants outstanding and exercisable at December 31, 2018 was 3.23 years.

Note 11 — Related Party Transactions

The Company sells its products to an orthotics and prosthetics practice whose ownership includes an individual who is both a minority shareholder and employee of the Company. Sales to this related party are sold at standard list prices. During the years ended December 31, 2018 and 2017 revenue recognized on sales to this orthotics and prosthetics practice amounted to approximately $306,200 and $53,500, respectively. There were no amounts due for this related party as of December 31, 2018. Included in accounts receivable at December 31, 2017 is approximately and $77,600, respectively, and due to the related party.

The Company also obtains consulting and fabrication services from the same related party. Charges for these services amounted to approximately $530,300 and $356,400 during the years ended December 31, 2018 and 2017, respectively. Included in accounts payable and accrued expenses at December 31, 2018 and 2017 is approximately $54,300 and $65,800, respectively, due to the related party.

An officer and director purchased 14,000 shares at $7.50 per share in the Company’s June 9, 2017 IPO. Certain directors and officers of the Company purchased 125,238 shares and 125,238 warrants to purchase shares of common stock, in the Company’s private placement under Regulation D Rule 506(b) that closed concurrently with its IPO on June 9, 2017, at the price of $5.25 per unit. The warrants are exercisable at an exercise price of $7.50 per share of common stock.

Certain directors and officers of the Company purchased 285,000 shares and 285,000 warrants to purchase shares of its common stock in the Company’s FBO, that closed on December 4, 2017, at the price to the public of $2.40. The warrants are exercisable at an exercise price of $2.95 per share of common stock.

Note 12 — Commitments and Contingencies

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Currently, there is no litigation against the Company.

Operating Leases

The Company has a month-to-month lease agreement for office space. Rent expense for the years ended December 31, 2018 and 2017 was approximately $352,800 and $221,200, respectively.

Licensing Agreement

During 2006, the Company entered into an exclusive licensing agreement for access to certain patent rights that require the payment of royalties, which vary based on the level of the Company’s net sales. As part of the agreement, the Company must pay a nonrefundable annual license maintenance fee which may be credited to any royalty amounts due in that same year. The license agreement can be terminated if certain sales targets are not achieved. The royalty charge for each of the years ended December 31, 2018 and 2017 was $49,300 and $25,000, respectively, and is included as a component of cost of sales.

The future minimum amounts due under this agreement for the next five years are as follows:

2019	$25,000
2020	25,000
2021	25,000
2022	25,000
2023 (year patents expire)	25,000

Under the licensing agreement, the Company has issued 205 shares of Common Stock to MIT, including 16 shares on December 29, 2017, pursuant to a licensing agreement share adjustment provision in the event that the Company has a dilutive financing, as defined. The licensing agreement also includes an anti-dilution provision such that the licensor’s ownership of the outstanding Common Stock shall not fall below 1% on a fully diluted basis. Such issuances of Common Stock continue until the date upon which the Company received a total of $3,000,000 for its capital stock. After the date the funding threshold was met in 2007, the licensor has the right to purchase additional shares of common stock to maintain its pro rata ownership.

On November 15, 2016, the Company and MIT entered into a waiver agreement with regard to certain revenue and commercialization miles tones of the Company required under the License Agreement. Under the waiver agreement, MIT waived the compliance with any and all of such milestone obligations prior to the date of the waiver agreement. For the year ended December 31, 201 8 the Company met its minimum sales covenant of $750,000.

Clinical Research Studies

The Company had in-process contracts with various universities and a research hospital to conduct clinical research studies in 2018 to enhance the Company’s products, increase the body of evidence to support prescribing and reimbursing the Company’s devices, and to grow its range of product offerings. These contracts were completed in 2018.

Warranty Liability

The Company accrues an estimate of their exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The majority of the Company’s current products carry a three-year warranty, but prior to 2017 most products carried a one-year warranty. The Company assesses the adequacy of their recorded warranty liability annually and adjusts the amount as necessary.

Changes in warranty liability were as follows:

	2018	2017
Accrued warranty liability, beginning of year	$50,725	$63,147
Accrual provided for warranties issued during the period	23,452	14,867
Adjustments to prior accruals	38,382	570
Actual warranty expenditures	(20,559)	(27,859)

Accrued warranty liability, end of year	$92,000	$50,725

Credit Risk

Financial instruments that potentially expose the Company to a concentration of credit risk consist primarily of cash, cash equivalents and restricted cash and accounts receivable. The Company maintains its cash, cash equivalents and restricted cash, with balances in excess of federally insured limits, with major financial institutions that management believes are financially sound and have minimum credit risk. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks related to cash.

Major Customers

For the year ended December 31, 2018 two customers accounted for approximately 25% of revenues, excluding grant income which includes 13% from a related party. The Company sells its product to an orthotics and prosthetics practice whose ownership includes an individual who is both a minor shareholder and employee of the company.

For the year ended December 31, 2017 three customers accounted for approximately 23%, 17%, and 14%, of revenues, excluding grant income.

As of December 31, 2018, two customers accounted for approximately 20% and 16% of accounts receivable.

As of December 31, 2017, three customers accounted for approximately 55% of accounts receivable, 26% of which was due from the aforementioned related party, 18% and 11%.

Note 13 — Income Taxes

The income tax provision (benefit) for the years ended December 31, 2018 and 2017 consist of the following:

	12/31/18	12/31/17
U.S. federal
Current	$—	$—
Deferred	(2,065,000)	(534,000)
State and local
Current	—	—
Deferred	(571,000)	(538,000)

	(2,636,000)	(1,072,000)
Deferred tax expense related to tax law change	—	2,909,000

Change in valuation allowance	2,636,000	(1,837,000)

Income tax provision	$—	$—

The reconciliation between the U.S statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2018 and 2017 is as follows:

	12/31/18	12/31/17
U.S. federal statutory rate	21.00%	34.00%
State income taxes, net of federal benefit	5.57%	4.67%
Federal rate change, deferred items	—%	(23.03)%
State rate change and other	(0.03)%	0.89%
Non-deductible interest	—%	(17.67)%
Federal NOLs to expire unutilized due to sec 382 limitation	—%	(14.02)%
Other permanent items	(0.98)%	(0.03)%
Change in valuation allowance	(25.56)%	15.19%

Effective rate	—%	—%

As of December 31, 2018, and 2017, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	12/31/18	12/31/17
Net operating loss carryover	$8,378,000	$5,925,000
Tax credits	178,000	190,000
Stock-based compensation	27,000	53,000
Other	440,000	219,000

Total deferred tax asset	9,023,000	6,387,000
Less: valuation allowance	(9,023,000)	(6,387,000)

Deferred tax asset, net of valuation allowance	$—	$—

There were no deferred tax liabilities at December 31, 2018 or 2017.

As of December 31, 2018 and 2017, the Company had approximately $35,519,000 and $26,425,000 of Federal net operating loss (“NOL”), and $29,212,000 and $22,046,000 of state NOLs, respectively, available to offset future taxable income. The Federal NOLs incurred prior to 2018 of $26,425,000, if not utilized, begin expiring in the year 2028. The Federal NOLs incurred in 2018 of $9,094,000 have an indefinite carryforward period. The state NOLs, if not utilized begin to expire in 2019 through 2027.

During 2017, the Company experienced an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986. The ownership change has and will continue to subject the Company’s pre-ownership change net operating loss carryforwards to an annual limitation, which will significantly restrict its ability to use them to offset taxable income in periods following the ownership change. The annual use limitation equals the aggregate value of the Company’s stock at the time of the ownership change multiplied by a specified tax-exempt interest rate.

Ownership changes were also determined to have occurred during the third quarter of 2014 and second quarter of 2015.

As a result of these ownership changes, the Company is limited to an approximate $1,559,000 annual limitation on its ability to utilize pre-change NOLs during the carryforward period and has determined that approximately $5,000,000 of the Company’s pre-change NOLs will expire unutilized. Accordingly, the deferred tax asset and valuation allowance have been adjusted by approximately $1,700,000 to reflect the Federal NOLs that will expire unutilized.

On December 22, 2017, the Tax Cuts and Jobs Act (TCIA) was signed into law. The enacted law reduces the corporate tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. ASC 740 requires that the tax effects of changes in tax laws or rates be recognized in the period in which the law is enacted. As a result of the enacted law, the Company is required to revalue deferred tax assets and liabilities at the enacted rate and reflect that change in its financial statements for the period that includes the date of enactment, since the deferred tax items would be expected to reverse at the reduced rate. As a result of the corporate tax rate decrease from the Tax Cuts and Jobs Act (TCIA), the deferred tax assets and valuation allowance have been reduced by approximately $2,909,000 at December 31, 2017.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2018 and 2017. For the years ended December 31, 2018 and December 31, 2017, the change in valuation allowance was a decrease of $2,636,000 and an increase of $1,837,000, respectively.

The Company recognizes interest and penalties relating to unrecognized tax benefits on the income tax expense line in the statement of operations. There are no tax penalties and interest on the statement of operations as of December 31, 2018, 2017 and 2016. The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2015.

No accrued interest and penalties are included on the related tax liability accrual on the balance sheet. There are no accrued interest and penalties at December 31, 2018 and December 31, 2017.

Note 14 — Subsequent Events

Underwritten Public Offering

On February 12, 2019, the Company completed an underwritten public offering in which the Company sold 151,417 shares of its common stock at a price to the public of $42.00. All of the shares of common stock sold were offered by the Company and were pursuant to a prospectus dated July 16, 2018, and a preliminary prospectus supplement dated February 7, 2019, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (Registration No. 333-226045) (as amended, the “Registration Statement”), which the U.S. Securities and Exchange Commission declared effective on July 16, 2018. The gross proceeds to the Company, before deducting the underwriting discount and estimated other offering expenses, were approximately $6.4 million.

On February 12, 2019, the Company issued to the underwriter a warrant (the “Underwriter Warrant”) to purchase 12,113 shares of common stock. The Underwriter Warrant has an exercise price $52.50 per share and may be exercised on a cashless basis in certain circumstances specified in the Underwriter Warrant. The Underwriter Warrant is exercisable six months from the date of issuance and will expire four years from the date of issuance. The Underwriter Warrant provides for adjustment in the number and price of such Underwriter Warrant (and the shares of common stock underlying such Underwriter Warrant) in the event of a recapitalization, merger or other fundamental transaction.

The Company issued warrants (the “2017 Warrants”) in its December 2017 public offering. Pursuant to the terms of the warrants, the sale and issuance in this underwritten public offering of Common Stock at a public offering price of $42.00 per share triggered an adjustment to the exercise price of the outstanding 2017 Warrants. The exercise price of such warrants was reduced from $88.50 per share to $42.00 per share, pursuant to the terms of such warrants.

Stock Awards Granted

Subsequent to December 31, 2018, the Company issued:

5 shares of common stock issued upon vesting of restricted stock awards with an aggregate fair value of $48.90 at the time of vesting.

3,045 shares of common stock granted restricted stock units (RSUs) to key employees with an aggregate fair value of $1.60 at the grant date.

On February 6, 2019, the Company announced the hiring of a Chief Financial Officer and pursuant to his employment agreement, the Company made the following grants for equity compensation to the Chief Financial Officer:

•

1,666 Incentive Stock Options which vest 25% on the first anniversary of February 18, 2019 grant date and thereafter in 36 equal monthly installments, subject to continuous service with the Company; and

•

666 Restricted Stock Units which vest 25% on the first anniversary of the February 18, 2019 grant date, and thereafter in 12 equal quarterly installments, subject to continuous service with the Company.

Note 15 — Amended Certificatre of Incorporation and Reverse Stock Split

On January 30, 2020, the Company filed with the State of Delaware an amendment to its Eighth Amended and Restated Certificate of Incorporation for a one-for-thirty reverse split of the Company’s common stock. All share and per share information has been restated retroactively, giving effect to the reverse stock split for all periods presented. There was no change to reported net loss in any period presented.

MYOMO, INC.

CONDENSED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,328,355	$6,540,794
Accounts receivable, net	134,006	382,258
Inventories, net	454,379	256,149
Prepaid expenses and other current assets	786,732	695,276

Total Current Assets	5,703,472	7,874,477
Restricted cash	75,000	75,000
Deferred offering costs	133,976	144,582
Equipment, net	170,330	187,513

Total Assets	$6,082,778	$8,281,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$1,552,307	$1,743,427
Derivative liabilities	43,942	3,661
Deferred revenue	2,942	1,990
Customer advance payments	63,567	106,609

Total Current Liabilities	1,662,758	1,855,687
Non-Current Liabilities	1,495	—

Total Liabilities	1,664,253	1,855,687

Commitments and Contingencies	—	—
Stockholders’ Equity:
Common stock par value $0.0001 per share, 100,000,000 shares authorized; 572,991 and 415,006 shares issued as of September 30, 2019 and December 31, 2018, respectively; and 572,964 and 414,979 shares outstanding at September 30, 2019 and December 31, 2018, respectively	57	41
Additional paid-in capital	57,789,410	51,721,834
Accumulated deficit	(53,364,478)	(45,289,526)
Treasury stock, 27 shares at cost	(6,464)	(6,464)

Total Stockholders’ Equity	4,418,525	6,425,885

Total Liabilities and Stockholders’ Equity	$6,082,778	$8,281,572

The accompanying notes are an integral part of the condensed financial statements.

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$606,619	$608,981	$2,317,034	$1,554,529
Cost of revenue	194,375	193,577	621,237	502,103

Gross margin	412,244	415,404	1,695,797	1,052,426

Operating expenses:
Research and development	544,679	449,673	1,615,831	1,309,014
Selling, general and administrative	2,692,613	2,674,160	8,294,153	7,536,802

	3,237,292	3,123,833	9,909,984	8,845,816

Loss from operations	(2,825,048)	(2,708,429)	(8,214,187)	(7,793,390)

Other expense (income)
Change in fair value of derivative liabilities	(14,536)	(13,310)	(155,955)	(31,278)
Interest (income) and other expense, net	(22,394)	(45,297)	(106,727)	(137,327)

	(36,930)	(58,607)	(262,682)	(168,605)

Net loss	$(2,788,118)	$(2,649,822)	$(7,951,505)	$(7,624,785)

Weighted average number of common shares outstanding:
Basic and diluted	571,957	413,849	547,091	408,135

Net loss per share
Basic and diluted	$(4.87)	$(6.40)	$(14.53)	$(18.68)

The accompanying notes are an integral part of the condensed financial statements.

MYOMO, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (unaudited)

	Nine-Month Period Ended September 30, 2019
	Common stock		Additional paid-in capital	Accumulated deficit	Treasury stock		Total stockholders’ equity
	Shares	Amount			Shares	Amount
Balance, January 1, 2019	414,979	$41	$51,721,834	$(45,289,526)	27	$(6,464)	$6,425,885
Cumulative impact of ASC 606	—	—	—	(123,447)	—	—	(123,447)
Proceeds of public offering, net offering costs of $710,572	151,417	15	5,603,814	—	—	—	5,603,829
Common stock issued upon vesting of restricted stock units, net of 1,515 shares withheld for employee taxes	3,167	1	(72,116)	—	—	—	(72,115)
Restricted stock vested	347	—	—	—	—	—	1
Warrants issued as offering costs and recorded as a derivative liability	—	—	(196,236)	—	—	—	(196,236)
Stock-based compensation	—	—	396,325	—	—	—	396,325
Net loss	—	—	—	(2,598,060)	—	—	(2,598,060)

Balance, March 31, 2019	569,910	$57	$57,453,622	$(48,011,033)	27	$(6,464)	$9,436,182

Exercise of stock options	295	—	15	—	—	—	15
Common stock issued upon vesting of restricted stock units, net of 234 shares withheld for employee taxes	745	—	(6,356)	—	—	—	(6,356)
Restricted stock vested	346	—	(72)	—	—	—	(72)
Stock-based compensation	—	—	197,028	—	—	—	197,028
Net loss	—	—	—	(2,565,327)	—	—	(2,565,327)

Balance, June 30, 2019	571,296	$57	$57,644,237	$(50,576,360)	27	$(6,464)	$7,061,470

Exercise of stock options	36	$—	$1	$—	—	$—	1
Common stock issued upon vesting of restricted stock units, net of 101 shares withheld for employee taxes	1,394	—	(1,779)	—	—	—	(1,779)
Restricted stock vested	238	—	—	—	—	—	—
Stock-based compensation	—	—	146,951	—	—	—	146,951
Net loss	—	—	—	(2,788,118)	—	—	(2,788,118)

Balance, September 30, 2019	572,964	$57	$57,789,410	$(53,364,478)	27	$(6,464)	$4,418,525

	Nine-Month Period Ended September 30, 2018
	Common stock		Additional paid-in capital	Accumulated deficit	Treasury stock		Total stockholders’ equity
	Shares	Amount			Shares	Amount
Balance, January 1, 2018	371,295	$37	$47,424,992	$(34,972,787)	27	$(6,464)	$12,445,778
Common stock issued upon vesting of restricted stock units, net of 585 shares withheld for employee taxes	1,039	—	(63,149)	—	—	—	(63,149)
Common stock issued for the exercise of warrants	40,118	4	3,550,486	—	—	—	3,550,490
Restricted stock vested	1,085	—	—	—	—	—	—
Stock-based compensation	—	—	336,355	—	—	—	336,355
Net loss	—	—	—	(2,345,402)	—	—	(2,345,402)

Balance, March 31, 2018	413,537	$41	$51,248,684	$(37,318,189)	27	$(6,464)	$13,924,072

Common stock issued upon vesting of restricted stock units, net of 56 shares withheld for employee taxes	131	—	(5,041)	—	—	—	(5,041)
Exercise of stock options	39	—	2	—	—	—	2
Common stock issued for the exercise of warrants	67	—	5,901	—	—	—	5,901
Restricted stock vested	31	—	—	—	—	—	—
Stock-based compensation	—	—	155,725	—	—	—	155,725
Net loss	—	—	—	(2,629,561)	—	—	(2,629,561)

Balance, June 30, 2018	413,805	$41	$51,405,271	$(39,947,750)	27	$(6,464)	$11,451,098

Common stock issued upon vesting of restricted stock units, net of 55 shares withheld for employee taxes	132	—	(3,222)	—	—	—	(3,222)
Restricted stock vested	570	—	—	—	—	—	—
Stock-based compensation	—	—	150,881	—	—	—	150,881
Net loss	—	—	—	(2,649,822)	—	—	(2,649,822)

Balance, September 30, 2018	414,507	$41	$51,552,930	$(42,597,572)	27	$(6,464)	$8,948,935

The accompanying notes are an integral part of the condensed financial statements.

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

	For the Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,951,505)	$(7,624,785)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	70,678	48,833
Stock-based compensation	740,304	642,961
Excess and obsolete inventory reserve		26,645
Change in fair value of derivative liabilities	(155,955)	(31,278)
Loss on disposal of asset	2,481	—
Other non-cash charges	14,634	(16,275)
Changes in operating assets and liabilities:
Accounts receivable	248,252	(39,510)
Inventories	(302,608)	(151,332)
Prepaid expenses and other	(130,268)	(332,591)
Other assets	(2,000)	—
Accounts payable and other accrued expenses	(191,120)	413,317
Deferred revenue	2,447	(29,284)
Customer advance payments	(43,042)	—

Net cash used in operating activities	(7,697,702)	(7,093,299)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(38,261)	(117,370)

Net cash used in investing activities	(38,261)	(117,370)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of issuance costs	—	(117,273)
Net settlement of vested restricted stock units to fund related employee statutory tax withholding	(80,321)	(71,412)
Proceeds from exercise of stock options	16	2
Proceeds from exercise of warrants	—	3,556,391
Proceeds from public offering	5,603,829	—

Net cash provided by financing activities	5,523,524	3,367,708

Net decrease in cash, cash equivalents and restricted cash	(2,212,439)	(3,842,961)
Cash, cash equivalents and restricted cash, beginning of period	6,615,794	13,011,373

Cash, cash equivalents and restricted cash, end of period	$4,403,355	$9,168,412

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION
Cash paid during the period for interest	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Inventory capitalized as sales demo equipment	$17,715	$53,178
Issuance of warrants recorded as a derivative liability	$196,236	$—

The accompanying notes are an integral part of the condensed financial statements.

MYOMO, INC.

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Business

Myomo Inc. (“Myomo” or the Company”) is a wearable medical robotics company that develops, designs, and produces myoelectric orthotics for people with neuromuscular disorders. The MyoPro ® myoelectric upper limb orthosis product is registered with the U.S. Food and Drug Administration as a Class II medical device. The Company sells its products to orthotics and prosthetics (O&P) providers, the Veterans Health Administration, rehabilitation hospitals, and through distributors. Recently, the Company has begun providing devices directly to patients and billing their insurance companies directly, often utilizing the clinical services of O&P providers for which they are paid a fee. The Company was incorporated in the State of Delaware on September 1, 2004 and is headquartered in Cambridge, Massachusetts.

Note 2 — Going Concern and Management’s Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of approximately $8.0 million and $7.6 million during the nine months ended September 30, 2019 and 2018, respectively; and had an accumulated deficit of approximately $53.4 million at September 30, 2019. Cash used in operating activities was approximately $7.7 million and $7.1 million for the nine months ended September 30, 2019 and 2018, respectively.

In February 2019, the Company completed a follow-on offering of its common stock, generating net proceeds of approximately $5.6 million. The Company does not expect that its existing cash and net proceeds from the offering will be sufficient to fund its operations for the twelve months from the filing date of these financial statements.

The ability of the Company to continue as a going concern is dependent upon achieving a profitable level of operations and the ability of the Company to obtain necessary financing to fund ongoing operations. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance of these financial statements.

On October 22, 2019, the Company entered into a Note Purchase Agreement, Senior Note and Security Agreement (collectively, the “Term Loan”) with Chicago Venture Partners (the “Lender”). Under the Term Loan, the Company received gross proceeds of $3.0 million, excluding fees and expenses. Including an original issue discount, the Company will repay the Lender $3.3 million. .Management plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern are primarily focused on raising additional capital in order to meet its obligations, repay its debt and execute its business plan by pursuing its product development initiatives and penetrate markets for the sale of its products. Management believes that the Company has access to capital resources through possible public or private equity offerings, exercises of outstanding warrants, debt financings (if approved by the Lender), or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms. If the Company is unable to secure additional capital, it may be required to curtail its operations or delay the execution of its business plan. There can be no assurance the Company will be successful in implementing its plans to alleviate substantial doubt.

Note 3 — Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying unaudited condensed financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These statements have been prepared in accordance with GAAP for interim financial information pursuant to Regulation S-X. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) that are considered necessary for a fair presentation of the condensed financial statements of the Company as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018. The results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the operating results for the fiscal year ending December 31, 2019, or any other period. These condensed financial statements should be read in conjunction with the audited financial statements and related disclosures of the Company as of December 31, 2018 and 2017, and for the years then ended, included elsewhere in this document.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumptions are reviewed on an on-going basis and updated as appropriate. Actual results could differ from those estimates. The Company’s significant estimates include the allowance for doubtful accounts, deferred tax valuation allowances, warranty obligations and reserves for slow-moving inventory.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist principally of deposit accounts and money market accounts at September 30, 2019 and December 31, 2018.

Restricted cash consists of cash deposited with a financial institution as collateral for Company employee credit cards.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the condensed balance sheets that sum to the total of the same amounts shown in the condensed statements of cash flows.

	September 30, 2019	December 31, 2018
Cash and cash equivalents	$4,328,355	$6,540,794
Restricted cash	75,000	75,000

Total cash, cash equivalents, and restricted cash	$4,403,355	$6,615,794

Accounts Payable and Other Accrued Expenses:

	September 30, 2019	December 31, 2018
Trade payables	$346,493	$426,727
Accrued compensation and benefits	813,655	1,027,757
Accrued directors fees	23,750	—
Accrued warranty costs	65,230	92,000
Accrued professional fees	102,233	44,660
Other	200,946	152,283

	$1,552,307	$1,743,427

Revenue Recognition

Adoption of ASC Topic 606, “Revenue from Contracts with Customers”

On January 1, 2019, the Company adopted the new accounting standard ASC 606, “Revenue from Contracts with Customers” and all the related amendments (Topic 606) using the modified retrospective method for all contracts not completed as of the date of adoption. For contracts that were modified before the effective date, the Company reflected the aggregate effect of all modifications when identifying performance obligations and allocating transaction price in accordance with practical expedient ASC 606-10-65-1-(f)-4, which did not have a material effect on the Company’s assessment of the cumulative effect adjustment upon adoption. The Company recognized the cumulative effect of initially applying the new standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.

Revenues under Topic 606 are required to be recognized either at a “point in time” or “over time,” depending on the facts and circumstances of the arrangement, and are evaluated using a five-step model. The adoption of Topic 606 did not have a material impact on the financial statements at initial implementation. Depending on the timing of product deliveries to customers, which is when cost of revenue must be recorded, and when the Company meets the criteria to record revenue, there may be fluctuations in gross margin on an ongoing basis.

The Company recognizes revenue after applying the following five steps:

6)	Identification of the contract, or contracts, with a customer,

7)	Identification of the performance obligations in the contract, including whether they are distinct within the context of the contract

8)	Determination of the transaction price, including the constraint on variable consideration

9)	Allocation of the transaction price to the performance obligations in the contract

10)	Recognition of revenue when, or as, performance obligations are satisfied

Revenue is recognized when control of these services is transferred to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

In certain cases, the Company ships the MyoPro device to O&P providers or directly to patients pending reimbursement from third party payors. As a result of these arrangements, elements of the revenue recognition criteria have not been met upon shipment of the MyoPro. During the three and nine months ended September 30, 2019, the Company recognized revenue of approximately $164,000 from O&P providers or third-party payors for which costs related to the completion of the Company’s performance obligations were recorded in a prior period.

The Company periodically receives federally funded grants that requires us to perform research activities as specified in each respective grant. The Company is paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by the Company to perform such activities. As required under Topic 606, grant proceeds are now booked as a reduction in R&D expenses. The Company adopted the accounting standard on a modified retrospective method, and the prior comparative 2018 grant revenue has not been restated for presentation purposes. Grant revenue was previously recognized when persuasive evidence of the arrangement existed, the service had been provided and adherence to specific parameters of the awarded grant were met, the amount was fixed and determinable and collection was reasonably assured. The Company recognized the revenue on a completion of performance basis where no ongoing obligation existed, or ratably over the term if the grant of no specific performance was required. Direct costs related to these grants were reported as a component of research and development costs in the statements of operations except for reimbursable costs which were reported as a component of cost of revenue in the statement of operations.

The Company recognized approximately $10,100 and $19,100 of grant income in the three and nine months ended September 30, 2018. Direct costs related to these grants are reported as a component of research and development costs in the statements of operations except for reimbursable costs which are reported as a component of cost of revenue in the statements of operations.

Shipping and handling activities are not considered a contract performance obligation. The Company records shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.

Contract Balances

The timing of revenue recognition may differ from the timing of payment by customers. The Company records a receivable when revenue is recognized prior to payment and there is an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had an immaterial amount of deferred revenue as of September 30, 2019.

Disaggregated Revenue from Contracts with Customers

The following table presents revenue by major source:

	For the Three Months Ended September 30, 2019	For the Nine Months Ended September 30, 2019
Clinical/Medical providers	$405,914	$1,837,667
Direct to patient	200,705	479,367

Total revenue from contracts with customer	$606,619	$2,317,034

Cost of Revenue

In conjunction with the adoption of ASC 606, there are certain cases in which the Company will expense costs when incurred as required by ASC 340-40-25. In certain cases, the Company ships the MyoPro device to O&P providers, or provides the device directly to patients, pending reimbursement from third party payors. Prior to the implementation of ASC 606, the Company had been accounting for this transaction at the time of shipping to an O&P provider by leaving consigned inventory on the balance sheet until the uncertainty regarding payment had been resolved and by providing a consignment inventory reserve based upon the amounts historically collected under this program. Under ASC 340-40-25, this inventory is expensed as of the date of shipment. For clinical services by O&P providers for which they are paid a fee in conjunction with devices being sold directly to patients and billing their insurance companies directly, the cost of evaluations performed by the O&P providers are expensed as incurred as required by ASC 340-40-25, as a cost of obtaining a contract. These costs are recorded as sales and marketing expense, with the remaining costs associated with the patient expensed to cost of revenue.

The Company recorded a net decrease to opening retained earnings of approximately $123,000 as of January 1, 2019 due to the cumulative impact of adopting Topic 606.

The cumulative effect of the changes made to the Company’s consolidated balance sheet for the adoption of Topic 606 were as follows:

Selected Balance Sheet Accounts	Balance at 12/31/18	Adjustments due to ASC 2014-09	Balance at 1/1/19
Assets
Inventories, net	$256,149	$(84,635)	$171,514
Prepaid expenses and other	695,276	(38,812)	656,464

Stockholders’ Equity
Accumulated deficit	(45,289,526)	(123,447)	(45,412,973)

Net Loss per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. The Company reported a net loss for the three and nine months ended September 30, 2019 and 2018, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

Potential common shares issuable consist of the following at:

	September 30,
	2019	2018
Stock options	22,293	20,887
Restricted stock units	12,844	1,458
Restricted stock	342	1,624
Stock warrants	181,176	169,063

Total	216,655	193,032

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, or ASU 2016-02. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements. As an emerging growth company, the Company will delay adoption of ASU 2016-02 until January 1, 2020.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” The ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company has adopted this standard and the adoption of this standard did not have a material impact on its financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.” The ASU requires application of the prospective method of transition (for only the most recent interim or annual period presented in the initial fiscal year of adoption) to the new disclosure requirements for (1) changes in unrealized gains and losses included in OCI and (2) the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU also requires prospective application to any modifications to disclosures made because of the change to the requirements for the narrative description of measurement uncertainty. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on its financial statements.

Subsequent Events

The Company evaluated subsequent events through the date the financial statements were issued, and determined that, except as disclosed in Note 11 herein, there have been no subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements.

Note 4 — Inventories

Inventories consist of the following at:

	September 30, 2019	December 31, 2018
Finished goods	$35,165	$46,261
Consigned inventory	—	135,635
Parts and components	419,214	149,253

	454,379	331,149
Less: excess and obsolete inventory reserves	—	(24,000)
Less: consigned inventory reserves	—	(51,000)

Inventories, net	$454,379	$256,149

Consigned inventory represents products that have been delivered for which the Company has not met the criteria to recognize revenue. At December 31, 2018, the Company recorded consigned inventory and associated reserves for units that will not be sold based on historical experience. Consigned inventory and the associated reserves were reversed upon adoption of ASC 606 on January 1, 2019. See Note 3 – Summary of Significant Accounting Policies – Cost of Revenue.

Note 5 — Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and establishes disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices available in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

The carrying amounts of the Company’s financial instruments such as cash and cash equivalents, restricted cash, accounts receivable and accounts payable, approximate fair value due to the short-term nature of these instruments. Cash equivalents are a money market fund that limits its investments to only short-term U.S. Treasury securities and repurchase agreements related to these securities.

Cash equivalents and derivative liabilities measured at fair value on a recurring basis at September 30, 2019 were as follows:

	In Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	September 30, 2019 Total
Cash equivalents	$3,828,167	$—	$—	$3,828,167
Derivative liabilities	$—	$—	$43,942	$43,942

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the nine months ended September 30, 2019:

Common stock warrant liability
Balance – January 1, 2019	$3,661
Issuance of warrants	196,236
Change in fair value of derivative liabilities	(155,955)

Balance – September 30, 2019	$43,942

The expected stock price volatility for the Company’s common stock warrant liabilities was determined by the historical volatilities for industry peers and used an average of those volatilities. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The expected term used is the contractual life of the instrument being valued. The expected dividend yield was not considered in the valuation of the common stock liabilities as the Company has never paid, nor has the intention to pay, cash dividends.

Note 6 — Common Stock

During the nine months ended September 30, 2019, the Company completed an underwritten public offering in which it sold 151,417 shares of its common stock generating net proceeds of approximately $5,604,000. In conjunction with the offering, the Company issued to the underwriter a warrant to purchase 12,113 shares of common stock at an exercise price of $52.50 per share. The fair value of the grant was included in the net proceeds from the public offering.

During the nine months ended September 30, 2019, 330 stock options were exercised.

During the nine months ended September 30, 2019, 931 shares of restricted stock vested and 5,306 (net of 1,850 shares withheld for employee taxes) of restricted stock units vested.

Note 7 — Warrants

On June 9, 2017, the Company issued warrants for the purchase of 1,109 shares of common stock to its IPO selling agent (the “June 2017 Warrants”). The June 2017 Warrants became fully vested, exercisable on December 9, 2017 by the holder at an exercise price of $247.50 per share and have a life of five years. The June 2017 Warrants include a fundamental transaction clause which provide for the warrant holder to be paid in cash upon an event as defined in the warrant. The cash payment is to be computed using the Black-Scholes valuation model for the unexercised portion of the warrant. Accordingly, under ASC 815 Derivative and Hedging the June 2017 Warrants were deemed to be a derivative liability and are marked to market at each reporting period. On September 30, 2019 and December 31, 2018, the derivative liability was marked to its then fair value market value of approximately $300 and $3,700 respectively.

Assumptions utilized in the valuation of the June 2017 Warrant, for the nine months ended September 30, 2019, were as follows:

Risk-free interest rate	1.59%
Expected life	2.69
Expected volatility of underlying stock	66.20%
Expected dividend yield	—

On February 8, 2019, the Company issued warrants for the purchase of 12,113 shares of common stock to its February 2019 Offering selling agent (the “February 2019 Warrants”). The February 2019 Warrants are exercisable at any time after August 8, 2019 by the holder at an exercise price of $52.50 per share and have a life of four years. The warrants include a fundamental transaction clause that include transactions that may not require approval by the Company, such as a hostile tender offer. These transactions could require the Company to settle in cash upon exercise. Upon a fundamental transaction, the warrant holder would receive the equivalent securities or alternate considerations just prior to the triggering event by apportioning the exercise price among the equivalent securities. Accordingly, under ASC 815 Derivative and Hedging the warrants were deemed to be a derivative liability and marked to market at each reporting period The Company computed the fair value of the derivative liability using the Black-Scholes Option Valuation Model. The Company determined that the Binomial Lattice Model was not materially different to the Black Scholes Option Valuation Model. Accordingly, on the date of issuance the Company recorded as a derivative liability the fair value of the February 2019 Warrants of approximately $196,000 and on September 30, 2019 the derivative liability was marked to its then fair market value of approximately $43,600.

Assumptions utilized in the valuation of the February 2019 Warrant for the nine months ended September 30, 2019, were as follows:

Risk-free interest rate	1.56%
Expected life	3.36
Expected volatility of underlying stock	64.01%
Expected dividend yield	—

Note 8 — Stock Award Plans and Stock-based Compensation

Stock Option Awards

The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of its stock options. There was no income tax benefit recognized in the financial statements for share-based compensation arrangements for the nine months ended September 30, 2019 and 2018.

The assumptions underlying the calculation of grant date fair value per share are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Number of options granted	150	1,366	6,033	9,266
Weighted-average expected volatility	63.45%	60%-61%	62.56%	60%-62%
Weighted-average risk-free interest rate	1.90%	2.73%-2.78%	2.16%	2.73%-3.04%
Weighted-average expected option term (in years)	6.25	6.25	6.46	6.25-9.92
Weighted-average dividend yield	—%	—%	—%	—%
Weighted-average fair value per share of grants	$13.80	$42.90	$19.20	$60.60

The stock price volatility for the Company’s options was determined using historical volatilities for industry peers. The risk-free interest rate was derived from U.S. Treasury rates existing on the date of grant for the applicable expected option term. The expected term represents the period of time that options are expected to be outstanding. Because the Company has only very limited historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period. The expected dividend yield assumption is based on the fact that the Company has never paid, nor has any intention to pay, cash dividends.

On June 19, 2018, the Company’s shareholders and the Board of Directors approved the Myomo, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”). The number of shares of common stock available for awards under the 2018 Plan at inception was equal to 23,537 shares, which included the remaining 2,870 shares available for grant under the 2016 Plan on April 1, 2018. On January 1, 2019, the number of shares reserved and available for issuance under the 2018 Plan increased by 20,666 shares pursuant to a provision in the 2018 Plan that provides that the number of shares of common stock reserved and available for issuance under the 2018 Plan will be cumulatively increased each January 1, beginning on January 1, 2019, by 4% of the number shares of common stock outstanding on the immediately preceding December 31 or such lesser number of shares of common stock determined by management in consultation with members of the Board of Directors, including the compensation committee.

Awards of restricted stock units are often net share settled upon vesting to cover the required employee statutory withholding taxes and the remaining amount is converted into shares based upon their share-value on the date the award vests. These payments of employee withholding taxes are presented in the statements of cash flows as a financing activity.

Share-Based Compensation Expense

The Company accounts for stock awards to employees and non-employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Prior to the adoption of ASU 2018-07 Compensation – Stock Compensation Improvement to Non-Employee Share-Based Payments on January 1, 2019, options granted to consultants and other non-employees were recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options vested, and the fair value of such instruments, as adjusted, was expensed over the related vesting period.

The Company attributes the value of stock-based compensation to operations on the straight-line method such that the expense associated with awards is evenly recognized over the vesting period.

The Company recognized stock-based compensation expense related to the issuance of stock option awards to employees and non-employees, restricted stock awards to employees and directors, and restricted stock units to employees, in the statements of operations as follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Research and development	$29,100	$24,241	$94,550	$77,528
Selling, general and administrative	117,851	126,640	645,754	565,433

Total	$146,951	$150,881	$740,304	$642,961

As of September 30, 2019, there was approximately $288,600 of unrecognized compensation cost related to unvested stock options that is expected to be recognized over a weighted-average period of 2.48 years.

As of September 30, 2019, there was approximately $61,500 of unrecognized compensation cost related to unvested restricted stock awards that is expected to be recognized over a weighted-average period of 1.20 years.

As of September 30, 2019, there was approximately $323,200 unrecognized compensation expense related to unvested restricted stock units that is expected to be recognized over a weighted-average period of 1.63 years.

Note 9 — Related Party Transactions

The Company sells its products to an orthotics and prosthetics practice whose ownership includes an individual who is both a shareholder and executive officer of the Company. Sales to this related party are sold at standard list prices. During the nine months ended September 30, 2019 and 2018, revenue recognized on sales to this orthotics and prosthetics practice amounted to approximately $26,000 and $306,200, respectively. There were no amounts due from this related party at September 30, 2019 and December 31, 2018.

The Company also obtains consulting and fabrication services, reported in cost of goods sold, from the same related party. Charges for these services amounted to approximately $338,200 and $397,300 during the nine months ended September 30, 2019 and 2018, respectively. Included in accounts payable and accrued expenses at September 30, 2019 and December 31, 2018 is approximately $49,200 and $54,000, respectively, due to the related party.

Note 10 — Commitments and Contingencies

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Currently, there is no litigation against the Company.

Major Customers

For the nine months ended September 30, 2019, there were no individual customers who accounted for more than 10% of revenues.

For the nine months ended September 30, 2018, one customer accounted for approximately 23% (related party) of revenues, excluding grant income. The Company sells its products to an orthotics and prosthetics practice whose ownership includes an individual who is both a minor shareholder and employee of the Company.

At September 30, 2019, four customers accounted for approximately 24%, 19%, 19%, and 19% of accounts receivable.

At December 31, 2018, two customers accounted for approximately 20% and 16% of accounts receivable.

Note 11 — Subsequent Events

Term Loan

On October 22, 2019, the Company entered into a Term Loan with Chicago Venture Partners. Under the Term Loan, the Company received gross proceeds of $3.0 million, excluding fees and expenses. Including an original issue discount, the Company will repay the Lender $3.3 million. The Term Loan bears interest at a rate of 10% and matures 18 months from the issuance date. Monthly redemptions of up to $300,000 begin six months from the closing date, with the actual amount to be determined by the Lender. The Lender has granted the Company an option to defer up to three redemption payments. If the Company elects to defer any payments, the Company will pay the Lender a fee that is the greater of (i) $35,000, or (ii) 1%, 1.25% and 1.5% of the outstanding balance for each deferral, respectively, which shall be added to the outstanding balance. The Term Loan is secured by all of the Company’s assets, excluding intellectual property. The Company has agreed that it will not pledge its intellectual property assets to any other party for so long as the Term Loan is outstanding. Subject to the terms and conditions set forth in the Term Loan, the Company may prepay all or any portion of the outstanding balance of the Term Loan, which includes accrued but unpaid interest, as well as collections and enforcement costs, transfer, stamp, issuance and similar taxes and fees incurred under the Term Loan, at any time subject to a prepayment penalty of 15% of the amount of the outstanding balance to be repaid. For so long as the Term Loan remains outstanding, the Company has agreed to pay the Lender 50% of the gross proceeds that it receives from the sale of the Company’s common stock or other equity (excluding sales of common stock under the Company’s at market sales agreement, dated as of July 2, 2018, with B. Riley FBR Inc), which payments will be applied towards and reduce the outstanding balance of the note. The Term Loan also contains penalty provisions in an event of default. Events of default are categorized between minor events and major events, with penalties of 5% and 15% of the outstanding balance, respectively for each occurrence. Penalties can be incurred for up to three separate events of default, but are capped at 25% of the outstanding balance immediately prior to the first occurrence of an event of default. Events of default include (i) the failure to repay the Term Loan at maturity; (ii) the failure to make monthly redemption payments; (iii) the failure to make timely filings to the SEC; (iv) the failure to obtain the Lender’s prior consent to enter into a fundamental transaction, and (v) conditions of insolvency, receivership and bankruptcy filings. After the occurrence of an event of default, interest on the Term Loan will accrue at a rate of 18% per annum, or such lesser rate as permitted under applicable law. As described in the Term Loan, upon the occurrence of certain events of default, the outstanding balance will become automatically due and payable, and upon the occurrence of other events of default, the Lender may declare the outstanding balance immediately due and payable at such time or at any time thereafter. The Term Loan includes provisions for technical covenants, but no financial covenants, and the Lender has the right to consent to any additional debt financing arrangements, including convertible debt financings. In connection with the Term Loan, the Company paid its placement agent a commission equal to 6% of the gross proceeds of the Term Loan.

The Company evaluated subsequent events through the date the financial statements were issued, and determined that, except as disclosed herein, there have been no other subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements.

Amended Certificate of Incorporation and Reverse Stock Split

On January 30, 2020, the Company filed with the State of Delaware an amendment to its Eighth Amended and Restated Certificate of Incorporation for a one-for-thirty reverse split of the Company’s common stock. All share and per share information has been restated retroactively, giving effect to the reverse stock split for all periods presented. There was no change to reported net loss in any period presented.

Prospectus

551,000 Shares of Common Stock

Warrants to Purchase 551,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 551,000 Shares of Common Stock

Sole Book-Running Manager

Roth Capital Partners

Co-Manager

Dougherty & Co. LLC

February     , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the selling commissions, payable by the registrant in connection with the sale of the units, common stock and warrants being registered. All the amounts shown are estimates except the SEC registration fee, the NYSE American listing fee and the FINRA filing fee.

Total
SEC registration fee	$2,015.07
FINRA filing fee	2,828.66
NYSE American listing fee	15,000.00
Printing and engraving expenses	90,000.00
Legal fees and expenses	100,000.00
Accounting fees and expenses	55,000.00
Transfer agent and registrar fees	5,000.00
Miscellaneous	9,696.42

Total	$279,540.15

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant is entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of the Registrant, and its executive officers and directors, and indemnification of the underwriters by the Registrant for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

The Registrant maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

(1)	In June 2017, upon the closing of our initial public offering, all 87,406 shares of our then-outstanding preferred stock were automatically converted into 87,406 shares of common stock.

(2)

In June 2017, upon the closing of our initial public offering, we issued 35,181 shares of common stock upon the conversion of our outstanding convertible notes with a weighted average conversion price of $155.40 per share.

(3)	In June 2017, upon the closing of our initial public offering we issued 18,574 shares of common stock purchased at a price of $225.00 per share through our concurrent private placement.

(4)

In June 2017, we issued 133 shares of common stock to a vendor in lieu of cash payments for services rendered prior to our initial public offering. These shares were issued based upon the initial public offering price of $225.00 per share.

(5)	As of September 13, 2017, we had 47,583 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $206.70 per share:

(6)	In January 2017, we granted stock options to purchase 2,320 shares of our common stock at a weighted-average exercise price of $31.50 per share under our 2014 Stock Option and Grant Plan.

(7)	In August 2017, we granted stock options to purchase 733 shares of our common stock at an exercise price of $202.50 per share under our 2016 Equity Incentive Plan.

(8)	In August 2017, we granted 1,550 shares of restricted stock under our 2016 Plan.

(9)

From January 1, 2017 through August 30, 2017, we issued and sold an aggregate of 2,664 shares of our common stock to employees, former employees and consultants at a weighted-average exercise price of $10.20 per share pursuant to exercises of options granted under our 2004 Stock Option and Incentive Plan and our 2014 Stock Option and Grant Plan.

(10)	In November 2017, we issued 6,450 shares of common stock in satisfaction of promissory notes held by one accredited investor.

We deemed the offer, sale and issuance of the securities described in paragraphs (3), (4), (8) and (10) above to be exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, regarding transactions by an issuer not involving a public offering. All purchasers of securities in the transactions described in paragraphs (3) and (4) above provided standard representations for investors in an exempt offering, including that they (i) were accredited investors, (ii) were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, (iii) could bear the risks of the investment and (iv) could hold the securities for an indefinite period of time. The purchasers of the transactions described in paragraphs (3) and (4) above received written disclosures from us that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants and exercises of stock options described in paragraphs (6), (7) and (9) above as exempt pursuant to Section 4(a)(2) of the Securities Act or to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act which provides an exemption from registration for offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

All certificates representing the securities issued in the transactions described in this Item 2 included legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 2.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown in either the financial statements or the notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)

The Registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)

For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

PART III — EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement

3.1	Eighth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.3 contained in the Registrant’s Form 1-A filed on January 6, 2017)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.4 contained in the Registrant’s Form 1-A filed on January 6, 2017)

4.1	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.1 in the Registrant’s From S-1/A filed on November 15, 2017)

4.2*	Form of Investor Warrant in connection with this offering

4.2.1*	Form of Pre-funded Warrant in connection with this offering

4.2.2*	Form of Underwriter’s Warrant in connection with this offering

4.3	Form of Private Placement Warrant (incorporated by reference to Exhibit 3.2 contained in the Registrant’s Form 10-Q filed on August 14, 2017)

4.4	Form of Warrant issued in connection with 8% Convertible Promissory Notes, dated December 2015 (incorporated by reference to Exhibit 3.3 contained in the Registrant’s Form 1-A filed on January 6, 2017)

4.5	Form of Warrant issued in connection with 8% Bridge Convertible Promissory Notes, dated June 2016 (incorporated by reference to Exhibit 4.5 contained in the Registrant’s Form S-1 filed on October 20, 2017)

5.1	Opinion of Goodwin Procter LLP (filed herewith)

10.1+	2004 Stock Option and Incentive Plan and form of award agreements (incorporated by reference to Exhibit 6.1 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.2+	2014 Stock Option and Grant Plan and form of award agreements (incorporated by reference to Exhibit 6.2 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.3+	2016 Equity Incentive Plan (to be effective upon closing of this Offering) and form of award agreements (incorporated by reference to Exhibit 6.3 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.4	Form of MLSC 10% Promissory Notes (incorporated by reference to Exhibit 6.4 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.5	Form of 8% Convertible Promissory Notes, dated December 2015 (incorporated by reference to Exhibit 6.5 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.6	Form of Amended and Restated Shareholder 10% Promissory Note date September 1, 2015 (incorporated by reference to Exhibit 10.6 contained in the Registrant’s Form S-1 filed on October 20, 2017)

10.7	Form of Amended Shareholder 10% Promissory Note dated June 29, 2016 (incorporated by reference to Exhibit 10.7 contained in the Registrant’s Form S-1 filed on October 20, 2017)

10.8	Form of Amended Shareholder 10% Promissory Note dated May 23, 2017 (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 10-Q filed on August 14, 2017)

10.9	Form of 8% Bridge Convertible Promissory Notes, dated June 2016 (incorporated by reference to Exhibit 6.7 contained in the Registrant’s Form 1-A filed on January 6, 2017)

III-1

Exhibit No.	Exhibit Description

10.10	License Agreement between the Company and the Massachusetts Institute of Technology, dated October 30, 2006 (incorporated by reference to Exhibit 6.18 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.11	First Amendment to the License Agreement between the Company and the Massachusetts Institute of Technology, dated May 5, 2010 (incorporated by reference to Exhibit 6.19 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.12	GRE Fabrication Agreement, effective as of September 1, 2012 (incorporated by reference to Exhibit 6.20 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.13+	Form of Indemnification Agreement (incorporated by reference to Exhibit 6.21 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.14	Waiver to License Agreement between the Company and the Massachusetts Institute of Technology, dated November 15, 2016 (incorporated by reference to Exhibit 6.22 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.15**	Supply and Distribution Agreement between the Company and Ottobock (incorporated by reference to Exhibit 6.23 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.16+	Employment Agreement between the Company and Paul R. Gudonis, dated December 23, 2016 (incorporated by reference to Exhibit 6.24 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.17+	Employment Agreement between the Company and Jonathan Naft, dated December 23, 2016 (incorporated by reference to Exhibit 6.25 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.18+	Employment Agreement between the Company and Ralph Goldwasser, dated December 23, 2016 (incorporated by reference to Exhibit 6.27 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.19**	Reseller Agreement with Össur Americas Inc., dated January 21, 2015 (incorporated by reference to Exhibit 6.28 contained in the Registrant’s Form 1-A filed on January 6, 2017)

10.20**	Letter for Renewal of Reseller Agreement from Össur Americas Inc., dated December 28, 2015 (incorporated by reference to Exhibit 6.29 contained in the Registrant’s Form 1-A filed on January 6, 2017

10.21+	Transition and Consulting Agreement, dated February 6, 2019, by and between the Company and Ralph Goldwasser (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K file on February 6, 2019)

10.22+	Employment Agreement, dated February 6, 2019, by and between the Company and David Henry (incorporated by reference to Exhibit 10.2 contained in the Registrant’s Form 8-K file on February 6, 2019)

10.23+	Amendment to Consulting Agreement, dated May 20, 2019, between the Company and Ralph Goldwasser (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K filed on May 22, 2019)

10.24	Form of Amended MLSC 7% Promissory Note dated June 6, 2017 (incorporated by reference to Exhibit 10.2 contained in the Registrant’s Form 10-Q filed on August 14, 2017)

10.25	Form of Amended Shareholder 10% Promissory Note dated November 13, 2017 (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K filed on November 14, 2017)

III-2

Exhibit No.	Exhibit Description

10.26	Note Purchase Agreement between the Company and Iliad Research and Trading, L.P. dated October 22, 2019 (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K filed on October 23, 2019)

10.27	Secured Promissory Note from the Company to Iliad Research and Trading, L.P. dated October 22, 2019 (incorporated by reference to Exhibit 10.2 contained in the Registrant’s Form 8-K filed on October 23, 2019)

10.28	Security Agreement between the Company and Iliad Research and Trading, L.P. dated October 22, 2019 (incorporated by reference to Exhibit 10.3 contained in the Registrant’s Form 8-K filed on October 23, 2019)

10.29	Employment Agreement Amendment 1, dated December 13, 2019, by and between the Company and Paul R. Gudonis (incorporated by reference to Exhibit 10.1 contained in the Registrant’s Form 8-K filed on December 18, 2019)

23.1	Consent of Marcum LLP (filed herewith)

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

+	Management contract or compensatory arrangement.
*	Previously filed.
**

Portions of this exhibit containing confidential information have been omitted pursuant to a confidential treatment order granted by the SEC pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “[*]” and has been filed separately with the SEC.

III-3

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on February 7, 2020.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President

This registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul R. Gudonis		Dated: February 7, 2020
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ David A. Henry		Dated: February 7, 2020
Name:	David A. Henry
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*		Dated: February 7, 2020
Name:	Thomas A. Crowley, Jr.
Title:	Director

*		Dated: February 7, 2020
Name:	Thomas F. Kirk
Title:	Director

*		Dated: February 7, 2020
Name:	Amy Knapp
Title:	Director

* By Paul R. Gudonis

Attorney-in-fact

III-4